UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

☑	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Eddie Bauer Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies: Eddie Bauer Holdings, Inc. common stock, par value $0.01 per share (“Common Stock”)

	2)	Aggregate number of securities to which transaction applies: 30,020,662 shares of Common Stock and 591,818 shares of Common Stock issuable in connection with restricted stock units (“RSUs”), for a total of 30,612,480 shares of Common Stock

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the sum of (A) the product of 30,020,662 shares of Common Stock and $9.25 and (B) the product of 591,818 RSUs and $9.25. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction: $283,165,440

5)	Total fee paid: $30,299

☐	Fee paid previously with written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Copy — Subject to Completion

[EB LOGO]

EDDIE BAUER HOLDINGS, INC.
15010 NE 36th Street
Redmond, Washington 98052

          , 200
Dear Eddie Bauer Stockholder:

You are cordially invited to attend a special meeting of stockholders of Eddie Bauer Holdings, Inc. (“Eddie Bauer”) to be held at     :00 a.m., [Pacific] Time, on [day],          , 2007, at [location of special meeting].

At the special meeting you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of November 13, 2006 (the “Merger Agreement”), pursuant to which Eddie B Holding Corp., a Delaware corporation, has agreed to acquire Eddie Bauer in a cash merger. Eddie B Holding Corp. is a new corporation formed for this purpose by affiliates of Sun Capital Partners, Inc. and Golden Gate Capital. If Eddie Bauer’s stockholders adopt the Merger Agreement and the merger is completed, you will receive $9.25 in cash, without interest, for each share of Eddie Bauer common stock you own (unless you have properly exercised your appraisal rights with respect to the merger).

Your Board of Directors has unanimously determined that the Merger Agreement is advisable and in the best interests of Eddie Bauer’s stockholders, has approved and adopted the Merger Agreement and recommends that you vote “FOR” the adoption of the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You also may obtain more information about Eddie Bauer from documents we have filed with the Securities and Exchange Commission.

Your Board of Directors has fixed the close of business on          , 200  as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Whether or not you plan to attend the special meeting, please fill in, date, sign and return the enclosed proxy which is solicited by, and on behalf of, the Board of Directors. The failure to vote has the same effect as a vote against the adoption of the Merger Agreement.

Thank you for your cooperation and continued support.

Sincerely,

William T. End
Chairman of the Board of Directors

Redmond, Washington

THIS PROXY STATEMENT IS DATED          , 200  , AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT          , 200  .

EDDIE BAUER HOLDINGS, INC.
15010 NE 36th Street
Redmond, Washington 98052

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Redmond, Washington          , 200

To the Stockholders of:

EDDIE BAUER HOLDINGS, INC.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Eddie Bauer Holdings, Inc., a Delaware corporation (“Eddie Bauer”), will be held at     :00 a.m., [Pacific] Time, on [day],          , 2007, at [location], for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 2006 (the “Merger Agreement”), by and among Eddie Bauer, Eddie B Holding Corp., a Delaware corporation (“Parent”), and Eddie B Integrated, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Eddie Bauer, with Eddie Bauer continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent, and each share of common stock of Eddie Bauer, other than those shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $9.25 in cash without interest.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on          , 200  , are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, you are urged to vote your shares by marking, signing, dating and returning the proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. The failure to vote has the same effect as a vote against the adoption of the Merger Agreement. Any stockholder attending the special meeting may vote in person even if the stockholder has returned a proxy card.

Eddie Bauer’s stockholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix D to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement.

By Order of the Board of Directors

Shelley Milano
Senior Vice President, General
Counsel and Secretary

Please do not send your stock certificates at this time. If the Merger Agreement is adopted, you will be sent instructions regarding the surrender of your stock certificates.

i

ii

SUMMARY

This summary highlights selected information from the proxy statement and may not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the Merger. The Merger Agreement is attached as Appendix A to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the Merger. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, the terms “Eddie Bauer,” “we,” “our,” “ours,” and “us” refer to Eddie Bauer Holdings, Inc.

THE MERGER (PAGE 11)

You are being asked to vote to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 13, 2006, by and among Eddie Bauer, Eddie B Holding Corp. (“Parent”), and Eddie Bauer Integrated, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that Merger Sub will be merged with and into Eddie Bauer, and each outstanding share of the common stock, par value $0.01 per share, of Eddie Bauer (“Eddie Bauer common stock”) (other than shares held in the treasury of Eddie Bauer or by Parent or Merger Sub and other than shares held by a stockholder who properly demands statutory appraisal rights), will be converted into the right to receive $9.25 in cash, without interest. For example, if you own 100 shares of our common stock, you will receive $925.00 in cash in exchange for your Eddie Bauer shares.

PARTIES TO THE MERGER (PAGE 9)

Eddie Bauer Holdings, Inc.

Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Our primary target customers are women and men who are 30-54 years old with an average annual household income of at least $75,000, who we believe have an emotional connection with the outdoors. Founded in 1920, Eddie Bauer has an established reputation in outdoor apparel, particularly the outerwear market, and was ranked as the number three outerwear brand in a survey conducted by Women’s Wear Daily in July 2006. The address of Eddie Bauer is 15010 NE 36th Street, Redmond, Washington 98052 and the telephone number is (425) 755-6544.

Eddie B Holding Corp.

Parent is a newly formed corporation owned by affiliates of Sun Capital Partners, Inc. (“Sun Capital”) and Golden Gate Capital (“Golden Gate”). Parent was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Affiliates of Sun Capital and Golden Gate are active investors in the retail and consumer products industries. Among Sun Capital’s current affiliated portfolio companies are Mervyn’s, Shopko Stores, Lillian Vernon, Marsh Supermarkets, Anchor Blue Retail Group, Dim Branded Apparel and Most. Among Golden Gate’s current investments is Catalog Holdings, a direct marketer of women’s apparel whose brands include Spiegel, Newport News, Appleseed’s, Norm Thompson, Drapers & Damons, Venus and Haband, among other titles. Other consumer products investments include Herbalife, Neways and Leiner Health Products. The address of Parent is c/o Golden Gate Capital, One Embarcadero Center, Suite 3300, San Francisco, CA 94111 and at c/o Sun Capital Partners, Inc., 375 Park Avenue, Suite 1302, New York, NY 10153 and the telephone numbers are (415) 627-4500 and (212) 588-9156, respectively.

Eddie B Integrated, Inc.

Merger Sub is a Delaware corporation wholly-owned by Parent. Merger Sub was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. The address of Merger Sub is c/o Golden Gate Capital, One Embarcadero Center, Suite 3300, San Francisco, CA 94111 and at c/o Sun Capital Partners, Inc., 375 Park Avenue, Suite 1302, New York, NY 10153 and the telephone numbers are (415) 627-4500 and (212) 588-9156, respectively.

THE SPECIAL MEETING (PAGE 10)

•	Place, Date and Time. The special meeting will be held at :00 a.m., [Pacific] Time, on , , 2007, at [location].

•	What Vote is Required for Adoption of the Merger Agreement. The adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of Eddie Bauer common stock entitled to vote thereon. The failure to vote has the same effect as a vote against adoption of the Merger Agreement.

•	Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Eddie Bauer common stock you own of record as of , 200 , which is the record date for the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on , 200 , there were shares of Eddie Bauer common stock outstanding held by approximately holders of record.

•	Procedure for Voting. You can vote your shares by attending the special meeting and voting in person or by signing and mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of Eddie Bauer in writing, or deliver a new proxy dated after the date of the proxy being revoked, before your Eddie Bauer common stock has been voted at the special meeting, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

EFFECTIVE TIME OF THE MERGER (PAGE 40)

We are working to complete the Merger as soon as possible, and we anticipate completing the merger during the first quarter of 2007, subject to receipt of stockholder approval and satisfaction of the closing conditions under the Merger Agreement, including the conditions described below under “The Merger Agreement — Conditions to the Merger.”

BOARD RECOMMENDATION (PAGE 20)

After careful consideration, Eddie Bauer’s Board of Directors (the “Board of Directors”), by unanimous vote:

•	has determined that the Merger Agreement is advisable;

•	has approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommends that Eddie Bauer’s stockholders vote “FOR” the adoption of the Merger Agreement.

FAIRNESS OPINIONS (PAGE 24)

Goldman, Sachs & Co. (“Goldman Sachs”) and William Blair & Company, L.L.C. (“William Blair”) each delivered its opinion to the Board of Directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the $9.25 per share in cash to be received by the holders of the outstanding shares of Eddie Bauer common stock pursuant to the Merger Agreement was fair from a financial point of view to those holders.

The full text of the written opinions of Goldman Sachs, dated November 13, 2006, and William Blair, dated November 13, 2006, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions are attached as Appendix B and Appendix C, respectively, to this proxy statement. Goldman Sachs and William Blair provided their opinions for the information and assistance of the Board of Directors in connection with its consideration of the Merger. These opinions are not a recommendation as to how any holder of Eddie Bauer common stock should vote with respect to the Merger.

TREATMENT OF RESTRICTED STOCK UNITS AND STOCK OPTIONS (PAGE 41)

Eddie Bauer Restricted Stock Units and Stock Options

At the effective time of the Merger, each outstanding option to buy shares of Eddie Bauer common stock and restricted stock unit granted under Eddie Bauer’s stock incentive plan, whether or not vested and exercisable, will be canceled. The holder of each restricted stock unit will be entitled to receive from the surviving corporation as soon as practicable (but in no event more than three business days) after the Merger an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of Eddie Bauer common stock underlying the restricted stock units as of the effective time of the Merger, multiplied by

•	$9.25.

•	As of the date of this proxy statement the exercise price of each outstanding option to buy shares of Eddie Bauer common stock is above $9.25 per share. As a result, no payments will be made to holders of outstanding options to buy shares of Eddie Bauer common stock in connection with the Merger.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 20)

In considering the recommendation of the Board of Directors with respect to the Merger, you should be aware that some of Eddie Bauer’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below under “The Merger — Interests of Eddie Bauer’s Directors and Executive Officers in the Merger.” The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS (PAGE 56)

As of November 22, 2006, the directors and executive officers of Eddie Bauer owned less than 1% of the shares of Eddie Bauer common stock entitled to vote at the special meeting.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 38)

The Merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Eddie Bauer common stock generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the Merger and your tax basis in your shares of Eddie Bauer common stock. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

PROCEDURE FOR RECEIVING MERGER CONSIDERATION (PAGE 41)

Parent will appoint a paying agent reasonably acceptable to us to coordinate the payment of the cash Merger consideration following the Merger. Promptly after the effective time of the Merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your Eddie Bauer common stock certificates in exchange for the Merger consideration. Please do not send in your stock certificates now.

NO SOLICITATION OF ALTERNATIVE PROPOSALS (PAGE 47)

The Merger Agreement contains certain restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Eddie Bauer. Notwithstanding these restrictions, under certain circumstances, the Board of Directors may (i) respond to an unsolicited bona fide written proposal for an alternative acquisition and (ii) enter into an agreement with respect to a superior proposal (in which case Eddie Bauer will be required to pay Parent an $8,000,000 termination fee and reimburse Parent for certain expenses up to $5,000,000).

CONDITIONS TO COMPLETING THE MERGER (PAGE 50)

Before we can complete the Merger, a number of conditions must be satisfied. These conditions include:

•	adoption of the Merger Agreement by our stockholders;

•	no governmental entity of competent jurisdiction having enacted any statute, rule or regulation, or issued any judgment, order, writ, decree or injunction, that precludes, restrains, enjoins or prohibits the completion of the Merger;

•	the obtaining of any required approvals, to the extent a failure to obtain such approval would be a violation of law and subject the respective entity to material fines or other material consequences, pursuant to the German Act Against Restraints of Competition, or the expiration of any waiting periods thereunder without the addition of any material adverse conditions or obligations;

•	the performance (subject to various materiality qualifications) by all parties to the Merger Agreement of their respective agreements and covenants in the Merger Agreement, and the representations and warranties of Eddie Bauer, Parent and Merger Sub in the Merger Agreement being true and correct, subject to various materiality qualifications;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	no governmental entity having initiated any proceeding or investigation seeking to prevent the completion of the Merger; and

•	holders of no more than 15% of the outstanding shares of Eddie Bauer common stock having exercised (and not withdrawn or failed to perfect) appraisal rights under Delaware law.

TERMINATION OF THE MERGER AGREEMENT (PAGE 52)

Eddie Bauer and Parent can mutually agree to terminate the Merger Agreement without completing the Merger, even if our stockholders have adopted the Merger Agreement. The Merger Agreement may also be terminated in certain other circumstances, including:

•	by either Parent or Eddie Bauer, if:

•	any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action is final and non-appealable;

•	the closing has not occurred on or before March 15, 2007, except that under certain conditions such date will be extended to April 29, 2007 (the “Termination Date”); provided that the right to terminate the Merger Agreement pursuant to this section will generally not be available to a party seeking to terminate if any action (or inaction) of such party caused the failure of the closing to occur prior to the Termination Date, and such action (or inaction) constituted a material breach of the Merger Agreement;

•	any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Merger;

•	our stockholders do not adopt the Merger Agreement at the special meeting or any postponement or adjournment thereof;

•	there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement such that the closing conditions would not be satisfied and such breach has not been cured within 30 days following notice by the terminating party or cannot be cured by the Termination Date; provided that there is no cure period for the breach by Eddie Bauer of certain covenants and guaranties related to the its non-solicitation obligation, and its obligations related to the proxy statement and stockholders’ meeting.

•	any of the financing committed to Parent is withdrawn and, in the event of a proposed termination by Eddie Bauer, is not replaced within five business days;

•	by Eddie Bauer, if the Board of Directors approves a superior proposal in accordance with the terms of the Merger Agreement; and

•	by Parent, if the Board of Directors (i) withdraws or modifies in a manner adverse to Parent its recommendation that Eddie Bauer’s stockholders adopt the Merger Agreement, (ii) upon the request of Parent, fails, within five business days of Parent’s written request, to reaffirm its recommendation of the Merger, or (iii) recommends to stockholders an alternative proposal or superior proposal, or Eddie Bauer enters into a any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement) with respect thereto.

TERMINATION FEES AND EXPENSES (PAGE 53)

We will be required to pay Parent a termination fee of $8,000,000 and reimburse Parent for certain expenses not to exceed $5,000,000 if the Merger Agreement is terminated under certain circumstances (or reimburse Parent for certain expenses not to exceed $5,000,000 if the Merger Agreement is terminated under certain other circumstances), and Parent will be required to pay us a termination fee of $12,150,000, $20,000,000 or $30,000,000, depending upon the timing of such termination, if the Merger Agreement is terminated under certain other circumstances.

THE COMPANY’S STOCK PRICE (PAGE 54)

Eddie Bauer common stock has traded on The NASDAQ Stock Market under the trading symbol “EBHI” since October 12, 2006 and prior to that date had been traded over-the-counter since June 3, 2005. On May 24, 2006, which was the trading day immediately prior to the date on which we announced that the Board of Directors was exploring possible strategic alternatives for Eddie Bauer to enhance stockholder value, Eddie Bauer common stock closed at $12.75 per share. On November 10, 2006, which was the last trading day before we announced the Merger Agreement, the Eddie Bauer common stock closed at $8.85 per share. On          , 200  , which was the last trading day before this proxy statement was printed, the closing price per share of Eddie Bauer common stock was $     .

APPRAISAL RIGHTS (PAGE 58)

The Delaware General Corporation Law (“DGCL”) provides you with appraisal rights in the Merger. This means that if you are not satisfied with the amount you are receiving in the Merger, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the Merger. To exercise your appraisal rights, you must deliver a written demand for appraisal to Eddie Bauer before the Merger Agreement is voted on at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

QUESTIONS

If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

QUESTIONS AND ANSWERS ABOUT THE
SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Eddie Bauer. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at :00 a.m., [Pacific] Time, on , , 2007, at [location].

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to adopt the Merger Agreement;

• to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement; and

• to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What vote of our stockholders is required to adopt the Merger Agreement?

A:	For us to complete the Merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the Merger Agreement.

Q:	How do Eddie Bauer’s directors and executive officers intend to vote?

A:	Our directors and executive officers have informed us that they currently intend to vote all of their shares of Eddie Bauer common stock for the adoption of the Merger Agreement.

Q:	What vote is required from Eddie Bauer’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Eddie Bauer common stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Eddie Bauer. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation. We will pay Innisfree M&A Incorporated approximately plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Eddie Bauer common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	How does Eddie Bauer’s Board of Directors recommend that I vote?

A:	Our Board of Directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adoption of the adjournment proposal. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our Board of Directors considered in deciding to recommend the adoption of the Merger Agreement.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on , 200 , are entitled to receive notice of the special meeting and to vote the shares of our common stock that they hold on that record date at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in street name, you must get a proxy from your broker or bank to attend the special meeting and vote.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its appendices, and to consider how the Merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by marking, signing, dating and mailing the enclosed proxy card and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the Merger.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Eddie Bauer in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as soon as possible, and we anticipate that it will be completed in the first quarter of 2007, subject to receipt of stockholder approval and satisfaction of the other closing conditions under the Merger Agreement. See “The Merger Agreement — Conditions to the Merger.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the Merger consideration. You should use the letter of transmittal to exchange stock certificates for the Merger consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. See “Material U.S. Federal Income Tax Consequences.”

Q:	Am I entitled to appraisal rights?

A:	Yes. If you are a stockholder who objects to the Merger, and if you comply with the required procedures under Delaware law, you will be entitled to appraisal rights under Delaware law. See “Appraisal Rights.”

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please call our proxy solicitor Innisfree M&A Incorporated, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. There are “forward looking” statements throughout this proxy statement, including, among others, under the headings “Questions and Answers About the Special Meeting and the Merger,” “Summary,” “The Merger,” “Opinion of Eddie Bauer’s Financial Advisors” and “Regulatory Approvals” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Eddie Bauer. These forward-looking statements speak only as of the date on which the statements were made.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the timing of, and regulatory and other conditions associated with, the completion of the Merger;

•	volatility in the stock markets;

•	proposed store openings and closings;

•	proposed capital expenditures;

•	projected financing requirements;

•	proposed developmental projects;

•	projected sales and earnings, and Eddie Bauer’s ability to maintain selling margins;

•	general economic conditions;

•	consumer demand;

•	consumer preferences;

•	weather patterns;

•	competitive factors, including pricing and promotional activities of major competitors;

•	the availability of desirable store locations on suitable terms;

•	the availability, selection and purchasing of attractive merchandise on favorable terms;

•	import risks;

•	Eddie Bauer’s ability to control costs and expenses;

•	unforeseen computer related problems;

•	any unforeseen material loss or casualty;

•	the effect of inflation; and

•	other factors that may be described in Eddie Bauer’s filings with the Securities and Exchange Commission (the “SEC”).

The internal financial information that Eddie Bauer provided to Goldman Sachs and William Blair in connection with their opinions described below under “Opinions of Eddie Bauer’s Financial Advisors” was prepared by Eddie Bauer’s management. As a matter of policy, Eddie Bauer does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Goldman Sachs and William Blair in connection with their opinions, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and many of which are beyond the control of Eddie Bauer, including, without limitation, factors related to general economic, business, regulatory and competitive conditions. They involve significant elements of subjective judgment which may or may not be correct. Accordingly, actual results can be expected to vary from those set forth in or implied by such forecasts, projections and estimates, and such variations may be material.

THE PARTIES TO THE MERGER

Eddie Bauer Holdings, Inc.

Eddie Bauer is a Delaware corporation with its principal executive offices at 15010 NE 36th Street, Redmond, Washington 98052. Eddie Bauer’s telephone number is (425) 755-6544.

Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Our primary target customers are women and men who are 30-54 years old with an average annual household income of at least $75,000, who we believe have an emotional connection with the outdoors. Founded in 1920, Eddie Bauer has an established reputation in outdoor apparel, particularly the outerwear market, and was ranked as the number three outerwear brand in a survey conducted by Women’s Wear Daily in July 2006.

Eddie B Holding Corp.

Parent is a newly formed corporation owned by affiliates of Sun Capital and Golden Gate. Parent’s offices are located at c/o Golden Gate Capital, One Embarcadero Center, Suite 3300, San Francisco, CA 94111 and at c/o Sun Capital Partners, Inc., 375 Park Avenue, Suite 1302, New York, NY 10153 and the telephone numbers are (415) 627-4500 and (212) 588-9156, respectively. Parent was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Affiliates of Sun Capital and Golden Gate are active investors in the retail and consumer products industries. Among Sun Capital’s current affiliated portfolio companies are Mervyn’s, Shopko Stores, Lillian Vernon, Marsh Supermarkets, Anchor Blue Retail Group, Dim Branded Apparel and Most. Among Golden Gate’s current investments is Catalog Holdings, a direct marketer of women’s apparel whose brands include Spiegel, Newport News, Appleseed’s, Norm Thompson, Drapers & Damons, Venus and Haband, among other titles. Other consumer products investments include Herbalife, Neways and Leiner Health Products.

Eddie B Integrated, Inc.

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub’s principal executive offices are located at c/o Golden Gate Capital, One Embarcadero Center, Suite 3300, San Francisco, CA 94111 and at c/o Sun Capital Partners, Inc., 375 Park Avenue, Suite 1302, New York, NY 10153 and the telephone numbers are (415) 627-4500 and (212) 588-9156, respectively. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into Eddie Bauer. Eddie Bauer will survive the Merger and Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The special meeting will be held at     :00 a.m. [Pacific] Time, on          ,          , 2007, at [location]. The purpose of the special meeting is to consider and vote on the proposal to adopt the Merger Agreement, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

Who Can Vote at the Special Meeting

The holders of record of Eddie Bauer common stock as of the close of business on          , 200  , which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were           shares of Eddie Bauer common stock outstanding held by approximately           holders of record.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Eddie Bauer common stock entitled to vote. Each share of Eddie Bauer common stock is entitled to one vote. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Under the NASDAQ Stock Market rules, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” adoption of the Merger Agreement.

The holders of a majority of the outstanding shares of Eddie Bauer common stock entitled to vote as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the transaction of business at the special meeting, because the meeting is not lawfully called or convened. However, if a new record date is set for an adjourned meeting or if the adjournment is for more than 30 days, then a new quorum will have to be established.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of Eddie Bauer common stock present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST, or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of Eddie Bauer common stock present or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Voting by Proxy

This proxy solicitation is being made and paid for by Eddie Bauer on behalf of its Board of Directors. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation. We will pay Innisfree M&A Incorporated approximately           plus out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Eddie Bauer common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Innisfree M&A Incorporated against any losses arising out of that firm’s proxy solicitation services on our behalf.

This proxy statement is being sent to you on behalf of the Board of Directors for the purpose of requesting that you allow your shares of Eddie Bauer common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Eddie Bauer common stock represented at the meeting by proxies voted by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board of Directors.

The Board recommends a vote “FOR” adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. Eddie Bauer does not know of any matter to be presented at the meeting other than the proposal to adopt the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Secretary of Eddie Bauer in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

If your Eddie Bauer common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

THE MERGER

The discussion of the Merger in this proxy statement is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A. You should read the Merger Agreement in its entirety.

Background of the Merger

In March 2003, the Spiegel Group, together with 19 of its subsidiaries and affiliates, including our principal operating subsidiary, filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Pursuant to a Plan of Reorganization that became effective on June 21, 2005, Eddie Bauer emerged from bankruptcy as a stand-alone publicly owned company.

On December 15, 2005, Eddie Bauer filed a registration statement on Form 10 with the SEC. On January 25, 2006, we announced that we had submitted a request to withdraw the Form 10 as a result of discovering errors in the financial statements included in the filing. We filed a new Form 10 with the SEC on May 1, 2006, which was amended on June 27, 2006, and again on October 2, 2006.

In August 2005, we launched a significantly redesigned product line for Fall/Holiday 2005 in an attempt to revitalize the Eddie Bauer brand. This effort followed several shifts in the company’s branding and merchandising strategy over the course of the previous decade. The results from the Fall/Holiday 2005 roll-out were disappointing, and we experienced declines in net merchandise sales and comparable store sales (continuing the trend of seven years of declining comparable store sales), when compared to prior periods, in the third and fourth quarters of 2005 and the first quarter of 2006. At a meeting of the Board of Directors on February 16 and 17, 2006, the Board engaged in a comprehensive strategic review of the Eddie Bauer business. Among the items discussed by the Board of Directors and management were the following: (i) the decline in the company’s net merchandise sales from approximately $1.6 billion in 2000 to approximately $1.0 billion in 2005; (ii) the decline in comparable same store sales in 20 of the previous 24 quarters; (iii) the decline in sales per square foot in the company’s stores by approximately 40% since 1996; (iv) the reasons for the disappointing Fall/Holiday 2005 results; and (v) strategies for revitalizing the Eddie Bauer brand.

As a result of our disappointing financial performance, during April 2006, it was necessary for us to negotiate amendments to certain financial covenants in our loan agreements. Upon emergence from bankruptcy in June 2005, Eddie Bauer had $300 million in term debt incurred to repay Spiegel Group creditors in the bankruptcy, a revolving credit facility under which it could borrow up to $150 million in accordance with a borrowing base formula, and approximately $425 million of net tangible assets, substantially all of which were encumbered by liens to secure repayment of the term loan and revolving credit facility. These loan agreements contain covenants that have required us to limit our capital expenditures and discretionary marketing activities, which have impeded our ability to implement our turnaround strategy and invest in our brand.

At a meeting of the Board of Directors on May 3, 2006, the Board of Directors received a presentation from representatives of Goldman Sachs regarding the mergers and acquisitions market in the retail industry and the interest potential buyers may have in Eddie Bauer. The Board of Directors also generally discussed with management the year-to-date 2006 operational results of the company, the prospects of Eddie Bauer’s business plan and the potential to improve the company’s performance in light of the negative quarterly comparable store sales performance over the previous six years. More specifically, the items discussed by the Board and management included: (i) the status of our turnaround plan, including reports that financial results continued to be disappointing and below internally prepared budgets (e.g., reports of a decline of approximately 37% in our estimated 2006 earnings before interest, taxes, depreciation and amortization (“EBITDA”) when compared to our initial 2006 budget), and the risks related to the implementation of the turnaround plan; (ii) the estimated timing of the turnaround plan and the expectation that a significant improvement in our EBITDA would likely not occur for approximately 12 to 18 months due to the significant nature of the turnaround effort and the uncertainty as to whether a turnaround could be implemented; (iii) the need for significant capital expenditures to, among other things, upgrade our systems and the limited ability to invest in such systems under our debt agreements, (iv) the necessity to recruit and hire additional management personnel for a number of vacant positions including a chief operating officer, chief marketing officer and vice presidents of human resources, creative services and direct, the ability to attract qualified candidates in light of our deteriorating financial performance and uncertain future and the anticipated costs in terms of salary, bonuses, incentive compensation, including the potential for stockholder dilution in connection with such hiring; and (v) that our deteriorating financial performance had resulted in the necessity of obtaining amendments to the covenants in our loan agreements and the likelihood that we would be required to either renegotiate or refinance the agreements in early 2007, along with the probability that any such refinancing could result in significant dilution to existing stockholders.

During this meeting, the Board of Directors and management discussed the turnaround plan and the company’s budget for the third and fourth quarters of 2006. During these conversations management expressed its concern that the turnaround strategy would require more financial and human resources than were available and that there was a risk that our EBITDA budget for the third and fourth quarters would not be met. At the conclusion of the discussions at the May 3, 2006 meeting, the Board of Directors approved a proposal to review strategic options to enhance stockholder value, including the exploration of a sale of the company. The Board of Directors did not approve this proposal in response to any expression of interest, proposal or offer by any party to acquire Eddie Bauer or any of our shares or assets. Additionally, Board members John C. Brouillard, William T. End, Laurie M. Shahon and Stephen E. Watson were appointed to a special committee (the “Special Committee”) to oversee the process, engage an investment banking firm as a financial advisor to the company and report to the entire Board of Directors with respect to the process.

On May 17, 2006, members of our executive management team met with representatives from Goldman Sachs and Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), our outside legal counsel, regarding structuring the potential sale process.

On May 22, 2006, the Special Committee held a meeting. Also present at the meeting were company management and representatives of Akin Gump. Management presented a schedule entitled “Sale Process and Timeline” to the Special Committee. Akin Gump made a presentation to the Special Committee regarding its fiduciary obligations with respect to a potential sale of Eddie Bauer and the standard of care that must be satisfied under Delaware law to meet those obligations. At this meeting the Special Committee authorized the retention of Goldman Sachs as Eddie Bauer’s financial advisor in connection with the Board’s review of the company’s strategic options.

On May 25, 2006, Eddie Bauer issued a press release announcing that it intended to explore strategic alternatives to increase stockholder value, including a possible sale of the company. The release stated that we had retained Goldman Sachs as our financial advisor to assist in the process and that there could be no assurance that any transaction would occur or as to the timing of any potential sale.

On June 23, 2006, the Board of Directors approved amendments to our change in control plan to include divisional vice presidents within the plan, which had been previously approved by the Compensation Committee of the Board of Directors at a meeting on May 23, 2006. The Compensation Committee of the Board of Directors had also approved the award of project bonuses to certain employees. In approving the amendments to the change in control plan and the project bonuses, the Board of Directors and the Compensation Committee considered, among other things, the increased likelihood that key employees would leave the company following the May 25, 2006 press release that Eddie Bauer intended to explore strategic alternatives and the importance of retaining key personnel during this process. For a discussion of our change in control plan and the project bonuses that were awarded, see “The Merger — Interests of Eddie Bauer’s Directors and Executive Officers in the Merger.”

Throughout June and July of 2006, the Board of Directors and Eddie Bauer management consulted with representatives of Goldman Sachs and Akin Gump regarding the exploration of strategic alternatives. Beginning in June 2006, representatives of Goldman Sachs, at the direction of the Board of Directors, had discussions with 96 parties on a confidential basis. The 96 parties represented a mix of prospective financial and strategic purchasers. The parties either were identified based upon Goldman Sachs’s experience with such matters and industry knowledge of Eddie Bauer management, the Board of Directors and Goldman Sachs, or contacted Eddie Bauer or Goldman Sachs directly in response to the May 25, 2006 press release. Of the 96 parties with which representatives of Goldman Sachs had discussions, 45 expressed an interest in participating in the process and signed a confidentiality agreement with Eddie Bauer. Beginning on July 11, 2006, each of these parties was provided with materials including publicly available information relating to Eddie Bauer, a confidential memorandum from Goldman Sachs on behalf of Eddie Bauer and a letter requesting preliminary bids by July 25, 2006.

On July 25, 2006, Eddie Bauer received five preliminary bids. Four of the preliminary bids were from prospective financial purchasers and one was from a prospective strategic purchaser. Another prospective strategic bidder indicated an intention to submit a preliminary bid, but thereafter elected not to do so. An additional preliminary bid was received from a different prospective strategic purchaser on August 1, 2006, bringing the total number of preliminary bids received to six. The six preliminary bids indicated potential valuations ranging from $4.41 to $13.00 per share of Eddie Bauer common stock. One of the preliminary bids indicated a preference for structuring a controlling convertible security investment rather than a purchase of the entire company.

At a meeting of the Special Committee on July 27, 2006, representatives of Goldman Sachs provided the Special Committee with a review of the potential sale process and the preliminary bids that had been received. The representatives of Goldman Sachs and the Special Committee discussed the potential reasons that certain parties had not submitted preliminary bids with respect to a potential purchase of Eddie Bauer. Included among the concerns raised by prospective bidders during the preliminary review process were: (i) the trend over the last several years of significant declines in comparable store sales; (ii) the belief that the current market price of our common stock was well above levels reflecting the realistic value of the company; (iii) lower projected 2006 and 2007 EBITDA levels than anticipated indicating that our operations would require more time, more significant turnaround efforts and more capital investment than originally expected; (iv) the difficulty in further leveraging the business due to existing debt levels; (v) the necessity to augment the existing management team by recruiting and hiring to fill several vacant positions from the director level to the senior management level and (vi) the need to right-size our store portfolio and the difficulty in executing that initiative in light of existing long term lease obligations. Goldman Sachs also presented a summary of the six preliminary bids received and its preliminary assessment of the potential to consummate a transaction with each bidder. The Special Committee determined to dismiss two of the prospective financial purchasers from the remainder of the process because the Special Committee considered their preliminary bids to include unacceptably low proposed purchase prices. The Special Committee determined that the full Board of Directors should discuss whether to continue the potential sale process at its scheduled August 2, 2006 meeting. The remaining bidders were invited to conduct additional due diligence, subject to a decision by the Board of Directors to continue the potential sale process; however, the bidder that had expressed an interest in a controlling investment elected not to continue to participate in the process.

At a meeting of the Board of Directors on August 2, 2006, Goldman Sachs updated the Board of Directors regarding the status of the potential sale process and the information presented to the Special Committee at the July 27, 2006 meeting. Representatives of Goldman Sachs presented an overview of the sale process to date along with a summary of the preliminary bids that had been received with respect to a potential sale of the company. The Goldman Sachs representatives also discussed the concerns raised by prospective bidders during the initial review period. The Board of Directors discussed the progress of the sale process and alternatives to a sale of the company, including continued execution of our turnaround plan and the risks attendant thereto. In reviewing the turnaround plan, the Board discussed, among other items: (i) the merchandising direction of the company; (ii) the refinancing alternatives available to the company, including possible recapitalization plans; (iii) the need for investment in management resources and the limited equity compensation available to attract such personnel; and (iv) a possible sale of the company’s distribution center. Representatives from Akin Gump advised the members of the Board of Directors regarding their fiduciary duties in evaluating a potential sale of the company and considering alternative strategies. The Board of Directors unanimously approved the continuation of the potential sale process, but also directed management to prepare a preliminary refinancing plan for the Board’s consideration assuming that a sale of the company did not occur.

During the months of August and September 2006, representatives of the parties that had submitted preliminary bids and that were invited to continue in the potential sale process then conducted due diligence reviews of Eddie Bauer, which included management presentations and access to an electronic data room. Three prospective purchasers participated in the due diligence process, including Golden Gate and Sun Capital, independently.

At a meeting of the Board of Directors on September 5, 2006, the members of the Board of Directors discussed the status of the potential sale process. At this meeting management also presented to the Board of Directors an update as to the financial results of the company during the third quarter and preliminary materials that had been received from a bank outlining certain refinancing alternatives in the event a sale of the company was not consummated. The refinancing alternatives reviewed by the Board of Directors most likely would have included the issuance of equity in Eddie Bauer and resulted in significant dilution to the Eddie Bauer stockholders.

On September 8, 2006, at the direction of the Board of Directors, representatives of Goldman Sachs requested that the Sponsors and the third prospective purchaser that had conducted due diligence submit final bids by September 21, 2006.

On September 15, 2006, each of Golden Gate and Sun Capital (together, the “Sponsors”) separately contacted representatives of Goldman Sachs and requested Eddie Bauer’s permission to work together to potentially make a joint bid for the purchase of Eddie Bauer. Each Sponsor indicated to Goldman Sachs that it was unwilling to submit an independent bid for a potential purchase of Eddie Bauer, and would not be able to submit a bid for Eddie Bauer unless they were allowed to work together to make a joint bid for the purchase of Eddie Bauer. Goldman Sachs informed the Board of Directors of this request and noted that it was not certain that the third prospective bidder, a potential strategic purchaser, would submit a final bid as it had performed only limited due diligence and recently had shown reduced interest. After consideration, the Board of Directors authorized Goldman Sachs to grant the Sponsors permission to make a joint bid for the purchase of Eddie Bauer on September 16, 2006.

On September 21, 2006, representatives of Goldman Sachs received a joint bid from the Sponsors, accompanied by their proposed changes to the draft merger agreement prepared by Eddie Bauer. The third prospective bidder elected not to submit a final bid. The Sponsors’ bid included an offer to acquire Eddie Bauer for a price of $7.75 per share in cash. The proposed acquisition was not contingent upon the availability of third party financing.

On September 22, 2006, representatives of Goldman Sachs and Akin Gump discussed the terms of the Sponsors’ bid with certain members of the Special Committee. After discussion, the members of the Special Committee determined to reject the Sponsors’ bid and directed Goldman Sachs to inform the Sponsors that the per share purchase price that they had proposed was too low.

At a meeting of the Board of Directors on September 25, 2006, representatives of Goldman Sachs reviewed with the Board of Directors the latest proposal from the Sponsors to acquire Eddie Bauer and informed the Board of Directors that earlier that day the Sponsors had orally modified their proposal to acquire Eddie Bauer by increasing the proposed price to $8.25 per share. In addition, representatives of Akin Gump discussed, among other things, the fiduciary duties of directors in the potential sale process, including in connection with their evaluation of the proposal, and the legal issues raised by the proposed changes to the draft merger agreement received from Kirkland & Ellis LLP, counsel to the Sponsors. Goldman Sachs also reviewed with the Board of Directors certain valuation analyses it had prepared regarding the company. Management provided an update to the Board of Directors on the company’s performance and a detailed review of the status of the company’s compliance with its loan covenants and its liquidity. Management and representatives of Goldman Sachs and Akin Gump responded to numerous questions from the Board of Directors, and the Board of Directors engaged in extended discussions regarding the merits and risks of accepting an offer for the sale of the company as opposed to maintaining the company’s independence and continuing to pursue the current turn-around strategy. Among the factors considered and discussed by the Board of Directors were: (i) the need and feasibility of refinancing the existing debt facilities in early 2007; (ii) the need to recruit and hire additional management to fill numerous vacant positions from the director level to the senior management level; (iii) the expectation that a turnaround, if successful, would take approximately 12 to 18 months before our EBITDA results would begin to significantly improve; (iv) the business risks associated with the implementation of the turnaround strategy; and (v) the belief of the Board of Directors that the trading price of the company’s common stock included a premium in anticipation of a sale of the company. At the conclusion of the discussion, the Board of Directors requested that Goldman Sachs prepare further valuation analyses, including sensitivity analyses, for review by the Board based on various scenarios regarding Eddie Bauer’s expected financial performance if a sale of the company was not consummated. The Board of Directors also instructed the representatives of Goldman Sachs to request that the Sponsors increase the proposed per share purchase price to $10.00 per share.

At a meeting of the Board of Directors on September 28, 2006, representatives of Goldman Sachs informed the Board of Directors that the Sponsors had indicated a willingness to increase their proposed bid from $8.25 per share but that they were not willing to raise their bid to the $10.00 per share level requested by the Board of Directors. Representatives of Goldman Sachs presented to the Board of Directors the additional analyses requested at the September 25, 2006 meeting. The Board of Directors discussed the information presented along with the status of Eddie Bauer’s turnaround plan. The Board determined, in light of the considerable risks and difficulties associated with the turnaround plan, to continue to pursue a sale of the company in order to maximize stockholder value. The Board of Directors instructed the representatives of Goldman Sachs to continue negotiations with the Sponsors toward increasing the per share value of their bid.

At a meeting of the Board of Directors held on October 5, 2006, representatives of Goldman Sachs informed the Board of Directors that the Sponsors had raised their proposed bid to $9.25 per share, subject to the completion of due diligence, and that this represented their final offer. Representatives of Goldman Sachs also informed the Board of Directors that the Sponsors had requested a 30-day exclusivity period in which to conclude their due diligence review and negotiate a definitive merger agreement with Eddie Bauer. At this meeting, management provided an update to the Board of Directors on the company’s business and responded to questions from the Board of Directors regarding the company’s business. The Board of Directors discussed the advisability of, and asked questions of the representatives of Goldman Sachs and Akin Gump regarding the process for, obtaining a second fairness opinion regarding the potential sale transaction from an independent investment bank not involved in the sale process. The Board of Directors instructed the representatives of Goldman Sachs to contact the Sponsors and request that their proposed purchase price be increased to $9.75 per share. The Board of Directors also determined that several firms should be contacted and evaluated in connection with the consideration by the Board of Directors of obtaining a second opinion regarding the fairness of a potential sale transaction at the price ranges under discussion with the Sponsors.

At a meeting of the Board of Directors on October 6, 2006, representatives of Goldman Sachs informed the Board of Directors that the Sponsors had refused to increase their bid above $9.25 per share. Management provided an update on the status of the company’s business. Management also reported on, and the Board of Directors discussed, the anticipated third quarter operating results of the company, the company’s future prospects, management’s financial projections and alternatives to a sale of the company. Representatives of Goldman Sachs reviewed the key terms of the proposed bid from the Sponsors. The Board of Directors asked management and representatives of Akin Gump various questions regarding the terms of the proposed merger agreement and the proposed exclusivity agreement. After discussion, the Board of Directors approved entering into a three-week exclusivity period with the Sponsors based upon a proposed per share price of $9.25. This approval was conditioned on the Sponsors agreeing to certain specified changes to the terms of the draft merger agreement, satisfactory resolution of the remaining open issues with respect to the draft merger agreement still under discussion and the receipt of a second fairness opinion in addition to the fairness opinion to be delivered by Goldman Sachs. The Board of Directors determined that it was desirable to seek a second fairness opinion from an independent investment bank not involved in the sale process and directed the Special Committee to evaluate investment banks for this purpose.

After further discussions with the Sponsors regarding the length of the exclusivity period, on October 10, 2006, Eddie Bauer and the Sponsors entered into an exclusivity agreement for a period of three weeks with an automatic extension of nine days if the parties were continuing to negotiate with each other in good faith at the end of the initial three-week period.

At a meeting of the Special Committee held on October 11, 2006, the Special Committee received presentations from two investment banks, including William Blair, in connection with the Special Committee’s consideration of an investment bank to provide a second fairness opinion. The Special Committee also discussed other firms that had been considered but not invited to make presentations. After discussion among the members of the Special Committee, Eddie Bauer management and representatives of Akin Gump, the Special Committee agreed to recommend the engagement of William Blair to the Board of Directors.

From October 18, 2006, through November 12, 2006, we and the Sponsors, along with our and their respective financial and legal advisors, negotiated the terms of the Merger Agreement.

On October 26, 2006, Eddie Bauer engaged William Blair to render an opinion to the Board of Directors regarding the fairness from a financial perspective of the consideration payable in a potential sale transaction with the Sponsors.

On October 31, 2006, Eddie Bauer was informed that the Sponsors would require our chief executive officer to deliver a letter prior to the execution of the Merger Agreement confirming that his stock options would terminate upon the effectiveness of the Merger without the payment of any compensation and that he would have no claim on any equity in the surviving corporation by virtue of his employment agreement with Eddie Bauer. After consultation with his counsel regarding his rights under his employment agreement and discussions with our Chairman of the Board, our chief executive officer agreed to deliver the requested letter. Eddie Bauer has agreed to reimburse our chief executive officer for the fees and expenses he incurred in consulting with his counsel on this issue.

The Board of Directors met on November 1, 2006, and discussed the status of the sale process with Eddie Bauer management and representatives of Goldman Sachs and Akin Gump. It was reported to the Board that the Sponsors continued to conduct due diligence and, through their counsel, to negotiate the terms of the Merger Agreement, but had requested acknowledgement that the exclusivity period would extend for the additional nine days provided in their exclusivity letter. Representatives of Akin Gump reviewed the current draft of the Merger Agreement with the Board of Directors in detail. Representatives of Akin Gump then reviewed with the Board of Directors the major outstanding issues with respect to the Merger Agreement and received direction from the Board on its position on each of those issues. Among other points, the Board directed Goldman Sachs and Akin Gump to seek a reduction in the size of the $16.5 million break-up fee (plus reimbursement of up to $5.0 million in expenses)

proposed by the Sponsors that would be payable by Eddie Bauer in the event of termination of the Merger Agreement under certain circumstances, including if the Board of Directors determined to pursue a superior proposal. At the conclusion of the discussion, the Board asked for further information on one issue, authorized representatives of Goldman Sachs and Akin Gump to present the Board’s position on the other issues to the Sponsors and authorized our Chairman to monitor and direct the discussions.

On November 3, 2006, representatives of Goldman Sachs, Akin Gump, the Sponsors and their counsel held a telephone conference call in which the Board of Directors’ position on the major remaining outstanding issues with respect to the Merger Agreement were presented and discussed. Tentative agreements were reached on several issues; however, at the end of the call, significant open issues remained, primarily in connection with the terms of our post-signing rights and obligations. The participants held another telephone conference call on November 5, 2006, during which the Sponsors presented a proposal to resolve the open issues. As part of this proposal the Sponsors agreed to a reduction in the size of the break-up fee from $16.5 million to $12.15 million, in each case plus the reimbursement of expenses of up to $5.0 million. After that call, representatives of Goldman Sachs and Akin Gump conferred with Eddie Bauer’s Chairman and were directed to inform the Sponsors that their proposal was acceptable in principle to our Chairman, subject to satisfactory resolution of certain specified open points, receipt of fairness opinions from Goldman Sachs and William Blair and approval of the Board of Directors. Akin Gump conveyed these positions to counsel to the Sponsors, and negotiations on these points continued.

Over the course of the next several days the parties continued to negotiate the remaining open points in the Merger Agreement, including further negotiations regarding the break-up fees under the Merger Agreement and the circumstances under which Eddie Bauer would be obligated to pay Parent’s expenses in the event that the Merger Agreement was terminated. Following such negotiations, the Sponsors agreed to a further reduction in the size of the break-up fee that Eddie Bauer would be obligated to pay under the Merger Agreement from $12.15 million to $8.0 million, and retaining the limitation of $5.0 million on reimbursement of expenses.

At a telephonic meeting of the Board of Directors on November 9, 2006, management and representatives from Goldman Sachs and Akin Gump reported on the status of the potential sale process. Representatives from Goldman Sachs presented a review of the process to date, which was followed by discussion among the members of the Board of Directors. The representatives of Goldman Sachs summarized for the Board of Directors the analyses they had performed in connection with their firm’s fairness opinion. The representatives of Goldman Sachs then rendered the oral opinion of that firm to the Board of Directors, later confirmed by delivery of a written opinion dated November 13, 2006, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $9.25 per share in cash to be received by the holders of Eddie Bauer common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The representatives of Goldman Sachs then left the meeting. Representatives from William Blair then joined the meeting. The representatives of William Blair summarized for the Board of Directors the process they had followed and the information that they had received from management and responded to questions from members of the Board of Directors. After discussion, William Blair rendered the oral opinion of that firm to the Board of Directors, later confirmed by delivery of a written opinion dated November 13, 2006, that, as of that date and based upon the factors and assumptions set forth therein, the $9.25 per share in cash to be received by the holders of Eddie Bauer common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The representatives from William Blair then left the meeting, and the representatives from Goldman Sachs rejoined the meeting. The Board of Directors, Eddie Bauer management and representatives of Goldman Sachs and Akin Gump discussed the terms of the Merger Agreement and the remaining open issues with respect thereto. The Board of Directors asked various questions regarding the terms of the Merger Agreement, including among other things the circumstances in which Parent could terminate the Merger Agreement, the amount of the termination fee that would be payable by Eddie Bauer to Parent and by Parent to Eddie Bauer under certain circumstances and the likely financial condition and prospects of the company in the event that the Merger was not consummated. The Board of Directors expressed concern that the termination fee payable by Parent and the time available to the company in the event that the Merger Agreement were to be terminated late in the first quarter of 2007 would be insufficient to permit Eddie Bauer to complete a restructuring or refinancing of its outstanding debt facilities. The Board of Directors instructed representatives of Goldman Sachs to contact the Sponsors and negotiate a higher termination fee in favor of Eddie Bauer the later in the process a termination could occur.

Representatives of Goldman Sachs and the Sponsors had several discussions late in the evening of November 9, 2006 and continuing on November 10, 2006. As part of those discussions the Sponsors agreed to an increase in the termination fee payable by Parent under the Merger Agreement from $12.15 million to $20.0 million or $30 million, depending on the timing of the termination of the Merger Agreement. See “The Merger Agreement — Termination Fees.”

On November 11, 2006, the Board of Directors, with representatives of Eddie Bauer management, Goldman Sachs and Akin Gump participating, held a telephonic meeting during which the status of the negotiations was discussed. Representatives of Goldman Sachs and Akin Gump discussed the revised proposal from the Sponsors and the remaining open issues with respect to the Merger Agreement. The Board of Directors again received information from Akin Gump regarding their fiduciary duties in conducting the potential sale process and evaluating the proposal and the Merger Agreement. After further discussion and deliberation, the Board of Directors unanimously approved the Merger Agreement and the Merger and unanimously resolved to recommend that the stockholders of Eddie Bauer vote to adopt the Merger Agreement.

On November 13, 2006, Eddie Bauer, Parent and Merger Sub executed the Merger Agreement and issued a joint press release announcing the transaction.

Reasons for the Merger

The Board of Directors consulted with senior management and Eddie Bauer’s financial and legal advisors and considered a number of factors in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, and to recommend that Eddie Bauer’s stockholders vote “FOR” the adoption of the Merger Agreement. These factors included, without limitation, the following:

•	the possible alternatives to the sale of Eddie Bauer, including continuing to operate Eddie Bauer on a stand-alone basis and attempting to implement what the Board of Directors believed would be a challenging turnaround strategy given the substantial decline in net merchandise sales since 2000, the decline in comparable same store sales in 23 of the previous 27 quarters and the fact that several different management teams had previously attempted and failed to execute a turnaround of the business over the previous seven years;

•	the likelihood that if a sale transaction was not consummated, Eddie Bauer would be required either to enter into further amendments to its debt agreements or refinance its existing debt, the risks of obtaining such financing in a timely manner (or at all, given existing debt levels, deteriorating financial performance and the downgrade in our credit ratings) and on terms favorable to Eddie Bauer and the likelihood that any such financing would result in significant dilution to the existing Eddie Bauer stockholders, which would negatively affect the share price of Eddie Bauer’s common stock;

•	the need to augment the company’s management team, the difficulty the company had recruiting and hiring personnel, the anticipated costs the company would incur, including the possibility of significant dilution to the Eddie Bauer stockholders resulting from the granting of equity incentives to such management and the amount of time necessary to hire the required personnel and execute a turnaround of the company;

•	the increased difficulty of the company, based on Eddie Bauer’s declining sales per square foot, in renewing and entering into new store leases in desirable retail locations as various competitors are perceived to be more attractive tenants than us and can offer more favorable financial terms to landlords, with further deterioration resulting in the loss of profitable retail locations;

•	the absence of a definitive bid from any party other than the Sponsors, notwithstanding that Eddie Bauer, in connection with the Board of Directors’ consideration of strategic alternatives, issued a press release announcing that it was exploring a potential sale of the company and conducted an extensive process for the sale of Eddie Bauer involving contacts with 96 parties and a review of confidential information of the company by 45 parties;

•	that the Spiegel Group bankruptcy and the terms of the company’s loan agreements had restricted Eddie Bauer’s investment in its brand and marketing over the past three years, which the Board of Directors believes has extended the time necessary to execute a turnaround of the company;

•	the presentations made by Goldman Sachs and William Blair, and Goldman Sachs’ and William Blair’s oral opinions (each subsequently confirmed by delivery of a written opinion dated November 13, 2006), to the effect that, as of such date and based upon and subject to the matters described in their respective opinions, the $9.25 per share in cash to be received by the holders of Eddie Bauer common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders (the full text of the written opinion of Goldman Sachs is attached as Appendix B to this proxy statement and the full text of the written opinion of William Blair is attached as Appendix C to this proxy statement);

•	the fact that the Merger consideration is all cash, which provides certainty of value to our stockholders, and treats all stockholders on the same basis;

•	the projected trading range of the Eddie Bauer common stock in the absence of takeover speculation, which was estimated to be significantly below the current market price;

•	the absence of a financing condition to the Merger Agreement;

•	the inclusion in the Merger Agreement of a provision obligating Parent to pay a termination fee to Eddie Bauer that increases over time if the Merger Agreement is terminated by Parent or Eddie Bauer under certain circumstances;

•	the provisions of the Merger Agreement that allow Eddie Bauer, under certain circumstances, to furnish information to and conduct negotiations with third parties;

•	the provisions of the Merger Agreement that allow the Board of Directors, under certain circumstances, to change its recommendation that Eddie Bauer’s stockholders vote in favor of the adoption of the Merger Agreement;

•	the other terms of the Merger Agreement, including the ability of the Board of Directors to terminate the Merger Agreement in order to accept a superior proposal (subject to Eddie Bauer paying Parent an $8,000,000 termination fee and reimbursing certain expenses of Parent up to a maximum of $5,000,000); and

•	the Board of Directors’ understanding that such $8,000,000 termination fee, and the circumstances in which such fee is payable, are reasonable in light of the benefits of the Merger, the auction process conducted by Eddie Bauer, with the assistance of Goldman Sachs, and commercial practice.

The Board of Directors also took into account a number of potentially adverse factors concerning the Merger including, without limitation, the following:

•	the risk that the Merger might not be completed in a timely manner or at all and the potential impact a failure to consummate the Merger would have on Eddie Bauer’s ability to refinance its debt;

•	the opportunities for growth and the potential for increased stockholder value if Eddie Bauer were to remain independent;

•	the Merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes, and because stockholders are receiving cash for their stock, they will not participate in the future growth of Eddie Bauer;

•	the requirement that Eddie Bauer pay Parent an $8,000,000 termination fee and reimburse certain expenses of Parent up to $5,000,000 in order for the Board of Directors to accept a superior proposal (or under certain other circumstances);

•	the interests of Eddie Bauer’s directors and executive officers in the Merger (see “Interests of Eddie Bauer’s Directors and Executive Officers in the Merger”);

•	the fact that the price being paid for each share of Eddie Bauer common stock in the merger is approximately 66.4% below the $27.50 closing stock price on June 21, 2005, which is the date that Eddie Bauer emerged from bankruptcy and 27.5% below the closing price of our common stock on May 24, 2006, the day before we issued our press release that we intended to explore strategic alternatives;

•	diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger, and the possibility of management and employee disruption associated with the Merger; and

•	the fact that Eddie Bauer is entering into a Merger Agreement with a newly formed corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the Merger Agreement by Parent or Merger Sub, even a breach that is deliberate or willful, is limited to $12,150,000, $20,000,000 or $30,000,000, depending on the timing of such termination.

The foregoing discussion of the information and factors considered by the Board of Directors, while not exhaustive, includes the material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of the Board of Directors

After careful consideration, the Board of Directors, by unanimous vote:

•	has determined that the Merger Agreement is advisable;

•	has approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommends that Eddie Bauer’s stockholders vote “FOR” the adoption of the Merger Agreement.

Interests of Eddie Bauer’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the Merger, you should be aware that some of Eddie Bauer’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Restricted Stock Units

As of November 22, 2006, there are 892,802 restricted stock units held by Eddie Bauer non-employee directors, executive officers and certain other officers and employees. Each outstanding restricted stock unit, whether or not vested, will be canceled as of the effective time of the Merger, and the holder of such restricted stock units will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of Eddie Bauer common stock underlying the restricted stock units as of the effective time of the Merger, multiplied by

•	$9.25.

The following table summarizes the outstanding vested and unvested restricted stock units held by our directors and executive officers as of November 22, 2006, and the consideration that each of them will receive pursuant to the Merger Agreement in connection with the cancellation of their restricted stock units:

	No. of Shares
	Underlying Vested
	and Unvested
	Restricted	Share	Resulting
Name	Stock Units	Price	Consideration

Directors
John Brouillard	4,280	$9.25	$39,590.00
William End	2,854	$9.25	$26,339.50
Howard Gross	4,280	$9.25	$39,590.00
Paul Kirincic	2,854	$9.25	$26,339.50
Kenneth Reiss	2,854	$9.25	$26,339.50
Laurie Shahon	4,280	$9.25	$39,590.00
Edward Straw	4,280	$9.25	$39,590.00
Stephen Watson	4,280	$9.25	$39,590.00

Executive Officers
Fabian Månsson	200,000	$9.25	$1,850,000.00
Kathy Boyer	68,250	$9.25	$631,312.50
Ann Perinchief	68,250	$9.25	$631,312.50
Shelley Milano	68,250	$9.25	$631,312.50

Change in Control Compensation Benefits Plan

We have entered into agreements with each of our current executive officers and certain other key employees designating them as participants under the Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Benefits Plan which was established in November 2005 and amended and restated in June 2006 by our Board of Directors.

Under the terms of the change in control plan, upon the occurrence of the Merger the participant will be entitled to:

•	immediate vesting of all outstanding options, stock appreciation rights, restricted stock and restricted stock units granted under any of our compensation plans or arrangements,

•	an amount equal to the greater of (a) the participant’s Annual Bonus Amount for our fiscal year in which the Merger occurs, or at the time the participant is terminated if such termination is within six months prior to the Merger, as described below, or (b) the amount determined under the annual bonus based on the performance to date for the performance period that ends on the date of the Merger. The “Annual Bonus Amount” is the greater of (x) the participant’s target annual bonus for the fiscal year in which the Merger occurs, or (y) the average of the bonus amounts paid to the participant during the three full years preceding the date of termination.

Under the terms of the change in control plan, any participant who (a) is involuntarily terminated by Eddie Bauer for any reason other than cause, death, disability or mandatory retirement, or (b) voluntarily terminates his or her employment for “good reason” (as defined in the change in control plan), within the six month period preceding the Merger, but subsequent to such time as negotiations or discussions which ultimately led to the Merger had commenced, is also entitled to the change in control benefits listed above.

In addition, the change in control plan provides that, in the event a participant (a) is involuntarily terminated by Eddie Bauer (other than for cause, death, disability or mandatory retirement) or (b) voluntarily terminates his or her employment for good reason, in either case within six months prior to Merger, but subsequent to such time as negotiations or discussions which ultimately led to the Merger had commenced, or two years after the Merger, then the participant will be entitled to severance benefits consisting of:

•	if the participant’s termination occurs after the Merger occurs, a pro rated portion of the greater of (a) the participant’s Annual Bonus Amount for the year of termination, but not less than the Annual Bonus Amount for the year in which the Merger occurs, and (b) the participant’s annual bonus for the year in which the date of termination occurs, determined based on the performance to date at the time of such termination. The prorated amount is based on a fraction, the numerator of which is the number of days in the then current fiscal year through the date of termination and the denominator of which is 365;

•	an amount equal to the accrued but unpaid salary through the date of termination, unused earned vacation days as of the date of termination, and any earned but unpaid bonuses attributable to the prior fiscal year;

•	an amount equal to the product of the benefit multiplier (which is 3x for our CEO, 2x for our Senior Vice Presidents, 1x for our Vice Presidents and 0.75x for our Divisional Vice Presidents) times the sum of (a) the participant’s annual base salary, and (b) the Annual Bonus Amount;

•	continuation of medical benefits, life insurance and long-term disability insurance benefits for the participant and/or the participant’s family at least equal to those the participant was receiving prior to the Merger (i.e., on the same terms and subject to the same employee contribution requirements), for a period of up to the number of years equal to the applicable benefit multiplier; and

•	for our CEO and Senior Vice Presidents only, reimbursement for costs related to outplacement services incurred during the period of up to the number of years equal to the applicable benefit multiplier, up to a maximum amount of $50,000 for our CEO and $25,000 for each of our Senior Vice Presidents.

In the event that the severance and other benefits provided for in the Change in Control Plan (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, the participant will receive a “gross-up” payment to offset any excise tax, and any other penalties, interest, or taxes arising from the payment of the excise tax. However, participants other than the CEO and Senior Vice Presidents may be subject to a payment reduction in lieu of a gross-up payment if the value of the parachute payments exceeds the threshold amount that will trigger an excise tax liability but does not exceed 110% of such threshold amount.

Project Bonus Plan

Eddie Bauer has adopted a project bonus plan in which certain of our current executive officers and other key employees participate. Under the project bonus plan, each participant then employed by Eddie Bauer will receive a portion of his or her project bonus (approximately 25% of the project bonus) on the earlier to occur of (a) the Merger, or (b) January 15, 2007. The remaining portion of the project bonus is due and payable upon a Merger if and when deemed earned by our CEO and the compensation committee of our Board of Directors if the participant is still employed.

Fabian Månsson Severance Benefits

Mr. Månsson entered into an amended and restated employment agreement with Eddie Bauer Holdings and Eddie Bauer, Inc. pursuant to which he agreed to serve as our President and Chief Executive Officer for a period beginning on December 14, 2005. Under the terms of his employment agreement, if Mr. Månsson is terminated by us without cause (other than for death or disability), or if he resigns for “good reason” (as defined in the employment agreement), within six months prior to or within two years after the occurrence of the Merger, Mr. Månsson will be entitled to receive the following severance benefits (without duplication of any amounts received under the Senior Officer Change in Control Compensation Plan): (a) any accrued but unpaid compensation attributable to earned salary for periods prior to the termination date, unused earned vacation days as of the date of termination, and any other compensation that has been earned or accrued under any bonus or other benefits plan, (b) an amount equal to three times his annual base salary, (c) continued participation in life insurance, group health and all other employee welfare benefit plans for a period of three years, (d) an amount equal to three times the greater of (i) his annual bonus target for the bonus year in which the termination occurs, and (ii) his annual bonus for the preceding bonus plan year, (e) a prorated amount equal to the greater of (i) his annual bonus target for the bonus year in which the termination occurs, and (ii) his annual bonus for the preceding bonus plan year, multiplied by the percentage equal to the portion of the fiscal year completed prior to the termination date, (f) full accelerated vesting of any equity or long-term incentive awards, (g) reimbursement of outplacement services, in an amount up to $50,000, (h) reimbursement of expenses related to his relocation to Sweden, the sale of his then current principal residence in the United States, and the purchase of a new residence in Sweden, (i) two additional years of service credit under any defined benefit retirement plan, (j) three times the amount of our maximum annual contribution or matching contribution to any defined contribution plan and (k) full vesting of all his accounts under any deferred income plan.

In addition to the severance and other benefits described above and summarized in the table below, Mr. Månsson will be entitled to a gross-up payment to offset any excise tax and any other penalties, interest, or taxes arising under Section 280G of the Code.

The following table estimates the amount each of our executive officers will be entitled to (a) upon the occurrence of the Merger, and (b) in the event such executive officer (i) is involuntarily terminated by Eddie Bauer (other than for cause, or due to death, disability or retirement) or (ii) voluntarily terminates his or her employment for “good reason”, in either case, within six months prior to the Merger, or prior to the second anniversary of the Merger. The table also shows the estimated value of continuing welfare and fringe benefits in the event of any such termination. These estimates are based on compensation and benefits levels in effect on November 22, 2006 and assumes a separation date of January 1, 2007.

	Committed Payments	Change in Control Event		Separation Benefits in the event of an Employment Separation in connection with a Change in Control
			One-time		Estimated Value	Maximum
			Annual	Amount of Cash	of Welfare	Reimbursement
	Bonus	Bonus	Bonus	Severance	and Fringe	for Outplacement
Name	Payments(1)	Payments(2)	Payment(3)	Payment	Benefits	Services

Fabian Månsson(4)	—	—	$980,000	$8,377,800	$180,300	$50,000
Kathy Boyer	—	—	$350,000	$1,726,700	$21,600	$25,000
Shelley Milano	$60,000	$180,000	$280,000	$1,401,400	$20,400	$25,000
Ann Perinchief	—	—	$255,500	$1,267,100	$25,200	$25,000

(1)	Committed payment to be made under the project bonus plan and are payable whether or not the Merger is consummated

(2)	Contingent payment to be made under the project bonus plan in the event the Merger is consummated

(3)	One time Annual Bonus Payment to be made under the change in control plan upon the consummation of the Merger

(4)	Payments to Fabian Månsson are made under the terms of his employment agreement and the Senior Officer Change in Control Compensation Plan, without duplication of benefits and includes an estimated gross up payment of $2,422,000 to offset an expected excise tax under Section 280G of the Code

Eddie Bauer Holdings, Inc. Non-Qualified Deferred Compensation Plan

Under the terms of the Eddie Bauer Holdings, Inc. Non-Qualified Deferred Compensation Plan, Mr. William End will be entitled to receive $52,000 of previously deferred compensation within five days after the consummation of the Merger.

Indemnification and Insurance

The Merger Agreement provides that, after the Merger, Parent and the surviving corporation will, jointly and severally, and Parent will cause the surviving corporation to, indemnify and hold harmless the individuals who are now, or have been at any time prior to the execution of the Merger Agreement or who become such prior to the effective time of the Merger, a director or officer of Eddie Bauer or any of Eddie Bauer’s subsidiaries, or an employee of Eddie Bauer or any of its subsidiaries providing services to or for such a director or officer in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement (in such person’s capacity as such and not as stockholders or optionholders of Eddie Bauer), against costs and liabilities incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation arising out of or pertaining to (i) the fact that such individual is or was an officer, director, employee, fiduciary or agent of Eddie Bauer or any of its subsidiaries, or (ii) matters occurring or existing at or prior to the effective time of the Merger (including acts or omissions occurring in connection with the Merger Agreement and the transactions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the Merger.

The Merger Agreement provides that the surviving corporation will provide, for a period of six years after the Merger becomes effective, directors’ and officers’ liability insurance for the benefit of those persons covered under our officers’ and directors’ liability insurance policy on terms with respect to coverage and amounts no less favorable than those of the policy in effect as of the execution of the Merger Agreement, provided that, subject to certain exceptions, the surviving corporation will not be obligated to pay premiums in excess of 300% of the annualized policy premium based on a rate as of the execution of the Merger Agreement. Notwithstanding the foregoing, prior to the effective time of the Merger Eddie Bauer is permitted to purchase prepaid “tail” policies in favor of such indemnified persons with respect to the matters referred to above (provided that the annual premium for such tail policy may not exceed 300% of the annualized policy premium based on a rate as of the execution of the Merger Agreement), in which case Parent has agreed to maintain such tail policies in effect and continue to honor the obligations under such policies.

Parent and Merger Sub have also agreed to continue in effect for at least six years after the effective time of the Merger all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees, fiduciaries and agents of Eddie Bauer and its subsidiaries in Eddie Bauer’s certificate of incorporation as of the effective time of the Merger with respect to matters occurring at or prior to the effective time of the Merger.

Other Arrangements

Although certain members of our management may remain with the company after the Merger, the Sponsors have not yet initiated discussions with management regarding continuing employment arrangements and no members of our management have any understanding or arrangement with the Sponsors regarding continuing employment or equity participation in the surviving company.

OPINIONS OF EDDIE BAUER’S FINANCIAL ADVISORS

Opinion of Goldman, Sachs & Co.

On November 9, 2006, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated November 13, 2006, to the Board of Directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $9.25 per share in cash to be received by the holders of the outstanding shares of Eddie Bauer common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 13, 2006, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Eddie Bauer’s Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Eddie Bauer common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the Form 10 filing of Eddie Bauer dated May 1, 2006, as amended on June 27, 2006 and again on October 2, 2006;

•	certain Current Reports on Form 8-K and Quarterly Reports on Form 10-Q of Eddie Bauer;

•	certain other communications from Eddie Bauer to its stockholders; and

•	certain internal financial analyses and forecasts for Eddie Bauer prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Eddie Bauer regarding their assessment of the past and current business operations, financial condition and future prospects of Eddie Bauer, including the views of the Board of Directors with respect to the risks and uncertainties of achieving certain internal financial analyses and forecasts for Eddie Bauer prepared by its management in the amounts and time frames contemplated thereby.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for Eddie Bauer common stock;

•	compared certain financial and stock market information for Eddie Bauer with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Eddie Bauer or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address the underlying business decision of Eddie Bauer to engage in the Merger. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The following is a summary of the material financial analyses presented by Goldman Sachs to the Board of Directors of Eddie Bauer in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs attached as Appendix B to this proxy statement. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 9, 2006, and is not necessarily indicative of current market conditions.

Historical Premium Analysis

Goldman Sachs calculated the implied premium represented by the $9.25 per share in cash to be received by the holders of Eddie Bauer common stock pursuant to the Merger Agreement based on the following trading prices for Eddie Bauer common stock:

•	the closing price on November 6, 2006, which was the trading day one week prior to the date of the Merger Agreement;

•	the closing price on May 24, 2006, which was the last trading day prior to Eddie Bauer’s announcement that its board of directors was considering possible strategic alternatives for Eddie Bauer to enhance stockholder value; and

•	the average of closing prices for the one-year period ended May 24, 2006.

The results of Goldman Sachs’ calculations are reflected below:

	Closing Price
	or Average of	Implied
	Closing Prices	Premium

November 6, 2006	$8.65	6.9%
May 24, 2006	$12.75	(27.5)%
Average for one-year period ended May 24, 2006	$20.47	(54.8)%

Implied Transaction Multiples Analysis

Goldman Sachs calculated and compared various implied transaction multiples based on the fully diluted equity consideration to be received by the holders of the outstanding shares of Eddie Bauer common stock at $9.25 per share, giving effect to the outstanding restricted stock units that will be cancelled and exchanged for the merger consideration, which is referred to in this discussion as equity value, and the sum of Eddie Bauer’s equity value and the net book value of Eddie Bauer’s net debt (which is the sum of Eddie Bauer’s total debt and estimated transaction expenses less cash and cash equivalents), which is referred to in this discussion as enterprise value. Enterprise value was calculated as $562.2 million based on equity value of $286.2 million and a net debt of $276.0 million. Goldman Sachs calculated equity value, enterprise value and the various multiples referred to below based on Eddie Bauer’s financial statements for the 12 months ended July 1, 2006 and projections prepared by Eddie Bauer’s management. Goldman Sachs calculated the following multiples for Eddie Bauer:

•	enterprise value at $9.25 per share as a multiple of net sales and earnings before interest, taxes, depreciation and amortization, which is referred to in this discussion as EBITDA; and

•	adjusted enterprise value at $9.25 per share, which is enterprise value adjusted to include capitalized operating lease obligations, as a multiple of earnings before interest, taxes, depreciation, amortization and rent, which is referred to in this discussion as EBITDAR.

Each of the multiples was calculated for the latest 12 months, or LTM, ended July 1, 2006 and for each of fiscal years 2006 and 2007. The following table sets forth the results of this analysis:

							Adjusted Enterprise
	Enterprise Value at $9.25 per						Value at $9.25 per
	Share as a Multiple of						share as a Multiple of
			EBITDA (Including		Adjusted Enterprise		EBITDAR (Including
			Non-Cash Stock		Value at $9.25 per		Non-Cash Stock
			Compensation		Share as a Multiple		Compensation
	EBITDA		Expense)		of EBITDAR		Expense)

LTM ended July 1, 2006	8.2	x	9.5	x	8.1	x	8.7x
FY 2006E	8.7	x	10.6	x	8.4	x	9.1x
FY 2007E	8.4	x	9.9	x	8.4	x	9.0x

Selected Companies Analysis

Goldman Sachs compared selected publicly available financial information, ratios and multiples for Eddie Bauer and the following selected publicly traded retail companies, which are referred to in this discussion as “specialty retailers” because these companies generally sell a more narrow range of apparel and accessories and typically under private label brand names.

Specialty Retailers

•	Abercrombie & Fitch

•	Aeropostale

•	American Eagle Outfitters

•	Ann Taylor

•	The Buckle

•	Casual Male

•	Charming Shoppes

•	Chico’s

•	Children’s Place

•	Claire’s

•	Coldwater Creek

•	Gap

•	Gymboree

•	Hot Topic

•	J. Crew Group

•	New York & Company

•	Limited Brands

•	Pacific Sunwear

•	Talbots

•	Urban Outfitters

•	Wet Seal

Although none of the selected companies are directly comparable to Eddie Bauer, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Eddie Bauer.

Goldman Sachs calculated and compared various public market multiples and ratios of the selected companies based on information it obtained from SEC filings and median estimates provided by the Institutional Brokerage Estimate System, which is referred to in this discussion as IBES, which is a data service that compiles estimates issued by securities analysts. Historical financial results utilized by Goldman Sachs for purposes of this analysis were based upon information contained in the applicable company’s latest publicly available financial statements prior to November 6, 2006. The LTM period for this analysis refers to the 12 months ended July 1, 2006 for Eddie Bauer and the LTM period for the latest publicly available financial statements for the selected companies as of November 6, 2006. Estimates of future results used by Goldman Sachs in this analysis were based on median estimates provided by IBES for the selected companies and based on projections from Eddie Bauer management and calendarized to December 31, 2006. With respect to Eddie Bauer and the selected companies, Goldman Sachs calculated:

•	the equity market capitalization for each company, calculated using the per share closing trading price as of November 6, 2006 and fully diluted shares outstanding based on each company’s latest publicly available information, plus book value of net debt, which is total debt less cash and cash equivalents, which is referred to in this discussion as Enterprise Value, as a multiple of LTM EBITDA, estimated 2006 EBITDA and estimated 2007 EBITDA; and Enterprise Value plus rent expense capitalized at 8.0x Moody’s method to calculate adjusted enterprise value, which is referred to in this discussion as Adjusted Enterprise Value, as a multiple of LTM EBITDAR;

•	the ratio of the per share closing trading price as of November 6, 2006 to the estimated 2006, 2007 and 2008 earnings per share, or P/E multiple;

•	the ratio of the estimated 2007 P/E multiple to the five-year earnings per share estimated compound annual growth rate, which is referred to in this discussion as CAGR;

•	LTM EBITDA and EBIT margins, calculated by dividing each company’s LTM EBITDA and EBIT by its LTM sales; and

•	the dividend yield as of November 6, 2006.

The results of these analyses are summarized in the following tables:

							Adjusted
							Enterprise
	Enterprise Value Multiples						Value Multiple
			EBITDA				EBITDAR		Calendarized P/E Multiples
	LTM		2006E		2007E		LTM		2006E		2007E		2008E

Specialty Retailers
Eddie Bauer	7.8	x	8.4x		8.1x		7.9x		NM		NM		12.5x
Abercrombie & Fitch	9.5	x	8.2	x	7.2	x	9.2	x	16.2	x	14.1	x	12.4x
Aeropostale	9.1	x	8.1	x	6.7	x	8.8	x	17.1	x	14.1	x	11.6x
American Eagle Outfitters	11.2	x	9.8	x	8.9	x	10.5	x	19.3	x	17.3	x	15.3x
Ann Taylor	7.4	x	6.9	x	6.3	x	7.6	x	18.8	x	16.0	x	14.8x
The Buckle	7.2	x	7.4	x	6.9	x	7.4	x	15.9	x	14.8	x	NA
Casual Male	22.9	x	16.5	x	12.4	x	13.9	x	37.9	x	24.9	x	NA
Charming Shoppes	7.6	x	6.7	x	5.9	x	7.8	x	17.4	x	15.0	x	12.1x
Chico’s	9.6	x	9.6	x	8.1	x	9.3	x	19.2	x	16.6	x	13.6x
Children’s Place	11.9	x	9.5	x	8.1	x	10.0	x	23.4	x	19.5	x	16.7x
Claire’s	7.6	x	7.3	x	6.7	x	7.8	x	14.5	x	13.1	x	NA
Coldwater Creek	22.6	x	19.5	x	14.2	x	19.2	x	43.0	x	31.1	x	23.4x
Gap	7.3	x	7.1	x	6.7	x	7.5	x	18.0	x	15.9	x	14.8x
Gymboree	13.3	x	12.5	x	10.4	x	11.2	x	26.0	x	21.1	x	NA
Hot Topic	8.1	x	6.7	x	5.1	x	8.0	x	23.0	x	16.4	x	13.0x
J. Crew Group	18.1	x	15.3	x	12.8	x	18.1	x	35.5	x	28.6	x	24.2x
New York & Company	8.5	x	NA		NA		8.3	x	16.3	x	14.1	x	12.5x
Limited Brands	9.8	x	9.1	x	8.5	x	9.3	x	18.7	x	16.6	x	15.9x
Pacific Sunwear	5.1	x	6.1	x	5.6	x	6.3	x	15.7	x	14.0	x	12.1x
Talbots	8.6	x	9.0	x	6.8	x	8.4	x	25.8	x	14.1	x	11.4x
Urban Outfitters	20.6	x	12.9	x	9.7	x	16.6	x	25.7	x	19.5	x	15.2x
Wet Seal	7.7	x	10.8	x	6.4	x	7.8	x	17.7	x	11.6	x	NA
High	22.9	x	19.5	x	14.2	x	19.2	x	43.0	x	31.1	x	24.2x
Mean	11.1	x	10.0	x	8.2	x	10.1	x	22.1	x	17.5	x	14.9x
Median	9.1	x	9.0	x	7.1	x	8.8	x	18.8	x	16.0	x	14.2x
Low	5.1	x	6.1	x	5.1	x	6.3	x	14.5	x	11.6	x	11.4x

		2007 PE/
	5-Year EPS	5-Year EPS		LTM Margins		Dividend
	CAGR	CAGR		EBITDA	EBIT	Yield

Specialty Retailers
Eddie Bauer	NA	NA		6.8%	0.5%	0.0%
Abercrombie & Fitch	15.0%	0.9	x	23.0%	18.7%	0.9%
Aeropostale	19.0%	0.7	x	12.5%	10.5%	0.0%
American Eagle Outfitters	14.0%	1.2	x	23.1%	19.9%	1.0%
Ann Taylor	15.0%	1.1	x	14.7%	10.3%	0.0%
The Buckle	0.0%	NA		18.1%	14.4%	2.1%
Casual Male	24.0%	1.0	x	7.0%	4.0%	0.0%
Charming Shoppes	23.5%	0.6	x	8.1%	4.8%	0.0%
Chico’s	20.0%	0.8	x	23.5%	19.6%	0.0%
Children’s Place	19.5%	1.0	x	9.6%	6.4%	0.0%
Claire’s	12.5%	1.0	x	21.6%	17.8%	1.5%
Coldwater Creek	33.0%	0.9	x	13.0%	9.4%	0.0%
Gap	12.0%	1.3	x	12.2%	8.3%	1.6%
Gymboree	19.0%	1.1	x	15.3%	11.3%	0.0%
Hot Topic	17.0%	1.0	x	7.4%	2.4%	0.0%
J. Crew Group	21.5%	1.3	x	12.1%	9.0%	0.0%
New York & Company	15.0%	0.9	x	8.5%	5.9%	0.0%
Limited Brands	12.0%	1.4	x	13.8%	10.8%	2.0%
Pacific Sunwear	14.0%	1.0	x	16.3%	11.6%	0.0%
Talbots	15.0%	0.9	x	9.8%	4.7%	2.0%
Urban Outfitters	24.0%	0.8	x	11.9%	8.0%	0.0%
Wet Seal	30.0%	0.4	x	11.5%	5.6%	0.0%
High	33.0%	1.4	x	23.5%	19.9%	2.1%
Mean	17.9%	1.0	x	14.0%	10.2%	0.5%
Median	17.0%	1.0	x	12.5%	9.4%	0.0%
Low	0.0%	0.4	x	7.0%	2.4%	0.0%

Selected Transactions Analysis

Goldman Sachs reviewed available information for the following announced merger or acquisition transactions in the U.S. involving companies in the retail industry. While none of the companies participating in the selected transactions are directly comparable to Eddie Bauer, the companies participating in the selected transactions are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Eddie Bauer. These transactions (listed by acquirer/target and month and year announced) included:

Bain, Blackstone/Michaels Stores	Jun-2006
Berkshire Hathaway/Russell	Apr-2006
Talbots/J. Jill	Feb-2006
Apax Partners/Tommy Hilfiger	Dec-2005
Stride Rite/Saucony	Sep-2005
Adidas/Reebok	Aug-2005
Carter’s/OshKosh	Jul-2005
Bear Stearns Merchant Banking/7 for All Mankind	Mar-2005

Russell/Brooks Sports	Jan-2005
Jones Apparel/Barneys	Dec-2004
Children’s Place/DIS North America Stores	Oct-2004
Warnaco/Ocean Pacific	Aug-2004
Oxford Industries/Ben Sherman	Jul-2004
Jones Apparel Group/Maxwell Shoe Company	Jul-2004
VF Corp/Vans	Jun-2004
Ares Management/Maidenform	May-2004
JW Childs/Joseph Abboud	Mar-2004
Kellwood/Phat Fashions	Jan-2004
Jones Apparel Group/Kasper ASL	Dec-2003
Liz Claiborne/Enyce	Dec-2003
Nike/Converse	Sep-2003
VF Corporation/Nautica Enterprises	Aug-2003
Liz Claiborne/Juicy Couture	Apr-2003
Kellwood/Briggs	Feb-2003
Phillips-Van Heusen/Calvin Klein	Feb-2003
Liz Claiborne/Ellen Tracy	Sep-2002
Berkshire Hathaway/Garan Inc.	Sep-2002
Jones Apparel Group/LEI	Aug-2002
Kellwood/Gerber Childrenswear	Jun-2002
Jones Apparel/McNaughton Apparel	Jun-2002
Sears/Land’s End	Jun-2002
Liz Claiborne/Mexx Group	May-2002
Berkshire Hathaway/Fruit of the Loom	Apr-2002
Nike/Hurley International	Apr-2002
Jones Apparel/Gloria Vanderbilt	Apr-2002
Limited/Intimate Brands	Mar-2002
LVMH/Donna Karan Int’l and Gabrielle Studio	Nov-2001
Berkshire Partners/William Carter Co.	Aug-2001
Charming Shoppes Inc./Lane Bryant Inc(Limited Inc)	Aug-2001

Goldman Sachs calculated and compared the transaction value as a multiple of the target company’s publicly reported LTM EBITDA prior to announcement of the applicable transaction. For purposes of this analysis, the transaction value of each target company was calculated by adding the announced transaction price for the equity of the target company to the book value of the company’s net debt as disclosed in the company’s most recent SEC filings prior to the announcement of the applicable transaction. The results of the calculations described above are summarized as follows:

	Transaction Value
	as a Multiple of
	LTM EBITDA

Bain, Blackstone/Michaels Stores	12.1	x
Berkshire Hathaway/Russell	7.2
Talbots/J. Jill	18.4
Apax Partners/Tommy Hilfiger	6.9
Stride Rite/Saucony	9.2
Adidas/Reebok	11.5

	Transaction Value
	as a Multiple of
	LTM EBITDA

Carter’s/OshKosh	9.4
Russell/Brooks Sports	9.4
Jones Apparel/Barneys	8.1
Jones Apparel Group/Maxwell Shoe Company	8.1
VF Corp/Vans	15.2
Jones Apparel Group/Kasper ASL	4.0
Nike/Converse	8.4
VF Corporation/Nautica Enterprises	6.1
Berkshire Hathaway/Garan Inc.	4.9
Jones Apparel Group/LEI	6.8
Kellwood/Gerber Childrenswear	3.3
Jones Apparel/McNaughton Apparel	6.2
Sears/Land’s End	11.8
Berkshire Hathaway/Fruit of the Loom	5.4
Nike/Hurley International	6.0
Jones Apparel/Gloria Vanderbilt	5.9
Limited/Intimate Brands	14.1
LVMH/Donna Karan Int’l and Gabrielle Studio	11.0
Berkshire Partners/William Carter Co.	7.4
Charming Shoppes Inc./Lane Bryant Inc(Limited Inc)	6.3
High	18.4	x
Median	7.7
Mean	8.5
Low	3.3

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Eddie Bauer common stock. All cash flows were discounted to the end of October 2006 and terminal values were based upon estimated fiscal year 2010 EBITDA multiples. Forecasted financial information used in this analysis was based on projections provided by Eddie Bauer’s management in connection with the sale process. However, in light of the Board of Directors’ concern regarding the achievability of management’s projections, at the Board’s request, Goldman Sachs performed a sensitivity analysis to analyze the effect of annual decreases in net sales growth and EBIT margin in 2009 and 2010. The change in annual net sales growth versus management projections for 2009 and 2010 considered by Goldman Sachs ranged from negative 10.0% to 0.0%. This range corresponds to a range of implied net sales CAGR for the four-year projection period from 2006 to 2010 of 3.8% to 8.8%; per financials provided by management, Eddie Bauer was projected to achieve a negative 8.3% net sales CAGR between the historical period 2003 and management projected 2006. The change in annual EBIT margin versus management projections for 2009 and 2010 considered by Goldman Sachs ranged from negative 6.0% to 0.0%. This range corresponds to a range in 2010 EBIT margin from 4.0% to 10.0%; per information provided by management, Eddie Bauer achieved a mean EBIT margin of 5.2% from historical 2002 to 2005 and a negative 0.3% EBIT margin was expected for 2006. The analysis utilized discount rates ranging from 10.0% to 15.0% and a terminal EBITDA multiple of 7.0x. This analysis resulted in a range of implied present values of $3.00 to $23.72 per share of Eddie Bauer common stock.

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative present value of future stock price analysis, which is designed to provide an indication of the present value of a company’s potential future stock price as a function of the company’s estimated future earnings and its assumed price to current year earnings per share, or EPS, multiple. For this analysis, Goldman Sachs used the financial projections for Eddie Bauer prepared by Eddie Bauer’s management in connection with the sale process. Goldman Sachs first calculated implied per share equity values for Eddie Bauer common stock for the end of fiscal year 2009 by applying a price to current year EPS multiple of 18.0x to the estimate prepared by Eddie Bauer’s management of fiscal year 2009 EPS. Using the financial projections prepared by Eddie Bauer’s management, at the direction of the Board of Directors Goldman Sachs also performed a sensitivity analysis to analyze the effect of annual decreases in net sales growth and EBIT margin from 2006 to 2009. The Board of Directors expressed concern to Goldman Sachs regarding the achievability of management’s forecasts. The change in annual net sales growth versus management projections from 2006 to 2009 considered by Goldman Sachs ranged from negative 5.0% to 0.0%. This range corresponds to a range in implied net sales CAGR for the three-year projection period from 2006 to 2009 of 3.4% to 8.4%; per financials provided by management, Eddie Bauer was projected to achieve a negative 8.3% net sales CAGR between the historical period 2003 and management projected 2006. The change in annual EBIT margin versus management projections from 2006 to 2009 considered by Goldman Sachs ranged from negative 3.0% to 0.0%. This range corresponds to a range in 2009 EBIT margin from 5.2% to 8.2%; per financials provided by management, Eddie Bauer achieved a mean EBIT margin of 5.2% from historical 2002 to 2005 and a negative 0.3% EBIT margin was expected for 2006. Goldman Sachs then calculated present values of those implied per share equity values for Eddie Bauer common stock using discount rates of 14.7% to 19.7% based on estimates relating to Eddie Bauer’s cost of equity capital. This analysis resulted in a range of implied present values of $6.79 to $19.28 per share of Eddie Bauer common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ analyses and opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Eddie Bauer or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Board of Directors of Eddie Bauer as to the fairness from a financial point of view of the $9.25 per share in cash to be received by the holders of the outstanding shares of Eddie Bauer common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Goldman Sachs held discussions with members of the senior management of Eddie Bauer regarding their assessment of the past and current business operations, financial condition and future prospects of Eddie Bauer, including the views of the Board of Directors with respect to the risks and uncertainties of achieving the certain internal financial analyses and forecasts for Eddie Bauer prepared by its management in the amounts and time frames contemplated thereby. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Eddie Bauer, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to the Board of Directors of Eddie Bauer was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement.

The merger consideration was determined through arms’-length negotiations among Eddie Bauer, Sun Capital and Golden Gate and was approved by the Board of Directors of Eddie Bauer. Goldman Sachs provided advice to Eddie Bauer during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Eddie Bauer or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Eddie Bauer in connection with, and has participated in certain of the negotiations leading to, the Merger.

In addition, Goldman Sachs has provided and is currently providing certain investment banking services to Sun Capital, Golden Gate and their respective affiliates, including having acted as co-lead lender with respect to a commercial mortgage loan (aggregate amount $800,000,000) and as syndication agent with respect to an asset-based revolving credit facility to Sun Capital in October 2004 (aggregate amount $550,000,000); as joint book runner with respect to the initial public offering of approximately 51,100,000 ordinary shares of Micro Focus International, a portfolio company of Golden Gate, in May 2005; as lead manager with respect to an offering of 11 1/4% Senior Notes due 2014 for Exopack LLC, a portfolio company of Sun Capital, in January 2006 (aggregate amount $220,000,000); as financial advisor to SKO Group Holding Corp., an affiliate of Sun Capital, in connection with the sale of certain real estate assets of ShopKo Stores Inc. in May 2006; and as co-manager with respect to a bank loan to Infor Global Solutions, a portfolio company of Golden Gate, in July 2006 (aggregate amount $100,000,000). Goldman Sachs also may provide investment banking services to Eddie Bauer, Sun Capital, Golden Gate and their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation. Affiliates of Goldman Sachs have co-invested with Sun Capital, Golden Gate and their respective affiliates from time to time and may do so in the future.

Eddie Bauer’s Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated May 3, 2006, Eddie Bauer engaged Goldman Sachs to act as its financial advisor in connection with the exploration of possible strategic alternatives, including the possible merger or sale of all or a portion of Eddie Bauer. Pursuant to the terms of this letter agreement, Goldman Sachs is entitled to receive a transaction fee of approximately $5.8 million, all of which is contingent upon consummation of the Merger. Eddie Bauer has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

Opinion of William Blair & Company, L.L.C.

William Blair was retained by the Board of Directors to render an opinion to the Board of Directors regarding the fairness of the consideration to be paid in the Merger, from a financial point of view, to the stockholders of Eddie Bauer. William Blair was not engaged to provide any other financial advisory services to the Board of Directors, and was not requested to, and did not, participate in the negotiation or structuring of the Merger, and was not requested to, nor did it, seek any expressions of interest from other parties with respect to any alternative transaction to the proposed transactions. The Merger was the result of an active and lengthy sale exploration process that was publicly announced by Eddie Bauer and coordinated by the Special Committee with the assistance of Goldman Sachs, which acted as a financial advisor to the Board of Directors and, in such capacity, also rendered an opinion to the Board of Directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the $9.25 per share in cash to be received by the holders of the outstanding shares of Eddie Bauer common stock pursuant to the Merger Agreement was fair from a financial point of view to those holders.

On November 13, 2006, William Blair delivered its written opinion to the Board of Directors to the effect that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration of $9.25 in cash per share of Eddie Bauer common stock to be paid in the Merger was fair, from a financial point of view, to the Eddie Bauer stockholders. William Blair provided such opinion for the information and assistance of the Board of Directors in connection with its consideration of the proposed Merger. William Blair’s opinion was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The terms of the Merger Agreement, including the consideration, were determined through negotiations between Eddie Bauer and the Sponsors.

The full text of William Blair’s written opinion, dated November 13, 2006, is attached as Appendix C to this proxy statement and incorporated into this proxy statement by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion relates only to the fairness of the consideration to be paid in the Merger, from a financial point of view, to the Eddie Bauer stockholders, and does not address any other aspect of the proposed transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the Merger. William Blair did not address the merits of the underlying decision by the Board of Directors to engage in the Merger. The following summary of William Blair’s opinion does not purport to be a complete description of the analyses performed by William Blair in connection with such opinion and is qualified in its entirety by reference to the full text of the written opinion of William Blair attached to this proxy statement as Appendix C. Eddie Bauer urges you to read the opinion carefully and in its entirety.

In connection with rendering its opinion and performing its related financial analyses, William Blair examined or discussed:

•	a draft of the Merger Agreement, dated October 30, 2006 (the “Draft Merger Agreement”);

•	pro forma financial statements of Eddie Bauer for the two years ended December 31, 2005 and 2004, as provided in the Registration Statement on Form 10 filed by Eddie Bauer with the Securities and Exchange Commission on May 1, 2006, as amended on June 27, 2006 and again on October 2, 2006;

•	certain unaudited interim financial statements of Eddie Bauer as of and for the three and nine month periods ended September 30, 2006;

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	the financial position and operating results of Eddie Bauer compared with those of certain other publicly traded companies William Blair deemed relevant;

•	current and historical market prices and trading volumes of the Eddie Bauer common stock; and

•	certain other publicly available information regarding Eddie Bauer and its industry.

William Blair also held discussions with members of Eddie Bauer’s senior management to discuss the foregoing and to discuss Eddie Bauer’s current strategic and financial position.

William Blair considered other matters which it deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations as it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of such opinion. William Blair has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of Eddie Bauer. In addition, William Blair was provided with certain internal business, operating and financial information and forecasts of Eddie Bauer prepared by Eddie Bauer’s senior management for years subsequent to 2006 (the “Forecasts”), which were initially prepared for use in the sale process. William Blair was advised by the Special Committee that it believed the Board of Directors had concerns about the achievability of the Forecasts. Accordingly, William Blair did not rely on such Forecasts for purposes of its opinion, and expresses no opinion with respect to the Forecasts or the estimates and judgments on which they are based. William Blair assumed, with the Board of Director’s consent, that all material assets and liabilities (contingent or otherwise) of Eddie Bauer are as set forth in the company’s financial statements or other information made available to William Blair.

William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of the opinion. It should be understood that, although subsequent developments may affect this opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair has relied as to all legal, accounting and tax matters on advice of Eddie Bauer’s and the Board of Directors’ advisors. William Blair assumed that the Merger will be consummated substantially on the terms described in the Draft Merger Agreement, without any amendment or waiver of any material terms or conditions by Eddie Bauer.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Board of Directors the assumptions upon which such analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does discuss those considered by William Blair to be material in arriving at its opinion.

Selected Public Company Analysis.

William Blair reviewed and compared trading and historical and projected financial performance for certain publicly traded specialty apparel retail and direct marketing companies that William Blair deemed relevant to such corresponding information for Eddie Bauer. The comparable companies selected by William Blair were Abercrombie & Fitch Co., Aeropostle Inc., American Eagle Outfitters, Inc., AnnTaylor Stores Corp., Children’s Place Retail Stores Inc., Gap Inc., Jos. A. Bank, Limited Brands Inc., Pacific Sunwear of California Inc. and Talbots Inc. William Blair selected these companies because they are publicly traded companies that engage in businesses reasonably comparable to Eddie Bauer. Although these companies face similar competitive and strategic issues as Eddie Bauer, William Blair noted that they have generated recent operating and financial results that are superior to Eddie Bauer’s operating and financial results.

Among the information William Blair considered were revenue; earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”); and earnings before interest and taxes (commonly referred to as “EBIT”). William Blair considered the implied enterprise value as a multiple of revenue, EBITDA and EBIT for each comparable company for its estimated calendar year 2006 results. For Eddie Bauer, William Blair considered the multiples implied by the consideration compared to its estimated calendar year 2006 results as supplied to William Blair by Eddie Bauer’s management, including add-backs of non-cash stock compensation ($10.9 million) and goodwill impairment ($122.3 million) in 2006. The operating results and the corresponding derived multiples for each of the selected companies were based on each company’s estimated calendar year 2006 results and closing share prices as of November 8, 2006. William Blair also considered year-to-date (commonly referred to as “YTD”) comparable store sales growth, 2006 EBITDA margin and return on equity for each of the selected companies compared to those metrics for Eddie Bauer.

The implied enterprise value of Eddie Bauer for purposes of this analysis was based on the equity value implied by the consideration per share to be paid to the stockholders in the Merger plus Eddie Bauer’s total debt, less cash, as based on debt and cash estimates for 2006 as provided to William Blair by Eddie Bauer’s management.

William Blair then compared Eddie Bauer’s implied transaction multiples to the range of trading multiples for the selected companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table (dollar results in millions):

	Implied		Selected Public Company Multiples
	Multiples		Min		Mean		Median		Max

Enterprise Value/
Estimated CY 2006 Revenue	0.51	x	0.81	x	1.21	x	1.02	x	2.28x
Enterprise Value/
Estimated CY 2006 EBITDA	8.1	x	6.1	x	8.0	x	8.1	x	9.5x
Enterprise Value/
Estimated CY 2006 EBIT	62.5	x	6.6	x	10.9	x	10.1	x	15.1x

William Blair noted that the implied transaction multiple based on the per share consideration to be paid to the stockholders in the Merger was (i) in the case of EBITDA within the range of multiples of the selected public companies; (ii) in the case of revenue was below the range of multiples of the selected public companies; and (iii) in the case of EBIT was significantly above the range of multiples of the selected public companies.

William Blair also noted that (a) Eddie Bauer’s YTD comparable store sales growth through September 30, 2006 was negative 5.7% compared to a median of 4.0% for the selected companies; (b) Eddie Bauer’s 2006 EBITDA margin was 6.3% compared to a median of 13.7% for the selected companies; and (c) Eddie Bauer’s return on equity (representing average book value between July 2, 2005 and December 31, 2005 due to fresh start accounting treatment received on July 2, 2005) was 2.5% compared to a median of 23.6% for the selected companies for the latest fiscal year. William Blair noted the fact that the implied EBITDA and EBIT multiples for the transaction were within or above the range of multiples of the selected public companies, despite Eddie Bauer’s underperformance relative to the selected companies with regard to these three key factors.

Although William Blair compared the trading multiples of the selected companies at the date of its opinion, none of the selected companies is identical to Eddie Bauer. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis.

William Blair performed an analysis of selected recently completed business combination transactions in the specialty apparel retail and direct marketing industries, with general operating performance metrics William Blair deemed comparable to Eddie Bauer. William Blair’s analysis was based on publicly available information for seven transactions. The selected transactions were not intended to be representative of the entire range of possible transactions that might be considered comparable to the Merger. The seven transactions examined were (target/acquirer):

•	Sports Authority/Leonard Green & Partners

•	Burlington Coat Factory/Bain Capital

•	Linens ‘N Things/Apollo Management, et al.

•	Goody’s Family Clothing Inc./GMM Capital, et al.

•	Brookstone, Inc./J.W. Childs, OSIM Int., Temasek

•	Sears, Roebuck & Co./K-Mart Holding Corporation

•	Loehmanns Holdings Inc./Arcapita, Crescent Capital

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target company in such transactions as a multiple of revenue, EBITDA and EBIT of the target for its LTM prior to the announcement of these transactions, and estimated calendar year 2006 revenue, EBITDA and EBIT of Eddie Bauer as supplied to William Blair by Eddie Bauer’s management. William Blair compared the resulting range of transaction multiples of revenue, EBITDA, and EBIT for the selected transactions to Eddie Bauer’s implied transaction multiples based on the terms of the Merger Agreement. William Blair also compared the LTM EBITDA margin and LTM comparable store growth of each of these targets for its LTM prior to acquisition to those metrics of Eddie Bauer based on its estimated 2006 results as supplied to William Blair by Eddie Bauer’s management.

Information regarding the multiples from William Blair’s analysis of selected transactions is set forth in the following table:

			Selected Comparable Transaction Multiples
	Implied Multiples		Min		Mean		Median		Max

Enterprise Value/
Estimated CY 2006 Revenue	0.51	x	0.22	x	0.49	x	0.48	x	0.79x
Enterprise Value/
Estimated CY 2006 EBITDA	8.1	x	6.6	x	7.6	x	7.4	x	8.5x
Enterprise Value/
Estimated CY 2006 EBIT	62.5	x	9.8	x	13.4	x	11.9	x	20.5x

William Blair noted that the implied transaction multiples based on the per share consideration to be paid to the stockholders in the Merger were within, and in the case of EBIT significantly above, the range of multiples of the selected transactions. William Blair noted that the targets’ median LTM EBITDA margin was 6.7% compared to Eddie Bauer’s estimated 2006 EBITDA margin of 6.3% and that the targets’ median LTM comparable store growth was negative 2.5% compared to negative 1.4% for Eddie Bauer based on Eddie Bauer’s estimated 2006 results as supplied to William Blair by Eddie Bauer’s management.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples based on the per share consideration to be paid to the stockholders in the Merger, none of these transactions or associated companies is identical to the proposed Merger or Eddie Bauer. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect Eddie Bauer’s implied value versus the values of the companies in the selected transactions.

M&A Premiums Paid Analysis.

William Blair reviewed data from 144 domestic public transactions with cash only consideration and equity values of between $100 million and $1.0 billion that were announced and subsequently closed since January 1, 2004 through November 8, 2006 in which 100% of the target was acquired (excluding transactions involving closed-end funds or real estate investment trusts). Specifically, William Blair analyzed the acquisition price as a premium to the closing respective share price one day, one week and one month prior to the announcement of the transaction, for all 144 transactions. William Blair compared the resulting stock price premiums for the reviewed transactions to the premiums implied by the per share consideration to be paid to the stockholders in the Merger based on Eddie Bauer’s respective stock prices one day, one week and one month prior to the initial announcement of the proposed transaction (assuming for this purpose that November 8, 2006 was the day prior to announcement). Information regarding the premiums from William Blair’s analysis of such transactions at specified percentiles is provided in the following table:

	Implied per
Premium Period	Share Premium	5%	25%	50%	75%	95%

1 Day Prior	(0.9)%	(4.1)%	9.5%	20.6%	35.1%	63.4%
1 Week Prior	15.6%	(0.3)%	10.8%	22.5%	33.9%	66.0%
1 Month Prior	(7.5)%	(0.6)%	15.1%	26.2%	42.2%	76.8%

William Blair noted that, compared to premiums paid in the referenced transaction group, the one-day premium implied by the Merger consideration was between the 5th and 25th percentile, the one-week premium was between the 25th and 50th percentile and the one-month premium was below the 5th percentile.

William Blair determined that its premiums analysis should merit significantly less emphasis than its comparable company and selected M&A transaction analyses because (i) Eddie Bauer’s common stock is thinly traded; (ii) Eddie Bauer does not publicly provide earnings guidance; (iii) on May 25th, 2006, Eddie Bauer announced that it hired an investment banker to pursue strategic options, and the trading price of its common stock increased 11.3% the same day, implying that Eddie Bauer’s common stock trading price may already reflect an implied transaction premium; and (iv) as of the date of William Blair’s opinion, Eddie Bauer had not yet announced third quarter operating results, which included a significant asset impairment charge.

General.

The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information made available to the Board of Directors.

In reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Eddie Bauer or the proposed Merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935 and continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. William Blair has in the past provided, is currently providing and may in the future provide investment banking services to Sun Capital and/or Golden Gate, and has received and will receive fees from Sun Capital and/or Golden Gate for those services, some of which fees may be material in amount. William Blair did not provide any services to Sun Capital or Golden Gate in connection with the proposed Merger. William Blair advised the Board of Directors that it did not believe that these professional engagements precluded it from providing, or otherwise materially negatively impacted its ability to provide, its opinion to the Board of Directors. In the ordinary course of its business, William Blair may from time to time trade the securities of Eddie Bauer for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

The Board of Directors retained William Blair based, among other things, on its qualifications and expertise in providing financial advice to companies in Eddie Bauer’s industry and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated October 26, 2006, the Board of Directors agreed to pay William Blair a retainer fee of $165,000 upon execution of the letter agreement and a fee of $335,000 upon delivery of its opinion, which fee was not contingent on the substance of the opinion or the closing of the Merger. In addition, the Board of Directors also agreed to indemnify William Blair against certain potential losses and expenses, including liabilities under the federal securities laws, arising out of its engagement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of U.S. federal income tax consequences of the Merger relevant to beneficial holders of Eddie Bauer common stock whose shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Eddie Bauer common stock. The discussion is based on current provisions of the Code, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Eddie Bauer common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with Eddie Bauer or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax). In addition, this discussion does not address the federal income tax consequences to a beneficial holder of Eddie Bauer common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

The receipt of cash for Eddie Bauer common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder’s adjusted tax basis in the shares surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than one year at the time of consummation of the Merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum federal income tax rate on net long-term capital gain realized by a corporation is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

Backup withholding at a 28% rate may apply to cash payments a beneficial holder of Eddie Bauer common stock receives pursuant to the Merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder’s own tax advisor as to the particular tax consequences to such beneficial holder of the Merger, including the application and effect of state, local, foreign and other tax laws.

REGULATORY APPROVALS

Under the HSR Act and the rules promulgated thereunder, Eddie Bauer cannot complete the Merger until it notifies and furnishes information to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Eddie Bauer plans to file notification and report forms under the HSR Act with the FTC and the Antitrust Division before the end of November 2006 and to request early termination of the waiting period.

Under the German Act Against Restraints of Competition (the “German Act”), Eddie Bauer cannot complete the Merger until it notifies and furnishes information to the German Federal Cartel Office, and specified waiting period requirements are satisfied. Eddie Bauer plans to file a notification and report form under the German Act with the German Federal Cartel Office before November 30, 2006.

LITIGATION

On November 17, 2006 a purported class action complaint was filed by putative stockholders of Eddie Bauer in the Superior Court of the State of Washington in and for King County against Eddie Bauer and its Board of Directors. The complaint alleges, among other things, that the Board of Directors breached its fiduciary duties in connection with the proposed Merger and that the consideration to be paid to holders of Eddie Bauer’s common stock is inadequate. The complaint seeks, among other things, to enjoin the consummation of the Merger, that certain sections of the Merger Agreement be enjoined and rescinded and attorneys’ fees. Eddie Bauer and the Board of Directors believe that the complaint is without merit and intend to defend the lawsuit vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety.

The Merger Agreement has been included to provide you with information regarding its terms and is not intended to provide any other factual information about Eddie Bauer, Parent, Merger Sub, or their affiliates. The Merger Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the parties exchanged in connection with signing the Merger Agreement and that modifies, qualifies and creates exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) certain representations were made only as of the date of the Merger Agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they are modified in important part by the underlying disclosure schedule. This disclosure schedule contains information that has been included in Eddie Bauer’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Eddie Bauer’s public disclosures. Finally, certain representations and warranties may not be complete or accurate because they are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between us and Parent and Merger Sub rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Effective Time

The effective time of the Merger will occur at the time that Eddie Bauer files a Certificate of Merger with the Secretary of State of the State of Delaware on the closing date of the Merger or such later time as provided in the Certificate of Merger and agreed to by Parent and Eddie Bauer. The closing date will occur as soon as practicable, but in no event later than on the second business day after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived, or such other date as Parent and Eddie Bauer may agree.

The Structure

At the effective time of the Merger, Merger Sub will merge with and into Eddie Bauer. Eddie Bauer will survive the Merger and continue to exist after the Merger as a wholly-owned subsidiary of Parent. All of Eddie Bauer’s and Merger Sub’s properties, rights, powers, privileges and franchises, and all of their debts, liabilities, and duties, will become those of the surviving corporation.

Treatment of Stock, Restricted Stock Units and Options

Eddie Bauer Common Stock

At the effective time of the Merger, each share of Eddie Bauer common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be converted into the right to receive $9.25 in cash, without interest, other than shares of Eddie Bauer common stock:

•	held in Eddie Bauer’s treasury immediately prior to the effective time of the Merger and shares held by Parent or Merger Sub, which shares will be canceled without conversion or consideration; and

•	held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to only such rights as are granted by Delaware law.

All such shares, when so converted, will automatically be cancelled and retired and cease to exist. After the effective time of the Merger, each outstanding stock certificate representing shares of Eddie Bauer common stock converted in the Merger will represent only the right to receive the Merger consideration.

Eddie Bauer Restricted Stock Units and Stock Options

At the effective time of the Merger, each outstanding option to buy shares of Eddie Bauer common stock and restricted stock unit granted under Eddie Bauer’s stock incentive plan, whether or not vested and exercisable, will be canceled. The holder of each restricted stock unit will be entitled to receive from the surviving corporation as soon as practicable (but in no event more than three business days) after the Merger an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of Eddie Bauer common stock underlying the restricted stock units as of the effective time of the Merger, multiplied by

•	$9.25.

The holder of each stock option will be entitled to receive from the surviving corporation as promptly as practicable after the Merger an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of Eddie Bauer common stock subject to each option as of the effective time of the Merger, multiplied by

•	the excess, if any, of $9.25 over the exercise price per share of Eddie Bauer common stock subject to such option.

As of the date of this proxy statement the exercise price of each outstanding option to buy shares of Eddie Bauer common stock is above $9.25 per share. As a result, no payments will be made to holders of outstanding options to buy shares of Eddie Bauer common stock in connection with the Merger.

Exchange and Payment Procedures

At or prior to the effective time of the Merger, Eddie Bauer and Parent will, or will cause the surviving corporation to, deposit in trust an amount of cash sufficient to pay the Merger consideration to each holder of shares of Eddie Bauer common stock with a bank or trust company designated by Parent (the “paying agent”) and reasonably acceptable to us. Promptly after the effective time of the Merger and in no event more than five business days thereafter, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the Merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The Merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

The paying agent, Parent and/or the surviving corporation will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the Merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent, Parent and/or the surviving corporation will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of shares of Eddie Bauer common stock outstanding prior to the Merger. If, after the effective time of the Merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the Merger consideration.

Neither Parent, the paying agent nor the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock 12 months after the effective time of the Merger will be delivered, upon demand, to Parent. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Parent may thereafter only look to Parent for the payment of the Merger consideration. Any portion of the Merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to the Merger consideration.

If your certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by Parent or the surviving corporation, posting a bond as indemnity against any claim with respect to the certificates, the paying agent will issue the Merger consideration in exchange for your lost, stolen, or destroyed stock certificates.

For information with respect to dissenters’ rights of appraisal under the DGCL, see “Appraisal Rights.”

Representations and Warranties

Eddie Bauer makes various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications. Our representations and warranties relate to, among other things:

•	Eddie Bauer and its subsidiaries’ due incorporation, valid existence, good standing and qualification to do business;

•	our certificate of incorporation and bylaws;

•	our capitalization, including in particular the number of shares of Eddie Bauer common stock, stock options and restricted stock units that were outstanding as of the date of the Merger Agreement;

•	our subsidiaries;

•	our indebtedness;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the required vote of our stockholders in connection with the adoption of the Merger Agreement;

•	the approval and recommendation by the Board of Directors of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of certain specified violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the financial statements in our periodic reports filed with the SEC from June 21, 2005 through the date of the Merger Agreement;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a “Company Material Adverse Effect” and certain other changes or events related to Eddie Bauer or its subsidiaries since July 1, 2006;

•	legal proceedings and governmental orders;

•	tangible personal property and real property;

•	taxes;

•	compliance with applicable laws and permits;

•	employment and labor matters affecting Eddie Bauer or its subsidiaries, including matters relating to Eddie Bauer or its subsidiaries’ employee benefit plans and any “change in control” payments;

•	material contracts;

•	intellectual property;

•	environmental matters;

•	affiliate transactions;

•	the receipt by the Board of Directors of fairness opinions from Goldman Sachs and William Blair;

•	the inapplicability to the Merger Agreement and the Merger of restrictions imposed on business combinations by Section 203 of the DGCL; and

•	the absence of undisclosed brokers’ fees.

For purposes of the Merger Agreement, “Company Material Adverse Effect” means any adverse effect, change, event, occurrence, development, state of circumstances or facts affecting (i) the assets and liabilities, business, results of operations or financial condition, in each case, which is material to Eddie Bauer and its subsidiaries, taken as a whole, or (ii) which would materially impair or delay Eddie Bauer’s ability to perform its material obligations under the Merger Agreement. However, any adverse effect, change, event, occurrence, development, state of circumstances or facts resulting from or attributable to any one or more of the following matters will not be taken into account in determining whether there has been a Company Material Adverse Effect and will not constitute a Company Material Adverse Effect:

•	general changes in economic, regulatory or political conditions or financial or securities markets, including the outbreak or escalation of hostilities, whether or note pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, unless such changes would reasonably be expected to have a materially disproportionate impact on Eddie Bauer and its subsidiaries’ (taken as a whole), relative to other industry participants;

•	general changes in conditions affecting any of the industries or markets in which we or our subsidiaries operate, unless such changes would reasonably be expected to have a materially disproportionate impact on Eddie Bauer and its subsidiaries’ (taken as a whole), relative to other industry participants;

•	the execution and delivery of the Merger Agreement or the consummation of any of the transactions contemplated thereby, or the public announcement of the Merger Agreement;

•	any change in the market price or trading volume of Eddie Bauer’s securities;

•	any change in any laws or generally accepted accounting principles or their interpretation unless such changes would reasonably be expected to have a materially disproportionate impact on Eddie Bauer and its subsidiaries (taken as a whole), relative to other industry participants;

•	the failure of Eddie Bauer to meet analysts’ expectations;

•	any change in expected collections with respect to securitization interests held by certain of our subsidiaries;

•	the occurrence of any default under certain of Eddie Bauer’s loan agreements unless as a result of such default the indebtedness under the applicable loan agreement automatically becomes or is declared to be due and payable prior to its scheduled due date;

•	any change in Eddie Bauer’s deferred tax assets or ability to use our net operating losses arising out of an election regarding the use of such losses;

•	any challenge to or failure to sustain any position taken by Eddie Bauer with respect to the amount and use of our net operating losses unless such challenge or failure would be reasonably likely to result in a material reduction in the use of such losses after the Merger;

•	any impairment charge with respect to our intangible assets required by generally accepted accounting principles; or

•	any failures of Eddie Bauer to take any action described in the section below headed “— Conduct of Eddie Bauer’s Business Pending the Merger” due to Parent’s withholding of consent to such action following written notice from Eddie Bauer that the withholding of such consent would reasonably be expected to have a Company Material Adverse Effect.

The Merger Agreement also contains various representations and warranties made by Parent and Merger Sub that are subject, in some cases, to exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due incorporation, valid existence and good standing;

•	their corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of certain specified violations of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the purpose and capitalization of Merger Sub;

•	Parent’s financing for the Merger;

•	their lack of ownership of Eddie Bauer common stock;

•	the absence of any undisclosed agreements between Parent or Merger Sub and any officer or director of Eddie Bauer;

•	the absence of undisclosed brokers’ fees; and

•	the solvency of Parent and the surviving corporation as of the effective time of the Merger (and giving effect to the consummation of the Merger and the other transactions contemplated by the Merger Agreement).

The representations and warranties in the Merger Agreement of each of Eddie Bauer, Parent and Merger Sub will expire upon the effective time of the Merger.

Conduct of Eddie Bauer’s Business Pending the Merger

Under the Merger Agreement, Eddie Bauer has agreed that, subject to certain exceptions and limitations, between November 13, 2006 and the completion of the Merger, unless Parent gives its prior consent:

•	Eddie Bauer and its subsidiaries will conduct business in all material respects in the ordinary course of business consistent with past practice; and

•	Eddie Bauer will use reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it.

Eddie Bauer has also agreed that, during the same time period, subject to certain exceptions, neither Eddie Bauer nor any of its subsidiaries will take any of the following actions, unless Parent gives its prior written consent:

•	issue additional shares of, grant options or rights to acquire, or take certain other actions that would encumber, its capital stock;

•	redeem outstanding shares of its capital stock;

•	split, combine, subdivide or reclassify any shares of its capital stock, or declare or pay any dividend distribution;

•	incur indebtedness, or guarantee any indebtedness, in excess of $1,000,000 in the aggregate (other than borrowings under Eddie Bauer’s existing line of credit facilities and guaranties of real property leases in the ordinary course of business) or make certain loans, advances, investment or capital contributions;

•	sell or otherwise transfer or dispose of any of its properties or assets with a value in excess of $2,000,000 other than to Eddie Bauer or a wholly-owned subsidiary of Eddie Bauer, or cancel or assign any indebtedness in excess of $2,000,000 (subject to certain exceptions);

•	grant a license to any material intellectual property;

•	enter into any contract containing any non-competition covenant (other than real property leases or license agreements in the ordinary course of business);

•	make any material acquisition or investment other than:

•	purchases of inventory, supplies and other assets in the ordinary course of business and investments made in accordance with Eddie Bauer’s cash management policies in the ordinary course of business consistent with past practice, or

•	to the extent contemplated by Eddie Bauer’s capital expenditure budget for fiscal year 2006;

•	change the participants in our Senior Officer Change in Control Compensation Plan;

•	expend more than $50,000 in the aggregate to provide non-contractually required outplacement services for employees or non-employees;

•	increase or decrease the rate or terms of compensation payable by it to any of its directors, officers or employees, subject to limited exceptions with respect to non-director or officer employees only;

•	enter into any employment or severance agreement with or grant or increase or otherwise modify the rate or terms of any bonus, pension, severance or other employee benefit plan or arrangement with, for or in respect of any of its directors, officers or employees or otherwise make any material amendment to any employee benefit plan, subject to limited exceptions with respect to non-director or officer employees only;

•	enter into or terminate any collective bargaining agreement or benefit plan;

•	hire any person as an officer or director of Eddie Bauer or any subsidiary at a base salary exceeding $150,000;

•	amend Eddie Bauer’s certificate of incorporation or bylaws;

•	make any change in accounting methods, principles or practices, except as required by generally accepted accounting principles or by a governmental entity;

•	except as required by applicable law, make or change any election in respect of taxes or adopt or change any material accounting method in respect of taxes; enter into any tax allocation agreement, tax sharing agreement or closing agreement; or settle or compromise any claim, notice, audit report or assessment in respect of taxes individually in excess of $500,000 or in the aggregate in excess of $2,000,000;

•	write up, write down or write off the book value of any assets by more than $1,000,000 in the aggregate except in accordance with generally accepted accounting principles;

•	except as permitted by the non-solicitation provisions of the Merger Agreement (described below in the section headed “— No Solicitation of Alternative Proposals”), take any action to exempt any person (other than Parent or Merger Sub) from state laws that purport to limit or restrict business combinations or the ability to acquire or vote shares;

•	implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•	settle any litigation (or threatened litigation) for an amount in excess of $375,000 per litigation or in the aggregate in excess of $1,500,000, in each case net of insurance proceeds;

•	amend, modify in any material respect or terminate (other than in accordance with its terms) any material contract;

•	enter into any material contract, other than:

•	purchases of inventory, supplies and assets in the ordinary course of business;

•	renewals of existing real property leases in the ordinary course of business on arms-length terms;

•	to the extent contemplated by Eddie Bauer’s budget for fiscal year 2006; and

•	contracts contemplated and not prohibited by other specific provisions of such covenant;

•	commence any extraordinary sales event or significant discounting of merchandise other than in the ordinary course of business;

•	take any actions intended to materially change in an adverse manner to Eddie Bauer relationships with material vendors and suppliers;

•	except as permitted by the non-solicitation provisions of the Merger Agreement, amend, modify or waive any confidentiality agreement or other agreement that restricts the ability of a third party to acquire any interest in Eddie Bauer;

•	voluntarily fail to maintain in full force and effect, or fail to use reasonable best efforts to replace or renew, material insurance policies existing as of November 13, 2006;

•	sell or enter into any material agreement with respect to our Groveport, Ohio distribution center;

•	open or commit to open, or close or commit to close, any retail locations;

•	terminate other than for cause any employee covered by our Senior Officer Change in Control Compensation Plan;

•	take any action intended or reasonably expected to change the status of our control of our German joint venture; or

•	commit to take any of the actions described above.

No Solicitation of Alternative Proposals

We have agreed that Eddie Bauer and its subsidiaries, and their respective officers, directors, agents and representatives, will not, and we are required to use our reasonable best efforts to cause Eddie Bauer and its subsidiaries’ other employees not to:

•	initiate or solicit (including by furnishing non-public information) or knowingly take or fail to take any other action to facilitate or encourage any inquiries or the making or reaffirmation of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal (described below); or

•	engage in any discussions or any negotiations concerning, or provide any non-public information to any third party that has made, or to the knowledge of Eddie Bauer is considering making, an Alternative Proposal.

For purposes of the Merger Agreement, an “Alternative Proposal” is any offer, proposal or indication of interest that relates to:

•	a transaction or series of transactions (including any merger, consolidation, recapitalization, reorganization, liquidation or other direct or indirect business combination) involving Eddie Bauer or the issuance or acquisition of shares of Eddie Bauer common stock or other equity securities of Eddie Bauer representing 15% (in number or voting power) or more of the outstanding capital stock of Eddie Bauer;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person, together with all affiliates of such person, becoming the beneficial owner of shares of Eddie Bauer common stock or other equity securities of Eddie Bauer representing 15% (in number or voting power) or more of the outstanding capital stock of Eddie Bauer; or

•	the acquisition, license, purchase or other disposition of 15% or more of the consolidated assets (including the capital stock or assets of any of Eddie Bauer’s subsidiaries) of Eddie Bauer or of a business that constitutes 15% or more of the consolidated revenues or consolidated net income of Eddie Bauer.

Prior to adoption of the Merger Agreement by our stockholders, we may engage in substantive discussions or negotiations with a person that makes an unsolicited bona fide written Alternative Proposal (under circumstances in which Eddie Bauer has complied with its non-solicitation obligations described above) and may furnish such person information concerning, and may afford it access to, Eddie Bauer, its subsidiaries and our businesses, properties, assets, books and records if:

•	the Board of Directors determines in its good faith judgment, after consultation with Eddie Bauer’s financial advisor and outside counsel, that such Alternative Proposal is, or is reasonably likely to lead to, a Superior Proposal (described below) and, after consultation with Eddie Bauer’s outside counsel, that the failure to take such action would result in a breach of fiduciary duties of our Board of Directors to our stockholders under applicable law, and

•	prior to furnishing such information or access to, or entering into substantive discussions or negotiations with, such person:

•	we receive a confidentiality agreement from such person that is not less restrictive than the confidentiality agreements (including with respect to standstill provisions) we have entered into with Sun Capital and Golden Gate;

•	we notify Parent of our intent to furnish information or access to, or intent to enter into substantive discussions or negotiations with, such person; and

•	we concurrently disclose or make available to Parent the same information provided to such person.

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in the definition of Alternative Proposal are 50% rather than 15%) which did not otherwise result from a breach of our non-solicitation obligation discussed above and the Board of Directors determines in good faith, after consultation with Eddie Bauer’s outside counsel and financial advisor:

•	is reasonably capable of being consummated without undue delay (taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing, and the maker of the proposal);

•	for which financing, to the extent required, is then committed; and

•	if consummated, would result in a transaction that is more favorable to Eddie Bauer’s stockholders in their capacity as stockholders (other than Parent, Merger Sub and their respective affiliates), from a financial point of view, than the Merger.

Additionally, we may:

•	comply with Rules 14e-2 and 14d-9 under the Exchange Act with regard to a tender or exchange offer, and make a “stop-look-and-listen” communication to Eddie Bauer’s stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act; and

•	make such other disclosures to Eddie Bauer’s stockholders, and take such other actions, as are required by law.

Except as set forth below, the Board of Directors may not withdraw or modify its approval or recommendation of the Merger and the Merger Agreement. The Board of Directors also may not approve, adopt or recommend an Alternative Proposal or cause Eddie Bauer or any of its subsidiaries to enter into any agreement (other than a confidentiality agreement described above) related to any Alternative Proposal. Notwithstanding the foregoing, at any time prior to the adoption of the Merger Agreement by Eddie Bauer’s stockholders, if the Board of Directors determines in its good faith judgment, after consultation with Eddie Bauer’s financial advisor and outside counsel, that any unsolicited Alternative Proposal is a Superior Proposal and, after consultation with Eddie Bauer’s outside counsel, the failure to take such action would result in a breach of fiduciary duties to our stockholders under applicable law, the Board of Directors may:

•	withdraw or modify its approval or recommendation of the Merger and the Merger Agreement;

•	approve or recommend such Superior Proposal;

•	cause Eddie Bauer or any of its subsidiaries to enter into an agreement with respect to such Superior Proposal; and

•	terminate the Merger Agreement, in which case Eddie Bauer will be required to pay Parent an $8,000,000 termination fee and reimburse Parent for certain expenses not to exceed $5,000,000. See “— Termination” and “— Termination Fees” below.

Prior to terminating the Merger Agreement or entering into an agreement with respect to a Superior Proposal:

•	we must give Parent three business days’ notice of the Superior Proposal agreement (which notice must only be given once unless the Superior Proposal is modified in any material respect); and

•	we must permit Parent to propose revisions to the terms of the Merger Agreement, negotiate in good faith with Parent with respect to the proposed revisions, and determine, in good faith after consultation with our financial advisor and outside counsel, that the Alternative Proposal remains a Superior Proposal and, after consultation with Eddie Bauer’s outside counsel, the failure of such action would result in a breach of fiduciary duties to our stockholders.

We have also agreed:

•	to cease any solicitation, discussions or negotiations by or on behalf of us with any person conducted prior to the execution of the Merger Agreement with respect to any Alternative Proposal;

•	to promptly request that each person that has signed a confidentiality agreement with us in connection with their consideration of an Alternative Proposal return or destroy all non-public information that we have provided to them; and

•	use our reasonable best efforts to promptly inform our representatives of our non-solicitation obligations under the Merger Agreement.

We have agreed further that if we receive an Alternative Proposal or a request for information or inquiry that could reasonably be expected to lead to an Alternative Proposal, we will:

•	promptly inform Parent of the Alternative Proposal, or request or inquiry, including the applicable terms and conditions and the identity of the party making such proposal, request or inquiry;

•	keep Parent informed of the status of any such discussions and of any amendments (or proposed amendments to such Alternative Proposal, and, as promptly as practicable, of any change in price, structure or form of consideration) or the material terms and conditions regarding the Alternative Proposal;

•	provide promptly to Parent copies of all written materials between us and the party making the Alternative Proposal; and

•	upon a determination by the Board of Directors that an Alternative Proposal constitutes a Superior Proposal, to deliver written notice thereof to Parent specifying the identity of the party who has made the Superior Proposal, the terms and conditions of the Superior Proposal (including the per share consideration to be received by Eddie Bauer stockholders), a copy of the Superior Proposal and all documents relating to the Superior Proposal.

Employee Benefit Plans

Under the Merger Agreement, Parent has agreed that it will, and will cause the surviving corporation to:

•	honor the terms of all of Eddie Bauer’s and its subsidiaries’ benefit plans;

•	for one year following the closing of the Merger, provide Eddie Bauer’s and its subsidiaries’ active employees base salary and base wages substantially similar to such employees’ base salary or base wages as of the closing of the Merger and employee benefits (other than any equity-based benefits, defined benefit plan benefits or retiree medical benefits) that, in the aggregate, are competitive in the industry for companies of similar size and nature and in similar locations as Eddie Bauer;

•	credit all service with Eddie Bauer and its subsidiaries for purposes of eligibility, vesting and, with respect to vacation and severance entitlement only, beneficial accrual under any employee benefit plan applicable to employees of the surviving corporation or its subsidiaries after the closing of the Merger to the extent recognized by us under a corresponding benefit plan;

•	in the plan year in which the closing of the Merger occurs, use reasonable best efforts to waive any pre-existing condition or limitation or exclusion with respect to Eddie Bauer’s and its subsidiaries’ employees under any group health plan or other welfare benefit plan to the extent waived or satisfied under an analogous plan of Eddie Bauer and its subsidiaries; and

•	in the plan year in which the closing of the Merger occurs, use reasonable best efforts to recognize the dollar amount of all expenses incurred by Eddie Bauer’s and its subsidiaries’ employees and their dependents for purposes of deductibles, co-payments and maximum out-of-pocket limits under any group health plan to the extent recognized under an analogous plan of Eddie Bauer and its subsidiaries.

The foregoing is not intended to, and shall not be construed to, confer upon any person other than the parties to the Merger Agreement, any rights or remedies thereunder.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, after the Merger, Parent and the surviving corporation will, jointly and severally, and Parent will cause the surviving corporation to, undertake certain indemnification obligations with respect to individuals who are now, or have been at any time prior to the execution of the Merger Agreement or who become such prior to the effective time of the Merger, a director or officer of Eddie Bauer or any of its subsidiaries, or an employee of Eddie Bauer or any of its subsidiaries providing services to or for such a director or officer in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement. Additionally, the Merger Agreement provides that the surviving corporation will provide, for a period of six years after the Merger becomes effective, directors’ and officers’ liability insurance covering certain persons. See “The Merger — Interests of Eddie Bauer’s Directors and Executive Officers in the Merger — Indemnification and Insurance” for a more detailed discussion of these obligations.

Access to Information

Until the Merger is effective, on reasonable notice and subject to applicable law and certain exceptions, we have agreed to afford Parent and its representatives reasonable access to our properties, books, contracts, commitments and records, and to our officers, directors, employees and representatives, and to provide Parent or its representatives with certain documentation and information.

Additional Covenants

The Merger Agreement contains additional covenants regarding the conduct of the parties prior to the Merger, some of which are described below.

Stockholders’ Meeting

The Merger Agreement requires us to give notice of and hold the special meeting to consider the proposal to adopt the Merger Agreement. The Board of Directors is required to recommend that Eddie Bauer’s stockholders vote in favor of the adoption of the Merger Agreement, except that the Board of Directors may withdraw, modify or amend its recommendation in connection with the Board of Director’s approval of a Superior Proposal. See “— No Solicitation of Alternative Proposals.”

Further Assurances

Eddie Bauer, Parent and Merger Sub have agreed to use all reasonable best efforts to take all actions necessary to comply with legal requirements, prepare and file all necessary documentation to obtain permits, consents, approvals and authorizations of all governmental entities necessary or advisable in connection with consummating the transactions contemplated in the Merger Agreement.

Obligations of Merger Sub

Prior to the effectiveness of the Merger or the termination of the Merger Agreement, Parent and Merger Sub have agreed that:

•	Merger Sub will not, and Parent will cause Merger Sub not to, undertake any business activities other than in connection with the Merger Agreement and the Merger;

•	Parent will take all actions necessary to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the Merger; and

•	Parent and Merger Sub will not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to materially delay the consummation or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The adoption of the Merger Agreement by our stockholders.

•	Statutes. No statute, rule or regulation having been enacted or promulgated by a governmental entity of competent jurisdiction that prohibits the completion of the Merger.

•	German Approvals. Any applicable approvals (except for those not required by law or that would not subject the applicable entities to material fines or other material consequences), pursuant to German competition law having been obtained or the waiting period having expired without material and adverse conditions or obligations.

•	Injunctions. No judgment, order, writ, decree or injunction of any governmental entity of competent jurisdiction being in effect that precludes, restrains, enjoins or prohibits the completion of the Merger.

The obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	Performance and Obligations. The performance, in all material respects, by Eddie Bauer of its agreements and covenants in the Merger Agreement except that certain covenants regarding the deposit of Eddie Bauer funds to pay the merger consideration and certain actions not to be taken by Eddie Bauer between the date of the Merger Agreement and the closing of the Merger must have been performed in all respects.

•	Representations and Warranties.

The truth and correctness of Eddie Bauer’s representations and warranties on the day of the closing of the Merger (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time), subject to the following qualifications:

•	our representations and warranties regarding certain matters relating to our capitalization, employee benefit plans, and the absence of undisclosed brokers’ fees must be true and correct in all respects;

•	our representations and warranties qualified with respect to a Company Material Adverse Effect must be true and correct in all respects (giving effect to that qualification); and

•	all of our other representations and warranties must be true and correct except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding any materiality qualifications, other than provisions that expressly require the listing of material items on Eddie Bauer’s disclosure schedules or that expressly permit the exclusion of immaterial items from any such list).

•	Closing Certificate. Our delivery to Parent at the closing of a certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

•	Approvals. Any applicable waiting period under the HSR Act having expired or terminated.

•	No Governmental Proceedings. No governmental entity having initiated any suit, proceeding, hearing or investigation involving Eddie Bauer, Parent or Merger Sub where an unfavorable judgment, order, writ, decree or injunction would prevent the consummation of the transactions contemplated by the Merger Agreement, cause any of such transactions to be rescinded following consummation or affect adversely the right of Parent to own the capital stock of the surviving corporation and to operate its business.

•	Dissenting Shares. Holders of no more than 15% of the outstanding shares of Eddie Bauer common stock having exercised (and not withdrawn or failed to perfect) appraisal rights under Section 262 of the DGCL. See “Dissenters’ Rights of Appraisal.”

•	Tax Matters. Our delivery to Parent of an affidavit stating that Eddie Bauer is not and has not been a U.S. real property holding corporation.

Our obligation to complete the Merger is subject to the following additional conditions:

•	Representations and Warranties. The truth and correctness in all material respects of Parent’s and Merger Sub’s representations and warranties on the day of the closing of the Merger (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such date or time), except that representations and warranties that contain qualifications with respect to materiality or Parent Material Adverse Effect must be true and correct in all respects (giving effect to that qualifications).

•	Performance of Obligations. The performance, in all material respects, by Parent and Merger Sub of their agreements and covenants in the Merger Agreement.

•	Closing Certificate. The delivery by Parent at the closing of the Merger of a certificate with respect to the satisfaction of the conditions relating to Parent’s and Merger Sub’s representations, warranties, covenants and agreements.

•	Approvals. Any applicable waiting period under the HSR Act having expired or terminated and certain third party approvals having been obtained except for those the failure of which to obtain would not reasonably be expected to have a Parent material adverse effect.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either Eddie Bauer or Parent, if:

•	any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action is final and non-appealable, provided, however, that the party seeking to terminate the Merger Agreement shall have taken all actions within its power to challenge such order, decree, ruling or other action;

•	the closing has not occurred on or before March 15, 2007, except that under certain conditions such date will be extended to April 29, 2007 (the “Termination Date”); provided that the right to terminate the Merger Agreement pursuant to this section will generally not be available to a party seeking to terminate if any action (or inaction) of such party caused the failure of the closing to occur prior to the Termination Date, and such action (or inaction) constituted a material breach of the Merger Agreement;

•	any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Merger;

•	Eddie Bauer’s stockholders do not adopt the Merger Agreement at the special meeting (or any postponement or adjournment thereof);

•	if any funds committed to be provided to Parent pursuant to the commitment letter from the Sponsors or any replacement funds have been withdrawn and, in the event of a proposed termination by Eddie Bauer, are not replaced within five business days;

•	there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement such that the closing conditions with respect thereto would not be satisfied and such breach has not been cured within 30 days following notice by the terminating party or cannot be cured by the Termination Date, provided that there is no cure period for the breach by Eddie Bauer of certain covenants and guaranties related to Eddie Bauer’s non-solicitation obligation, and Eddie Bauer’s obligations related to the proxy statement and special stockholders’ meeting;

•	by Eddie Bauer, if prior to the approval and adoption of the Merger Agreement by our stockholders, the Board of Directors approves a Superior Proposal in accordance with the terms of the Merger Agreement described above under “— No Solicitation of Alternative Proposals”; and

•	by Parent, if the Board of Directors withdraws or modifies in a manner adverse to Parent its recommendation that Eddie Bauer’s stockholders adopt the Merger Agreement, fails within five business days of Parent’s written request to reaffirm its recommendation of the Merger Agreement, or recommends to stockholders an Alternative Proposal or Superior Proposal, or Eddie Bauer enters into a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement) with respect thereto.

In some cases, termination of the Merger Agreement may require us to pay a termination fee to Parent and/or reimburse Parent for certain expenses, or require Parent to pay a termination fee to us, as described below under “— Termination Fees and Expenses.”

Termination Fees and Expenses

We have agreed to pay to Parent a termination fee of $8,000,000 and reimburse certain expenses of Parent not to exceed $5,000,000 at or prior to termination of the Merger Agreement by Eddie Bauer or within five business days of termination of the Merger Agreement by Parent if:

•	Eddie Bauer terminates the Merger Agreement because the Board of Directors approves a Superior Proposal in accordance with the terms of the Merger Agreement described above under “— No Solicitation of Alternative Proposals”; or

•	Parent terminates the Merger Agreement because the Board of Directors withdraws or modifies in a manner adverse to Parent its recommendation that Eddie Bauer’s stockholders adopt the Merger Agreement, fails within five business days of Parent’s written request to reaffirm its recommendation of the Merger Agreement, or recommends to stockholders an Alternative Proposal or Superior Proposal, or Eddie Bauer enters into a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement) with respect thereto.

We have agreed to pay Parent a termination fee of $8,000,000 and reimburse certain expenses of Parent not to exceed $5,000,000 upon consummation of an Alternative Proposal described below if:

•	Parent or Eddie Bauer terminates the Merger Agreement because the Merger has not occurred by the Termination Date or because Eddie Bauer’s stockholders do not adopt the Merger Agreement at the special meeting (or any postponement or adjournment thereof), and

•	at the time of termination an Alternative Proposal shall have been publicly announced or otherwise made known to Eddie Bauer and in the event of an adverse stockholder vote is not withdrawn at least three business days prior to the special meeting (provided that, in this case, the applicable percentages in the definition of “Alternative Proposal” are 50% rather than 15%); and

•	Eddie Bauer consummates any Alternative Proposal within 12 months of the date of termination; or

•	Parent terminates the Merger Agreement due to a knowing breach by Eddie Bauer of its representations, warranties, covenants or agreements in the Merger Agreement such that the closing conditions with respect thereto would not be satisfied (subject to the applicable cure period), and

•	an Alternative Proposal shall have been made prior to such termination; and

•	Eddie Bauer consummates any Alternative Proposal within 12 months of the date of termination.

In addition, we have agreed to reimburse Parent for certain expenses up to $5,000,000 if:

•	Parent terminates the Merger Agreement due to a breach of Eddie Bauer’s covenants, representations or warranties (subject to certain cure rights); or

•	either party terminates the Merger Agreement as a result of the stockholders failing to adopt the Merger Agreement at the special meeting (or any postponement or adjournment thereof).

Parent has agreed to pay us a termination fee (the “Parent Termination Fee”) at or prior to the termination of the Merger Agreement by Parent or within five business days of termination of the Merger Agreement by Eddie Bauer if:

•	Eddie Bauer terminates the Merger Agreement because the Merger has not been effected by the Termination Date and at the time of termination Parent or Merger Sub has breached its representations, warranties, covenants or agreements in the Merger Agreement such that the closing conditions with respect thereto would not be satisfied (a “Parent Material Breach”);

•	Eddie Bauer terminates the Merger Agreement due to a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements under the Merger Agreement such that the closing conditions with respect thereto would not be satisfied, subject to the applicable cure period;

•	Eddie Bauer or Parent terminates the Merger Agreement because the Merger has not been effected by the Termination Date because of a Parent Material Breach; or

•	Eddie Bauer or Parent terminates the Merger Agreement because Parent has received notice that any funds committed to Parent under the commitment letter from the Sponsors or any replacement funds are withdrawn and not replaced within the applicable time period, provided that Eddie Bauer is not then in default of its representations, warranties, covenants and agreements in the Merger Agreement such that the closing conditions with respect thereto would not be satisfied.

The Parent Termination Fee will be:

•	$12,150,000 if the Merger Agreement is terminated at any time prior to January 27, 2006 (but not after Eddie Bauer stockholder approval has been obtained);

•	$20,000,000 if the Merger Agreement is terminated on or at any time after January 27, 2006 (but not after Eddie Bauer stockholder approval has been obtained); and

•	$30,000,000 if the Merger Agreement is terminated at any time after Eddie Bauer stockholder approval has been obtained.

Amendment and Waiver

Subject to applicable law, the Merger Agreement may be amended by the written agreement of the parties at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by our stockholders.

The Merger Agreement also provides that, at any time prior to the effective time of the Merger, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement which may be legally waived.

MARKET PRICE OF EDDIE BAUER’S COMMON STOCK

From June 3, 2005 through October 11, 2006, our common stock was traded over-the-counter. Since October 12, 2006, Eddie Bauer’s common stock has been traded on The NASDAQ Stock Market under the trading symbol “EBHI.” The following table sets forth, for the periods indicated, the high and low sales prices per share for the Eddie Bauer common stock as quoted on the OTC Bulletin Board or reported by The NASDAQ Stock Market, as applicable:

	HIGH	LOW

Fiscal 2005
June 3, 2005 through June 30, 2005	$28.35	$26.00
Third Quarter Ended September 30, 2005	$31.50	$23.13
Fourth Quarter Ended December 31, 2005	$24.90	$12.40
Fiscal 2006
First Quarter Ended March 31, 2006	$15.70	$12.25
Second Quarter Ended June 30, 2006	$15.00	$11.00
Third Quarter Ended September 30, 2006	$15.00	$9.00
Fourth Quarter (through November , 2006)	$10.60	$6.88

On May 24, 2006, which was the trading day immediately prior to the date on which we announced that the Board of Directors was exploring possible strategic alternatives for Eddie Bauer to enhance stockholder value, the closing price per share of Eddie Bauer common stock was $12.75 per share. On November 10, 2006, which was the last full trading day immediately preceding the public announcement of the proposed Merger, the closing price per share of Eddie Bauer common stock on The NASDAQ Stock Market was $8.85. On          , 200  , which was the last trading day before this proxy statement was printed, the closing price per share of Eddie Bauer common stock on The NASDAQ Stock Market was $          . You are encouraged to obtain current market quotations for Eddie Bauer common stock in connection with voting your shares.

As of          , 200  , there were           shares of Eddie Bauer common stock outstanding held by approximately           holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 22, 2006, Eddie Bauer had outstanding and entitled to vote (exclusive of treasury shares) 30,020,662 shares of Eddie Bauer common stock. The holders of Eddie Bauer common stock are entitled to vote as a single class and to one vote per share, exercisable in person or by proxy, at all meetings of stockholders.

To the knowledge of Eddie Bauer, as of November 22, 2006, the following table sets forth the ownership of Eddie Bauer common stock by (i) each person owning more than 5% of the outstanding shares of Eddie Bauer common stock, (ii) each director, (iii) our Chief Executive Officer and the next four most highly compensated executive officers, and (iv) all directors and executive officers as a group.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person, which are immediately exercisable or exercisable within 60 days of the determination date, which in the current case is January 21, 2007. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Unless otherwise noted, the address for each person listed on the table is c/o Eddie Bauer Holdings, Inc., PO Box 97000, Redmond, Washington 98073.

	Number of
	Shares		Percent
	Beneficially		Beneficially
Name	Owned(1)		Owned

Non-Employee Directors(2):	7,092		*
William T. End	7,092		*
John C. Brouillard	7,092		*
Howard Gross	7,092		*
Paul E. Kirincic	7,092		*
Kenneth M. Reiss	7,092		*
Laurie M. Shahon	7,092		*
Edward M. Straw	7,092		*
Stephen E. Watson	7,092		*
Executive Officers
Fabian Månsson	116,666	(3)	*
Kathleen Boyer	41,125	(4)	*
David Taylor(5)	—		*
Shelley Milano	41,125	(6)	*
Ann Perinchief	56,792	(7)	*
All directors and executive officers (14 persons)	271,319		*
5% Stockholders:
FMR Corp(8)	3,373,200		11.2%
Bank of America, N.A(9)	2,065,936		6.9%
JP Morgan Chase Bank, N.A(10)	1,857,839		6.2%

*	Less than 1%.

(1)	Includes shares currently owned, shares held by spouses or minor children, options and other securities currently exercisable or exercisable within 60 days after November , 2006 and all shares over which the individual has the right of control over voting or investment power.

(2)	For each director, includes (i) 1,426 shares of common stock underlying vested restricted stock units (except for Mssrs. End, Kirincic and Reiss who each settled 1,426 restricted stock units on July 18, 2006) and (ii) 5,666 shares of common stock issuable upon exercise of stock options at a price of $23.37 per share.

(3)	Includes 50,000 shares of common stock issuable upon exercise of stock options at a price of $23.37 per share and 66,666 shares of common stock underlying restricted stock units that vested on July 1, 2006.

(4)	Includes 18,375 shares of common stock issuable upon exercise of stock options at a price of $23.37 per share and 22,750 shares of common stock underlying restricted stock units that vested on July 1, 2006.

(5)	Mr. Taylor assumed the role of interim Chief Financial Officer in January 2006.

(6)	Includes 18,375 shares of common stock issuable upon exercise of stock options at a price of $23.37 per share and 22,750 shares of common stock underlying restricted stock units that vested on July 1, 2006.

(7)	Includes 2,155 shares of common stock, 18,375 shares of common stock issuable upon exercise of stock options at a price of $23.37 per share 22,750 shares of common stock underlying restricted stock units that vested on July 1, 2006. In addition, the total includes 6,037 shares of common stock issuable upon exercise of stock options and 7,475 shares of common stock underlying restricted stock units that vested on July 1, 2006 held by Mr. Don Perinchief, her spouse, at a price of $23.37 per share. Ms. Perinchief disclaims beneficial ownership of the common stock underlying the stock options held by Mr. Perinchief. Ms. Perinchief acquired the 2,155 shares of common stock in settlement of a life insurance claim as part of the reorganization.

(8)	The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,371,500 shares or 11.238% of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR Corp., through its control of Fidelity, and the Fidelity funds (the “Fidelity Funds”) each has sole power to dispose of the 3,371,500 shares owned by the Fidelity Funds. Members of the family of Edward C. Johnson 3rd, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3rd, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,700 shares or 0.006% of our outstanding common stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3rd and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 1,700 shares and sole power to vote or to direct the voting of the 1,700 shares of common stock owned by the institutional account(s) as reported above.

(9)	The address of Bank of America, N.A. is Bank of America Corporate Center, Floor 25, Tryon Street, Charlotte, North Carolina 28255.

(10)	The address of JP Morgan Chase Bank, N.A. is 270 Park Avenue, Floor 35, New York, NY 10017-2070.

APPRAISAL RIGHTS

Under the DGCL, you have the right to demand appraisal in connection with the Merger and to receive, in lieu of the Merger consideration, payment in cash for the fair value of your common stock of Eddie Bauer as determined by the Delaware Court of Chancery. Eddie Bauer stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Eddie Bauer will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix D to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the Merger Agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes Eddie Bauer’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Eddie Bauer a written demand for appraisal of your shares before the vote with respect to the Merger Agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares through the effective time of the Merger.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Eddie Bauer common stock as provided for in the Merger Agreement if you are the holder of record at the effective time of the Merger, but you will have no appraisal rights with respect to your shares of Eddie Bauer common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the Merger Agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Secretary of Eddie Bauer at 15010 NE 36th Street, Redmond, Washington 98052, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform Eddie Bauer of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Eddie Bauer common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Eddie Bauer. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Eddie Bauer common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each Eddie Bauer stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for such stockholder’s shares of Eddie Bauer common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, Eddie Bauer stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Eddie Bauer common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the Merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the Merger and with respect to which demands for appraisal were received by Eddie Bauer and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Eddie Bauer common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by Eddie Bauer’s financial advisors as described in summary fashion under the heading “Opinion of Eddie Bauer’s Financial Advisors.” Although Eddie Bauer believes that the Merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the Merger Agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the Merger Agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Eddie Bauer common stock is less than the Merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Eddie Bauer common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Eddie Bauer’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consider consulting their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, we will not hold a 2007 annual meeting of stockholders. If the Merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Proposals of stockholders to be presented at the 2007 Annual Meeting of Stockholders must be received by Eddie Bauer at its principal executive offices, 15010 NE 36th Street, Redmond, Washington 98052, no later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the 2007

Eddie Bauer Annual Meeting is mailed to stockholders or public disclosure of the date of the 2007 Eddie Bauer Annual Meeting is made by us. Proposals shall be sent to the attention of the Secretary.

OTHER MATTERS

Other Business at the Special Meeting

Management is not aware of any matters to be presented for action at the meeting other than those set forth in this proxy statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of Eddie Bauer.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Eddie Bauer has received contrary instructions from one or more of the stockholders. Eddie Bauer will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to the Secretary of Eddie Bauer at Eddie Bauer Holdings, Inc., 15010 NE 36th Street, Redmond, Washington 98052, telephone: (425) 755-6544. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Eddie Bauer at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Eddie Bauer files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Eddie Bauer’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and Eddie Bauer’s website at www.eddiebauer.com. Reports or other information concerning us may also be inspected at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us to the Secretary of Eddie Bauer at Eddie Bauer Holdings, Inc., 15010 NE 36th Street, Redmond, Washington 98052, telephone: (425) 755-6544 or to our proxy solicitor, Innisfree M&A Incorporated, by telephone at (888) 750-5834. If you would like to request documents, please do so by          , 200  , in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated          , 200  . You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Appendix A

EXECUTION DRAFT

AGREEMENT AND PLAN OF MERGER
by and among
EDDIE BAUER HOLDINGS, INC.
EDDIE B HOLDING CORP.
and
EDDIE B INTEGRATED, INC.
dated as of
November 13, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 13, 2006, by and among Eddie Bauer Holdings, Inc., a Delaware corporation (the “Company”), Eddie B Holding Corp., a Delaware corporation (“Parent”), and Eddie B Integrated, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have determined it to be advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has approved and declared advisable this Agreement, including all the terms and conditions set forth herein, and all the transactions contemplated hereby, including the Merger (collectively, the “Transactions”); and

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation thereof;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

As used in this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning assigned to that term in Rule 12b-2 of the Exchange Act Rules.

“Agreement” has the meaning assigned to that term in the Preamble.

“Alternative Proposal” means any offer, proposal or indication of interest (other than the Transactions), as the case may be, by any Person (or group of Persons) that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization, reorganization, liquidation or other direct or indirect business combination) involving the Company or the issuance or acquisition of Shares or other equity securities of the Company representing 15% (in number or voting power) or more of the outstanding capital stock of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person, together with all Affiliates thereof, becoming the beneficial owner of Shares or other equity securities of the Company representing 15% (in number or voting power) or more of the outstanding capital stock of the Company, or (iii) the acquisition, license, purchase or other disposition of 15% or more of the consolidated assets (including the capital stock or assets of any Subsidiary) of the Company or of a business that constitutes 15% or more of the consolidated revenues or consolidated net income of the Company.

“Benefit Plan” and “Benefit Plans” have the respective meanings assigned to those terms in Section 4.12(a).

“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York City are required to or may be closed.

“Certificate” has the meaning assigned to that term in Section 3.1(c).

“Certificate of Merger” means a certificate of merger to be filed with the Secretary of State.

“Closing” has the meaning assigned to that term in Section 2.2.

“Closing Date” has the meaning assigned to that term in Section 2.2.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to that term in the Preamble.

“Company By-Laws” has the meaning assigned to that term in Section 4.1(b).

“Company Cash Deposit” has the meaning assigned to that term in Section 3.2(a).

“Company Certificate” has the meaning assigned to that term in Section 4.1(b).

“Company Disclosure Schedule” has the meaning assigned to that term in the introduction to Article IV.

“Company Intellectual Property” has the meaning assigned to that term in Section 4.15(b).

“Company Material Adverse Effect” means any adverse effect, change, event, occurrence, development, state of circumstances or facts affecting (i) the assets and Liabilities, business, results of operations or financial condition, in each case, which is material to the Company and the Company Subsidiaries, taken as a whole, or (ii) which would materially impair or delay the Company’s ability to perform its material obligations under this Agreement; provided, however, that any effect, change, event, occurrence, development, state of circumstances or facts resulting from or attributable to any one or more of the following matters shall not be taken into account in determining whether there has been a Company Material Adverse Effect and shall not be deemed to constitute a Company Material Adverse Effect: (1) general changes in economic, regulatory or political conditions or financial or securities markets, including the outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (2) general changes in conditions affecting any of the industries or markets in which the Company or any of the Company Subsidiaries operates, (3) any change, occurrence, development, event, series of events or circumstances arising out of, resulting from or attributable to the execution and delivery of this Agreement or the consummation of any of the Transactions, or the public announcement of this Agreement, (4) any change in the market price or trading volume of the Company’s securities, (5) any change in Law, GAAP or interpretations thereof that apply to the Company or any of the Company Subsidiaries, including the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law, (6) the failure of the Company to meet analysts’ expectations, (7) any change in the expected collections with respect to the securitization interests held by the Company Subsidiaries Financial Services Acceptance Corporation and Spiegel Acceptance Corporation, (8) the occurrence of any default or event of default under any of the Company’s loan, guaranty or security agreements included in the Material Contracts unless as a result thereof the indebtedness subject to such agreement automatically becomes, or is declared to be, due and payable prior to its scheduled due date, (9) any change in the Company’s deferred tax assets or ability to use its net operating losses for tax purposes arising out of or attributable to an election for the use of such losses to be governed by Section 382(l)(6) of the Code, (10) any challenge to or failure to sustain any position taken by the Company with respect to the amount and use of its net operating losses unless such challenge or failure would be reasonably likely to result in a material reduction in the cumulative use of such losses after the Effective Date after giving effect to the application of Section 382 of the Code thereto as a result of the Transactions, (11) any impairment charge with respect to the Company’s intangible assets required by GAAP, or (12) any failures of the Company to take any action referred to in Section 6.1 due to Parent’s withholding of consent following written notice from the Company that the withholding of such consent would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (determined in accordance with the balance of this definition), unless, in the case of the foregoing clauses (1), (2) and (5), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and the Company Subsidiaries taken as a whole relative to other industry participants.

“Company Option” has the meaning assigned to that term in Section 3.4.

“Company Option Plan” means the Company’s 2005 Stock Incentive Plan.

“Company-Owned Intellectual Property” has the meaning assigned to that term in Section 4.15(a).

“Company Preferred Stock” has the meaning assigned to that term in Section 4.2(a).

“Company RSU” has the meaning assigned to that term in Section 3.4.

“Company Stockholder Approval” has the meaning assigned to that term in Section 4.3(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Company’s Knowledge” means the actual knowledge of the Company’s President and Chief Executive Officer, Senior Vice Presidents and Interim Chief Financial Officer, and each other member of the Board of Directors of the Company.

“Confidentiality Agreements” means the confidentiality agreements dated as of June 16, 2006 between the Company and Sun Capital Partners Group IV, Inc. and as of June 22, 2006 between the Company and Golden Gate Private Equity, Inc.

“Contract” means any contract, indenture, note, bond, lease, commitment or other agreement, whether written or oral.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning assigned to that term in Section 3.3.

“Effective Time” has the meaning assigned to that term in Section 2.3.

“Environmental Laws” means all applicable Laws and all common law as in effect on or prior to the date of this Agreement relating to workplace health and safety, the control of any pollutant or hazardous material, substance or waste, the protection of the environment or the effect of the environment or environmental hazards on human health, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business at any relevant time considered a single employer with the Company or any Company Subsidiary under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Rules” means the rules promulgated under the Exchange Act.

“Expenses” has the meaning assigned to that term in Section 8.4.

“Financing” has the meaning assigned to that term in Section 6.6(e).

“Fiscal Year 2005” means the Company’s fiscal year beginning on January 2, 2005 and ending on December 31, 2005.

“Fiscal Year 2006” means the Company’s fiscal year beginning on January 1, 2006 and ending on December 30, 2006.

“Freely Available Cash” has the meaning assigned to that term in Section 3.2(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, provincial, supra-national, foreign or local government, court, tribunal, judicial or arbitral body, administrative or regulatory agency or commission or any other governmental authority or instrumentality (including any political or other subdivision, department or branch of any of the foregoing).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Liabilities” has the meaning assigned to that term in Section 6.8(a).

“Indemnified Parties” has the meaning assigned to that term in Section 6.8(a).

“Indemnified Party” has the meaning assigned to that term in Section 6.8(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: trade secrets, know-how, inventions (whether or not patentable or reduced to practice), improvements, patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof; all registered trademarks, service marks, trade dress, logos, designs, slogans, trade names, corporate names and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and all goodwill associated with any of the foregoing, and applications for registration, registrations, and renewals in connection therewith; copyrightable works, all registered copyrights and applications for registration thereof, and renewals in connection therewith; all Internet domain names; all computer software (including source code, executable code, data, databases and related documentation and programs) other than computer software programs that are generally available in “off the shelf” commercial packages or by Internet distribution having a replacement cost and/or annual license fee of less than $25,000; confidential business information (including all ideas, marketing, technical and other data, patterns, designs, drawings, specifications, research and development, formulas, compositions, processes, methods and techniques, customer and supplier lists, pricing and cost information, business and marketing plans, studies and proposals); all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including damages and payments for infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for infringements, misappropriations or other conflict with any Intellectual Property.

“Joint Ventures” means, collectively, Eddie Bauer Japan, Inc. and Eddie Bauer Gmbh & Co. KG.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Entity.

“Leased Real Property” has the meaning assigned to that term in Section 4.9(b).

“Liabilities” means any indebtedness and any other liabilities and obligations whether accrued or fixed, absolute or contingent, known or unknown.

“Liens” means any pledges, rights of first refusal, options, liens, encumbrances, mortgages, claims, security interests or charge of any kind.

“Material Contract” means each (i) Contract (including all amendments thereto) that, as of the date of this Agreement, has been filed as a “material contract” by the Company with the SEC as an exhibit to the SEC Documents (other than Benefit Plans), (ii) Contract under which the Company or any of the Company Subsidiaries expended in excess of $1,000,000 during Fiscal Year 2005 or expects to expend in excess of $1,000,000 during Fiscal Year 2006 (other than Real Property Leases and purchase orders for the purchase of inventory in the ordinary course of business), including leases of personal property and Contracts for the construction or modification of any building structure or other capital expenditure or acquisition of assets (by way of merger, consolidation, purchase or otherwise), (iii) Contract containing any non-competition covenant binding upon the Company or any Company Subsidiary (other than Real Property Leases), (iv) Real Property Lease under which the Company or any of the Company Subsidiaries expended in excess of $750,000 during Fiscal Year 2005 or expects to expend in excess of $750,000 during Fiscal Year 2006, (v) standby letter of credit obtained by the Company or any of the Company Subsidiaries in an amount exceeding $500,000, (vi) loan or credit agreement, indenture, note, debenture, mortgage, pledge, security agreement, guarantee or any other obligation for borrowed money entered into by the Company or any of the Company Subsidiaries in an amount exceeding $1,000,000 (other than items referred to in the preceding clauses of this definition, intercompany items, guarantees of the Company Subsidiaries’ leases, deposits in the ordinary course of business and any item constituting a portion of the restricted cash and cash equivalents as reflected in the SEC Financial Statements or the notes thereto), or (vii) written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any securities or assets of any Person. For the avoidance of doubt, only those Contracts referred to in the preceding sentence that remain in effect, or pursuant to which the Company or any of its

Subsidiaries has any outstanding obligations, as of the date of this Agreement shall be taken into account in determining the Company’s Material Contracts.

“Merger” has the meaning assigned to that term in the Recitals.

“Merger Consideration” has the meaning assigned to that term in Section 3.1(c).

“Merger Sub” has the meaning assigned to that term in the Preamble.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Other Company Approvals” has the meaning assigned to that term in Section 4.4(a).

“Owned Real Property” has the meaning assigned to that term in Section 4.9(a).

“Parent” has the meaning assigned to that term in the Preamble.

“Parent Approvals” has the meaning assigned to that term in Section 5.3(a).

“Parent Material Adverse Effect” has the meaning assigned to that term in Section 5.1.

“Parent Material Breach” has the meaning assigned to that term in Section 8.3(d)

“Parent Termination Fee” means (i) at any time prior to January 27, 2007 (but not after the Company Stockholder Approval is obtained), $12,150,000, (ii) on or at any time after January 27, 2007 (but not after the Company Stockholder Approval is obtained), $20,000,000 and (iii) at any time following the Company Stockholder Approval, $30,000,000.

“Paying Agent” has the meaning assigned to that term in Section 3.2(a).

“Permits” has the meaning assigned to that term in Section 4.11.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet delinquent, or the amount or validity of which is being contested in good faith and for which the Company has established adequate reserves in its financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) purchase money Liens arising in the ordinary course of business, (v) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (vi) with respect to Owned Real Property, any matters disclosed in title reports delivered or made available to Parent in the electronic data room prepared by the Company prior to the date of this Agreement or otherwise delivered by the Company to Parent and all Liens of record, (vii) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (viii) with respect to securities, Liens created as a result of federal or state securities laws, (ix) Liens in favor of the Company or any Company Subsidiary securing intercompany borrowing by any Company Subsidiary, and (x) Liens set forth on Section 1.1 of the Company Disclosure Schedule.

“Person” shall be construed as broadly as possible and includes an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Proxy Statement” has the meaning assigned to that term in Section 6.2(a)(i).

“Real Property Lease” means any agreement (including all amendments and guaranties thereof), written or oral, under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant.

“Representatives” has the meaning assigned to that term in Section 6.3(a).

“Required Financial Information” has the meaning assigned to that term in Section 6.6(e).

“Returns” has the meaning assigned to that term in Section 4.10.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning assigned to that term in the introduction to Article IV.

“SEC Financial Statements” has the meaning assigned to that term in Section 4.5(a).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning assigned to that term in Section 4.2(a).

“Solvent” has the meaning assigned to that term in Section 5.9.

“Special Meeting” has the meaning assigned to that term in Section 6.2(a)(iii).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled directly or indirectly by such Person or by one or more of its Subsidiaries (as defined in the preceding clause), or by such Person and one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Alternative Proposal shall be 50% rather than 15%), which (on its most recently amended or modified terms, if amended or modified) did not otherwise result from a breach of Section 6.3 and the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) (i) is reasonably capable of being consummated without undue delay (taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing, and the Person making the proposal), (ii) for which financing, to the extent required, is then committed, and (iii) if consummated, would result in a transaction that is more favorable to the Company’s stockholders in their capacity as stockholders (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than the Merger.

“Superior Proposal Agreement” has the meaning assigned to that term in Section 6.3(c).

“Surviving Corporation” has the meaning assigned to that term in Section 2.1.

“Tax” means (i) any United States federal, state or local or any non-United States net or gross income, gross receipts, net proceeds, corporation, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, national insurance, social security (or similar), unemployment, disability, real property, personal property, sales, inheritance, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or additional amount related thereto; (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract or otherwise.

“Termination Fee” has the meaning assigned to that term in Section 8.3.

“Transactions” has the meaning assigned to that term in the Recitals.

ARTICLE II

The Merger

Section 2.1.  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the provisions of Section 251 of the

DGCL, and the separate existence of Merger Sub shall cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, Liabilities and duties of the Company shall become the debts, Liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the Liabilities and obligations of the Company and Merger Sub.

Section 2.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois, 60601, at 10:00 a.m., local time, on a date not later than two Business Days after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied on the Closing Date, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the parties hereto shall agree (such date on which the Closing occurs being hereinafter referred to as the “Closing Date”).

Section 2.3.  Effective Time.  Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger, with the Secretary of State as provided in Section 251 of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger, such time being hereinafter referred to as the “Effective Time.”

Section 2.4.  Certificate of Incorporation and by-laws.

At the Effective Time the Company Certificate and Company By-Laws, as in effect immediately prior to the Effective Time, shall be amended in their entirety to read as set forth on Exhibit A and Exhibit B hereto, respectively, and as so amended shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in compliance with the DGCL.

Section 2.5.  Directors and Officers of the Surviving Corporation.

The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the Surviving Corporation’s Certificate of Incorporation and By-Laws.

ARTICLE III

Conversion of Securities; Treatment of Company Options

Section 3.1.  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holders of shares of capital stock of the Company or Merger Sub:

(a) Common Stock of Merger Sub.  Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Certain Shares.  All Shares that are issued and outstanding immediately prior to the Effective Time and owned by any of Parent, Merger Sub and any other Subsidiary of Parent, and all Shares held in the treasury of the Company or owned by any Company Subsidiary, shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled and retired in accordance with Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive $9.25 in cash, payable to the holder thereof, without any interest thereon (the “Merger Consideration”), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined below). All such Shares when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented any such outstanding Share (other than any Dissenting Share) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 3.2.

(d) Adjustment of Merger Consideration.  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

Section 3.2.  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) reasonably acceptable to the Company to act as paying agent for the holders of Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 3.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company and Parent. Prior to the Effective Time, the Company shall deposit with the Paying Agent the amount of its Freely Available Cash less the aggregate amount payable pursuant to Section 3.4 (such net amount, the “Company Cash Deposit”), which amount shall be used to pay the aggregate Merger Consideration payable upon conversion of Shares pursuant to Section 3.1(c) and shall not be used to satisfy any other obligations of the Company or any of the Company Subsidiaries. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount of cash equal to (i) the amount necessary to pay the aggregate Merger Consideration payable upon conversion of Shares pursuant to Section 3.1(c) less (ii) the Company Cash Deposit. Such funds shall not be used for any purpose other than as set forth in this Article III, and shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (C) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (D) investments in any money market funds investing solely in any of the foregoing; provided, however, that no such investment or losses therefrom shall affect the Merger Consideration, and Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent for the benefit of the former stockholders of the Company in the amount of any such losses. Any net profit resulting from, or interest or income produced by, such investments will be payable to Merger Sub or Parent, as Parent directs. “Freely Available Cash” means, as determined by the Company, unrestricted cash on hand of the Company and the Company Subsidiaries less (1) any unpaid fees and expenses incurred or expected to be incurred by the Company in connection with this Agreement and the Transactions, (2) the amount of any payments to employees and former employees required by any of the Benefit Plans as a result of the Transactions, (3) the cost of the “tail” policy contemplated by Section 6.8 and (4) an amount required to satisfy the reasonable short-term working capital needs of the Company and the Company Subsidiaries. With respect to the cash of any Company Subsidiaries, “Freely Available Cash” shall exclude any cash which, as determined by the Company, cannot be distributed, contributed or otherwise delivered to the Company (i) in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests, (ii) without the incurrence of any Tax obligation by the Company or any of the Company Subsidiaries attributable to such distribution, contribution or other delivery, or (iii) without breaching any obligation in any Contract to which the Company or any Company Subsidiary is a party.

(b) Exchange Procedures.  As promptly as practicable after the Effective Time, but in no event more than five Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a

Certificate representing Shares which were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) of this Section 3.2) for each Share formerly represented by such Certificate, to be mailed within ten Business Days of receipt of such Certificate and letter of transmittal by the Paying Agent, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any Tax required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. After the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.2.

(c) Transfer Books; no Further Ownership Rights in Shares.  After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company. After the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Termination of Fund; no Liability.  At any time following 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent for the payment of the Merger Consideration and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Law) for payment of any Merger Consideration that may be payable upon surrender of any Certificate, as determined pursuant to this Agreement, without any interest thereon. Any portion of the funds made available to the Paying Agent for the payment of the Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation, Parent nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Taxes.  The right of any Person to receive payment or consideration payable upon surrender of a Certificate pursuant to the Merger will be subject to any applicable requirements with respect to the withholding of any Tax. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Certificates, as applicable, in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Entity. This Section 3.2(e) shall apply, mutatis mutandis, to any amounts payable pursuant to Section 3.4.

(f) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.3.  Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such holder’s rights to receive payment of the fair value of such holder’s Shares under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this Section 3.3, if this Agreement is terminated prior to the Effective Time, then the right of any holder of Shares to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent notice of any written demands for appraisal of Shares received by the Company under Section 262 of the DGCL, and shall give Parent the opportunity to participate in negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

Section 3.4.  Termination and Satisfaction of Company Options and RSUs.

The Company shall take all actions necessary to terminate the Company Option Plan effective as of the Effective Time. In addition, the Company shall take all actions necessary to provide that, effective as of the Effective Time: (a) each outstanding option (“Company Option”) and each outstanding restricted stock unit (“Company RSU”) to buy or receive, as applicable, Shares granted under the Company Option Plan, whether or not then exercisable and vested, shall be cancelled; and (b) in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to: (i) pay to each holder of Company Options, whether or not such Company Options are then exercisable and vested, an amount in cash in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each Company Option held by such holder and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes) and (ii) pay to each holder of Company RSUs an amount in cash in respect thereof equal to the product of (A) the Merger Consideration and (B) the number of Shares underlying the Company RSUs held by such holder (such payment to be net of applicable withholding taxes). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay such amounts under this Section 3.4 as soon as practicable following (but in no event more than three Business Days after) the Effective Time to the holder of each such Company Option or Company RSU, as applicable. Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to effectuate the foregoing treatment in this Section 3.4 to the extent such treatment is not expressly provided for by the terms of the Company Option Plan and related award agreements.

ARTICLE IV

Representations and Warranties of the Company

Except as set forth in the applicable section of the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), but subject to Section 9.10 of this Agreement, and except as disclosed in the Company’s reports, schedules, forms and registration statements filed with the SEC pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder from June 21, 2005 through the date of this Agreement (other than predictive or forward-looking disclosures in the “Risk Factors” section of such filings and any other disclosures included in such filings that are predictive or forward-looking in nature) (collectively, the “SEC Documents”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1.  Organization.

(a) Each of the Company and the Company Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or formed, as the case may be, and each has the requisite power and authority to carry on its business as it is now being conducted, except, in the case of the Company Subsidiaries, for any failure to be so organized, existing and in good standing or to have such power and authority which would not reasonably be expected to have, when aggregated with all such other failures, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Company Material Adverse Effect.

(b) The copies of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”), and By-Laws, as amended (the “Company By-Laws”), most recently filed with the Company’s SEC Documents are complete and correct copies of such documents, and no other such documents are binding upon the Company. The Company is not in violation of the provisions of the Company Certificate or the Company By-Laws.

Section 4.2.  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 per share (“Shares”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement there are, and as of the Closing Date there will be 30,020,662 Shares issued and outstanding and no shares of Company Preferred Stock issued and outstanding other than any Shares issued after the date hereof pursuant to Company Options and Company RSUs outstanding on the date of this Agreement. As of the date of this Agreement there are, and as of the Closing Date there will be, Company Options to acquire 591,818 Shares outstanding and Company RSUs representing 892,802 Shares outstanding, except for any Company Options or Company RSUs outstanding on the date of this Agreement but exercised or settled after the date hereof. To the Company’s Knowledge, Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of the Company Options and Company RSUs, the number of shares issuable thereunder and exercise or conversion price relating thereto. The exercise price of each Company Option is greater than $13.00 per share. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as provided by this Agreement and except for the Company Options and Company RSUs, there are no subscriptions, options, warrants, calls, stock appreciation rights or other commitments, rights or agreements of any character relating to dividend rights or the purchase, sale, issuance or voting of any security of the Company to which the Company or any Company Subsidiary is a party, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive, any Shares. There are no bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters in which shareholders of the Company may vote. There are no voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the shares or other equity interests of the Company or any of the Company Subsidiaries.

(b) The Company owns, directly or indirectly, all of the outstanding shares of capital stock of, or other equity or voting interests in, the Company Subsidiaries, free and clear of any Liens, other than Permitted Liens, and all of such shares of capital stock or other equity or voting interests are fully paid, nonassessable and free of preemptive rights. Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, either Joint Venture has any outstanding subscriptions, options, warrants, calls, stock appreciation rights or other commitments or agreements of any character calling for the purchase, sale, issuance or voting of any security of any Company Subsidiary or Joint Venture, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive any security of any Company Subsidiary or Joint Venture. Except for the Joint Ventures, the Company does not own, directly or indirectly, any capital stock of (or other ownership interest in) or any other securities convertible or exchangeable into or exercisable for capital stock of (or ownership interest in) any Person other than the Company Subsidiaries. The outstanding shares of capital stock of, or other equity or voting interests in, the Joint Ventures owned, directly or indirectly, by the Company are free and clear of any Liens other than Permitted Liens. Section 4.2(b) of the Company Disclosure Schedule sets forth each direct and indirect Subsidiary of the Company.

(c) Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any indebtedness for borrowed money in excess of $2,000,000.

Section 4.3.  Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it, subject to obtaining the vote of holders of a majority of the issued and outstanding Shares in favor of the approval and adoption of this Agreement prior to the consummation of the Merger in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”). The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions to be consummated by it, have been duly authorized and approved by the Company and, except for the receipt of the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditor’s rights generally and (ii) is subject to general principles of equity.

(b) At a meeting duly called and held, the Board of Directors of the Company approved this Agreement, the Merger and the other Transactions and, subject to Section 6.3, resolved to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Special Meeting.

Section 4.4.  Consents and Approvals; no Violations.

(a) No consent or approval of, or filing, notice to, declaration or registration with, any Governmental Entity, which has not been obtained or made, is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company or the Company Subsidiaries of the Transactions to be consummated by it or them other than (i) the consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Proxy Statement, (iii) the filing of the Certificate of Merger with the Secretary of State, and (iv) expiration or early termination of the waiting period under the HSR Act (all of the foregoing, collectively, the “Other Company Approvals”).

(b) Neither the execution and delivery by the Company of this Agreement, the consummation by the Company or the Company Subsidiaries of the Transactions to be consummated by it or them, nor compliance by the Company or the Company Subsidiaries with any of the terms and provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company By-Laws or any of the similar organizational documents of any Company Subsidiary or (ii) assuming that the Company Stockholder Approval and the Other Company Approvals are obtained or made, as the case may be, (A) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent of or notice to any Person under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any Material Contract, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.  Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements (including the related notes and schedules) of the Company (the “SEC Financial Statements”) included in the SEC Documents have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations, cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(b) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the interim chief financial officer of the Company by others within those entities. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Neither the Company nor any of the Company Subsidiaries has any Liabilities that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, except (i) for such Liabilities (A) reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Company as of July 1, 2006 (including the notes thereto), which is included in the SEC Financial Statements, (B) incurred in the ordinary course of business consistent with past practice, (C) arising under the terms of (but not from any breach or default under) any Contract or Permit binding upon the Company or any of the Company Subsidiaries that is either (1) disclosed in the Company Disclosure Schedule or (2) not required to be so disclosed by the terms of this Agreement, and including any such Contract that is entered into, or such Permit that is obtained, after the date of this Agreement, as long as entering into such Contract or obtaining such permit does not violate any provision of this Agreement, or (D) incurred pursuant to or in connection with this Agreement or the Transactions and (ii) for such other Liabilities as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6.  Absence of Certain Changes or Events.

Since July 1, 2006, no events, changes, conditions or developments have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From July 1, 2006 to the date of this Agreement, (a) the Company and the Company Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, and (b) there has been no:

(i) (A) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company (other than dividends declared or paid by any Company Subsidiary to any other Company Subsidiary or to the Company) or (B) issuance, sale, grant, disposal of, pledge or other encumbrance by the Company or any Company Subsidiary, or any authorized or proposed issuance, sale, grant, disposition or pledge or other encumbrance by the Company or any Company Subsidiary of, any shares of the Company’s capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of the Company’s capital stock, or the grant by the Company or any Company Subsidiary of any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of the Company’s capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the Company’s capital stock, other than upon exercise of Company Options or settlement of vested Company RSUs;

(ii) redemption or other acquisition by the Company of any of its capital stock;

(iii) stock split, reverse stock split, combination or reclassification of the Shares;

(iv) creation, incurrence or assumption of any indebtedness for borrowed money, issuance of any note, bond or other debt security, or guarantee of any indebtedness (other than borrowings under the Company’s existing line of credit facilities and guarantees of Real Property Leases in the ordinary course of business), in such cases in excess of $1,000,000 in the aggregate or any loans, advances (other than advances to employees of the Company or any Company Subsidiary in the ordinary course of business) or capital contributions by the Company or any Company Subsidiary to, or investments in, any other Person other than to any of the Company and the Company Subsidiaries;

(v) sale, transfer, license, mortgage, encumbrance or other disposal of any of the Company’s properties or assets with a value in excess of $2,000,000 to any Person other than the Company or a wholly-owned Company Subsidiary, other than sales of inventory or licenses in the ordinary course of business, or cancellation, release or assignment of any indebtedness for borrowed money in excess of $2,000,000 to any such Person;

(vi) grant of a license (whether written or oral, but excluding any renewal, consistent with past practice, of any existing license) to, or any other rights with respect to, any Company Intellectual Property to any Person that would be material to the Company and the Company Subsidiaries when taken as a whole;

(vii) material acquisition or investment by the Company or any Company Subsidiary (other than purchases of inventory, supplies and other assets in the ordinary course of business and investments made in accordance with the Company’s cash management policies in the ordinary course of business consistent with past practice), whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchase or exclusive license of any property or assets, of or in any Person other than a wholly-owned Company Subsidiary or to the extent contemplated by the Company’s capital expenditure budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, or for the following fiscal year of the Company, if and to the extent applicable;

(viii) (A) increase or decrease in the rate or terms of compensation or benefits payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees whose annual base salary exceeds $150,000, (B) employment or severance agreement entered into, or grant or increase by the Company or any Company Subsidiary in the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees whose annual base salary exceeds $150,000 or any severance or termination payment to any such Person or (C) establishment, adoption, entrance into or termination by the Company or any Company Subsidiary of any collective bargaining agreement or Benefit Plan or any employee benefit plan, policy or arrangement or amendment or waiver of any performance or vesting criteria or any acceleration of vesting, exercisability or funding of any of the foregoing, except in any such case (1) as required pursuant to the terms of plans or agreements in effect on the date of this Agreement, (2) occurring in the ordinary course of business and, in the aggregate, consistent with past practice or (3) required by Law;

(ix) amendment to the Company Certificate or Company By-Laws (or the equivalent governing documents of the Company Subsidiaries);

(x) material change by the Company in accounting methods, principles or practices except as required by GAAP or by a Governmental Entity;

(xi) (A) except as required by applicable Law, change by the Company or any Company Subsidiary in any election in respect of Taxes or any material accounting method in respect of Taxes, (B) entry by the Company or any Company Subsidiary into any tax allocation agreement, tax sharing agreement or closing agreement, or (C) settlement or compromise by the Company or any Company Subsidiary of any claim, notice, audit report or assessment in respect of Taxes individually in excess of $500,000 or in the aggregate in excess of $2,000,000;

(xii) write up, write down or write off of the book value by the Company or any Company Subsidiary of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $1,000,000, except in accordance with GAAP consistently applied;

(xiii) subject to Section 6.3(c), any action taken by the Company or any Company Subsidiary to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such Person or action not subject to, (A) the provisions of Section 203 of the DGCL, if applicable, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

(xiv) layoff by the Company or any Company Subsidiary of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(xv) settlement of litigation (or threatened litigation) by the Company or any Company Subsidiary for an amount in excess of $375,000 per litigation net of insurance proceeds or in the aggregate in excess of $1,500,000 net of insurance proceeds; or

(xvi) agreement or commitment, whether in writing or otherwise, to take any action described in clauses (i) through (xv) above.

Section 4.7.  Litigation.  Except for any litigation (or threatened litigation) concerning this Agreement or the Merger, if any, there is no action, suit, proceeding, charge or complaint pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets (including the Owned Real Property) or any of their respective officers, directors or employees (in their capacities as such) by or before (or, in the case of any such threatened matter, that would come before) any Governmental Entity that is reasonably expected to result in a Liability to the Company or any Company Subsidiaries in excess of $375,000 net of insurance proceeds or in the aggregate in excess of $1,500,000 net of insurance proceeds or have a Company Material Adverse Effect.

Neither the Company nor any Company Subsidiary is a party or subject to or in default under any judgment, order, writ, decree or injunction of any Governmental Entity, or is in default under any settlement agreement to which the Company or any Company Subsidiary is a party, (a) as of the date of this Agreement, that is material to the Company and the Company Subsidiaries, taken as a whole, or that would otherwise prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (b) as of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director, officer or employee of the Company or any Company Subsidiary which would reasonably be expected to have a Company Material Adverse Effect.

Section 4.8.  Personal Property.

The Company and the Company Subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company and the Company Subsidiaries in connection with the conduct of the business of the Company and the Company Subsidiaries, free and clear of all material Liens other than Permitted Liens. All tangible personal property owned or leased by the Company or any Company Subsidiary is in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9.  Real Property.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property.

(b) Section 4.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”) and, for each Leased Real Property, identifies the street address of such Leased Real Property.

(c) The Company or a Company Subsidiary has good and marketable fee simple title to all Owned Real Property and enjoys peaceful and undisturbed possession of all Owned Real Property and, to the Company’s Knowledge, all Leased Real Property, free and clear of all material Liens, except Permitted Liens. For the purposes of this Section 4.9(c), “marketable” title shall mean title that a reasonable buyer would accept from a reasonable seller.

(d) The Company has made available to Parent and Merger Sub a true and complete copy of each written Real Property Lease and a written summary of the material terms of any oral Real Property Lease in existence as of the date of this Agreement. Neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(e) Except (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Owned Real Property or Leased Real Property or any part thereof, and other than the right of Parent and Merger Sub pursuant to this Agreement, as of the date of this Agreement there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(f) To the Company’s Knowledge, there does not exist any condemnation or eminent domain proceedings that affect any material Owned Real Property or material Leased Real Property.

(g) As of the date of this Agreement, the Owned Real Property and the Leased Real Property comprise all the real property used in the respective businesses of the Company and the Company Subsidiaries except for such other real property, if any, which if unavailable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property and the Leased Real Property are in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10.  Taxes.  Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) all Tax returns, reports and similar statements, including information returns and reports, claims for refund, and amended or substituted returns and reports (including any schedules attached thereto) required to be filed by or on behalf of the Company or any of the Company Subsidiaries (collectively, the “Returns”), have been timely filed (taking into account any extensions); (b) as of the times of filing, the Returns were correct; (c) all Taxes required to be paid by the Company and the Company Subsidiaries (as shown on the Returns) have been timely paid or adequately provided for on the most recent SEC Financial Statements filed prior to the date hereof; (d) to the Company’s Knowledge, as of the date of this Agreement, there are no pending claims or claims threatened in writing against the Company or any of the Company Subsidiaries in respect of any Tax; (e) as of the date of this Agreement, neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (f) the Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (g) neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any present or former Company Subsidiary) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise; (h) neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code; (i) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” described in Treasury regulation Section 1.6011-4(b)(2); (j) neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement; and (k) an election under Section 382(l)(5)(H) of the Code and Treasury regulation 1.382-9(i) not to apply the provisions of Section 382(l)(5)

of the Code to the ownership change occurring pursuant to the plan of reorganization confirmed by the bankruptcy court on June 21, 2005 has been made by each of Spiegel Holdings, Inc. and the Company on their respective federal income tax returns for their 2005 fiscal years.

Section 4.11.  Compliance with Laws; Permits.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or any of the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries, and to the Company’s Knowledge, the Joint Ventures, each holds all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals (collectively, “Permits”) of and from all, and has made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use their respective properties and assets. All of such Permits are valid, and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Employee Benefits.

(a) Set forth in Section 4.12(a) of the Company Disclosure Schedule is a complete and correct list as of the date of this Agreement of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock purchase, stock award, severance, retention, employment, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive, vacation or other material benefit plan, agreement, program, policy or arrangement, any of which is maintained, administered or sponsored by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries has or would reasonably be expected to have any material Liability. All such plans, agreements, programs, policies and arrangements are hereinafter referred to collectively as the “Benefit Plans” and individually as a “Benefit Plan.”

(b) With respect to each Benefit Plan, the Company has made available to Parent (i) a complete and correct copy of such plan or a summary of such plan, (ii) any summary plan description, and (iii) the most recent actuarial valuation report, if applicable.

(c) Each Benefit Plan has been operated, funded and administered, in all material respects, in accordance with its terms and the requirements of ERISA and the Code and any other applicable Laws. All contributions and premium payments that are due with respect to any Benefit Plan have been made and all contributions for any period ending on or before the Closing Date that are not yet due shall have been made or properly accrued.

(d) Any Benefit Plan that is (i) a “single-employer plan” within the meaning of Section 4001(15) of ERISA or (ii) a Multiemployer Plan is set forth in Section 4.12(a) of the Company Disclosure Schedule. Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified (taking into account the legislation commonly referred to as “GUST”) or is a prototype plan which is the subject of an opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan.

(e) To the Company’s Knowledge, there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, and no fiduciary (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan that, in either case, would reasonably be expected to result in a material Liability to the Company or the Company Subsidiaries. There are no actions, suits, proceedings, hearings, (to the Company’s Knowledge) investigations, claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened in writing with respect to any Benefit Plan, other than any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Neither the Company, any Company Subsidiary, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any current or potential Liability or obligations under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any Multiemployer Plan. Neither the Company, any Company Subsidiary, nor any ERISA Affiliate has incurred any Liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, no such Liability or obligation has been asserted, and there are no events or circumstances that would reasonably be expected to result in the incurrence by the Company or any Company Subsidiary of any such Liability or obligation; and neither the Company, any Company Subsidiary nor any ERISA Affiliate has any Liability or obligation described in Section 4204 of ERISA.

(g) Neither the Company nor any Company Subsidiary maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retirees or terminated directors, officers, employees or contractors (or any spouse or other dependant thereof) other than in accordance with COBRA. The Company, the Company Subsidiaries and the ERISA Affiliates are in compliance in all material respects with the requirements of COBRA.

(h) To the Company’s Knowledge, Section 4.12(h) of the Company Disclosure Schedule sets forth, in all material respects, the amount of any compensation or remuneration of any kind or nature (including with respect to any terminated employees) which is or may become payable to any employee of the Company or the Company Subsidiaries, in whole or in part by reason of the Transactions, including the payment of any benefits under any Benefit Plan (the “Change of Control Payments”) assuming the Effective Date is January 1, 2007 and based on the assumptions and exclusions noted on Section 4.12(h) of the Company Disclosure Schedule or the reports and/or documents (if any) referenced thereon. To the Company’s Knowledge, none of the assumptions and exclusions noted on Section 4.12(h) of the Company Disclosure Schedule or the reports and/or documents (if any) referenced thereon are unreasonable. The Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan and shall not otherwise accelerate or increase any Liability under any Benefit Plan.

Section 4.13.  Labor and Employment Matters.

With respect to the Company and the Company Subsidiaries, (a) as of the date of this Agreement there is no collective bargaining agreement with any labor organization; (b) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (c) no union organizing or decertification efforts are underway or, to the Company’s Knowledge, threatened; (d) no labor strike, work stoppage, slowdown, or other material labor dispute exists or, to the Company’s Knowledge, is threatened in writing; and (e) there is no employment-related charge, complaint, grievance or, to the Company’s Knowledge, investigation pending before the National Labor Relations Board or any comparable Governmental Entity, or, to the Company’s Knowledge, threatened in writing.

Section 4.14.  Material Contracts.

Section 4.14 of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all Material Contracts. The Company has made available to Parent complete and correct copies of each such Material Contract. With respect to each Material Contract to which the Company or any of the Company Subsidiaries is a party (and, for purposes of this Section 4.14, without giving effect to the execution and delivery of this Agreement or the consummation of any of the Transactions), (a) neither the Company nor any of the Company Subsidiaries has breached, or is in default under, nor has any of them received written notice of breach or default under (or of any condition which with the passage of time or the giving of notice would cause a violation or default under), such Contract, (b) to the Company’s Knowledge, no other party to such Contract has breached or is in default of any of its obligations thereunder, and (c) such Contract is in full force and effect and the Company or the applicable Company Subsidiary party thereto, as the case may be, has performed all obligations required to be performed by it under such Contract as of the date of this Agreement or as of the date of the Closing, as the case may be, except in any such case for breaches, defaults or failures to be in full force and effect or to perform obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15.  Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all of the following that are owned by the Company or any of the Company Subsidiaries (the “Company-Owned Intellectual Property”): (i) trademark and service mark registrations and pending applications, copyright registrations and pending applications; (ii) trade or corporate names, and Internet domain names; and (iii) patents and patent applications. The Company and the Company Subsidiaries as applicable are the sole and exclusive owners (including, as applicable, record owners) of all such Company-Owned Intellectual Property. The Company may also own common law rights in Intellectual Property that are not the subject of registrations or pending applications.

(b) The Company and the Company Subsidiaries own, or possess the right to use pursuant to a valid and enforceable license agreement, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used in or necessary to conduct their respective businesses as currently conducted (including the Company-Owned Intellectual Property, the “Company Intellectual Property”), except where the failure to own or possess such rights would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No loss or expiration of any material Company-Owned Intellectual Property is pending or, to the Company’s Knowledge, threatened in writing and all material Company Intellectual Property will be owned or available for use by the Company and/or one or more of the Company Subsidiaries, as applicable, on identical terms and conditions immediately following the Closing as such material Company Intellectual Property was owned or available for use by the Company and/or the Company Subsidiaries immediately prior to the Closing. There have been no written claims against the Company or any Company Subsidiary during the period from June 21, 2005 until the date of this Agreement, or which are pending as of the date of this Agreement, contesting the validity, use, ownership or enforceability of any Company-Owned Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries is infringing, misappropriating or otherwise violating, and the operation of the business of the Company or any of the Company Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company-Owned Intellectual Property.

(c) The computer systems, including the software, hardware, networks and interfaces currently used in the conduct of the businesses of the Company and the Company Subsidiaries are sufficient in all material respects for (i) the current needs of such businesses and (ii) immediately following the Effective Time, the continued use of such computer systems as currently used in such businesses.

Section 4.16.  Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and (b) no environmental condition, claim, suit, action, investigation or other proceeding exists, is pending or, to the Company’s Knowledge, is threatened against the Company or any of the Company Subsidiaries.

Section 4.17.  Affiliate Transactions.

There are no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.18.  Opinions of Financial Advisors.

The Board of Directors of the Company has received the opinions of Goldman, Sachs & Co. and William Blair & Company, the Company’s financial advisors, that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of Shares (other than Parent, Merger Sub and their respective Affiliates). True and correct copies of such opinions shall be delivered to Parent promptly after the execution of this Agreement.

Section 4.19.  Section 203 of the DGCL.

The Board of Directors of the Company has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement and the Merger.

Section 4.20.  Broker’s Fees.

Except for Goldman, Sachs & Co.  and William Blair & Company, no agent, broker, finder or investment banker is entitled to any broker’s fees, commissions or finder’s fees from the Company or any of the Company Subsidiaries in connection with any of the Transactions. Section 4.20 of the Company Disclosure Schedule sets forth the Company’s good faith estimate of the fees and commissions payable to Goldman, Sachs & Co. and William Blair & Company in connection with the Transactions.

Section 4.21.  No Other Representations or Warranties.

Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company. The Company hereby disclaims any such other representation or warranty, whether by the Company, any Company Subsidiary, or any of their respective Representatives or any other Person, notwithstanding the delivery or disclosure to Parent, Merger Sub or any other Person of any documentation or other written or oral information by the Company, any Company Subsidiary or any of their respective Representatives or any other Person, and neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from such delivery or disclosure, or Parent’s or Merger Sub’s or any of their respective representatives’ use, of any such documentation or other information (including any information, documents, projections, forecasts or other material included in any “teaser” or offering memorandum, or made available to Parent or Merger Sub or any of their respective representatives in certain “data rooms” or management presentations in expectation of the Transactions).

ARTICLE V

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.  Corporate Organization.

Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, when aggregated with all other such failures, reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to perform its obligations under this Agreement or prevent or delay the consummation of the Transactions (a “Parent Material Adverse Effect”).

Section 5.2.  Authority.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, have been duly authorized and approved by Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery by the Company of this Agreement, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditor’s rights generally and (b) is subject to general principles of equity.

Section 5.3.  Consents and Approvals; No Violations.

(a) No consent or approval of, or filing, declaration or registration with, any Governmental Entity which has not been received or made is required to be obtained by or made by Parent or Merger Sub for the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it other than (i) the filing of the Certificate of Merger with the Secretary of State and (ii) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Exchange Act Rules and the HSR Act (all of the foregoing, collectively, the “Parent Approvals”).

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement, the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, nor compliance by Parent and Merger Sub with any of the terms and provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents with different names) of Parent or Merger Sub or (ii) assuming that the Parent Approvals are obtained or made, as the case may be, (A) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets or (B) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent of or notice to any Person under or result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4.  Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the Merger and the other Transactions and has not engaged in any business activities or conducted any operations, in each case since the date of its incorporation other than in connection with the Merger and the other Transactions. Parent owns beneficially and of record all issued and outstanding shares of capital stock of Merger Sub.

Section 5.5.  Sufficient Funds.

Parent has committed debt and/or equity financing letters in force as of the date hereof, copies of which have been provided to the Company, to pay the Merger Consideration and to make the payments to holders of Company Options and Company RSUs as contemplated in Section 3.4 and to make such other payments as are required under the terms of the Benefit Plans as a result of the Closing.

Section 5.6.  Ownership of Shares.

Neither of Parent and Merger Sub is, nor at any time during the last three years has either of them been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub and the other Affiliates of Parent beneficially owns any Shares.

Section 5.7.  Other Agreements.

Except as disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent nor Merger Sub has entered into any Contract with any officer or director of the Company in connection with the Transactions.

Section 5.8.  Broker’s Fees.

Neither Parent nor Merger Sub nor any of their Affiliates, nor any of their respective officers or directors on behalf of Parent or Merger Sub or any of their Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 5.9.  Solvency.  As of the Effective Time, assuming satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, or waiver of such conditions, and after giving effect to all of the Transactions, including without limitation, the payment of the aggregate Merger Consideration and payment in respect of the Company Options and Company RSUs contemplated by Section 3.4, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 5.9 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities” of such Person, including “contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE VI

Covenants

Section 6.1.  Conduct of Business Prior to the Effective Time.

(a) Except as (i) set forth in Section 6.1(a) of the Company Disclosure Schedule, (ii) expressly contemplated or permitted by this Agreement, or (iii) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of the Company Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it.

(b) Without limiting the generality of the foregoing, and except as (1) set forth in Section 6.1(b) of the Company Disclosure Schedule, (2) expressly contemplated or permitted by this Agreement, or (3) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent:

(i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, (1) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, other than upon exercise of Company Options or settlement of Company RSUs outstanding on the date of this Agreement (each in accordance with the terms thereof on the date hereof), or (2) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement, (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or any options, warrants or convertible securities or other rights to acquire any shares of its capital stock, or (C) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of capital stock or any options, warrants, convertible securities or other rights to acquire any capital stock, or otherwise make any payments to stockholders in their capacity as such, other than dividends declared or paid by any Company Subsidiary to any other Company Subsidiary or to the Company;

(ii) other than borrowings under the Company’s existing line of credit facility and guaranties of Real Property Leases in the ordinary course of business, create, incur, assume or modify in any material respect any indebtedness for borrowed money, or issue any note, bond or other debt security, or guarantee any indebtedness, in such cases in excess of $1,000,000 in the aggregate or make any loans, advances (other than advances to employees of the Company or any Company Subsidiary in the ordinary course of business) or capital contributions to or investments in any other Person other than to any of the Company and the Company Subsidiaries;

(iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a value in excess of $2,000,000 to any Person other than the Company or a wholly-owned Company Subsidiary, or cancel, release or assign any indebtedness in excess of $2,000,000 to any such Person, except (A) pursuant to contracts and agreements in force at the date of this Agreement or renewals of any such contract or agreement, (B) pursuant to plans disclosed in the Company Disclosure Schedule, (C) the disposition of property identified as “excess property” on Section 6.1(b)(iii) of the Company Disclosure Schedule or (D) sales of inventory in the ordinary course of business;

(iv) grant a license (whether written or oral but excluding any renewal, consistent with past practice, of any existing license) to, or any other rights with respect to, any material Company Intellectual Property to any Person except in the ordinary course of business consistent with past practice; provided in no event may the Company or the Company Subsidiaries grant a license (whether written or oral but excluding any renewal, consistent with past practice, of any existing license) that would be material to the Company’s licensing program;

(v) enter into any Contract containing any non-competition covenant binding upon the Company or any Company Subsidiary (other than Real Property Leases or license agreements in the ordinary course of business and not otherwise prohibited by this Section 6.1);

(vi) make any material acquisition or investment (other than purchases of inventory, supplies and other assets in the ordinary course of business and investments made in accordance with the Company’s cash management policies in the ordinary course of business consistent with past practice), whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases or exclusive licenses of any property or assets, of or in any Person other than a wholly-owned Company Subsidiary or to the extent contemplated by the Company’s capital expenditure budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, or for the following fiscal year of the Company, if and to the extent applicable;

(vii) take any action (or fail to take any action) that would have the effect of allowing any employee who is not currently a participant in the Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Plan and set forth on Section 4.12(h) of the Company Disclosure Schedule, to become a participant or become eligible for any benefit under such plan;

(viii) except for binding written commitments outstanding as of the date hereof and set forth on Section 4.12(a) of the Company Disclosure Schedule, provide any outplacement services to any employee or former employee of the Company at a cost in excess of $50,000 in the aggregate; provided that the Company shall be permitted to provide outplacement services to “Tier 1” and “Tier 2” participants in an aggregate amount not to exceed $125,000 as required pursuant to the Eddie Bauer Holdings, Inc. Senior Officer Change in Control Compensation Plan;

(ix) (A) increase or decrease the rate or terms of compensation or benefits payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees, (B) enter into any employment or severance agreement with or grant or increase or otherwise modify the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees, or otherwise make any material amendment to any employee benefit plan, (C) establish, adopt, enter into or terminate any collective bargaining agreement or Benefit Plan or any employee benefit plan, policy or arrangement that, if it were in effect on the date of this Agreement, would be a Benefit Plan, or take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any of the foregoing, or (D) hire any person as a director or officer of the Company or any Company Subsidiary whose annual base salary exceeds $150,000, except in any such case for grants, increases or other actions described in the foregoing clauses (A) and (B), (1) required pursuant to the terms of plans or agreements in effect on the date of this Agreement, (2) occurring in the ordinary course of business consistent with past practice with respect to any Person who is not a director or officer of the Company or a Company Subsidiary or (3) required by Law; provided, however, that notwithstanding this Section 6.1(b)(vii) or anything else to the contrary in this Agreement, the Company shall be permitted to enter into employment agreements with the individuals set forth on Section 6.1(b)(vii) of the Company Disclosure Schedule for the purpose of assuring continuity of management on such terms as the Company and Parent shall mutually agree on or prior to the Effective Date (in which case all applicable Sections of the Company Disclosure Schedule shall be deemed amended as of the date of this Agreement to reflect disclosure of, and the Company’s entry into, such employment agreements);

(x) amend the Company Certificate or Company By-Laws (or the equivalent governing documents of the Company Subsidiaries);

(xi) make any material change in accounting methods, principles, or practices, except as required by GAAP or by a Governmental Entity;

(xii) (A) except as required by applicable Law, make or change any election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, (B) enter into any tax allocation agreement, tax sharing agreement or closing agreement, or (C) settle or compromise any claim, notice, audit report or assessment in respect of Taxes individually in excess of $500,000 or, except settlements consented to by Parent, in the aggregate in excess of $2,000,000;

(xiii) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $1,000,000, except in accordance with GAAP consistently applied;

(xiv) subject to Section 6.3(c), take any action to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such Person or action not subject to, (A) the provisions of Section 203 of the DGCL, if applicable, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

(xv) implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(xvi) settle any litigation (or threatened litigation) for an amount in excess of $375,000 per litigation net of insurance proceeds or, except for settlements consented to by Parent, in the aggregate in excess of $1,500,000 net of insurance proceeds;

(xvii) (A) amend or modify in any material respect or terminate (other than in accordance with its terms) any Material Contract or (B) enter into any Material Contract (other than (1) purchases of inventory, supplies and assets in the ordinary course of business, (2) renewals of existing Real Property Leases in the ordinary course of business and on terms reflecting arms-length negotiations and otherwise consistent with the existing Real Property Leases, (3) except for renewals of existing Real Property Leases, as contemplated by the Company’s budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, and (4) with respect to the other subsections of this Section 6.1, Contracts not prohibited thereby);

(xviii) other than in the ordinary course of business consistent with past practice, commence or undertake any extraordinary sales events or significant discounting of merchandise;

(xix) take any actions intended to materially change in a manner adverse to the Company or the Company Subsidiaries, relationships with material product vendors and suppliers; provided, however, that the foregoing shall not prohibit the Company or the Company Subsidiaries from taking any action in good faith and in a manner consistent with its prior practices to enforce its existing agreements with such vendors and suppliers;

(xx) except as permitted by Section 6.3, amend, modify or waive any provision of any confidentiality agreement (or other similar agreement) or any agreement that restricts a Person’s ability to acquire securities of, or other interests in, the Company;

(xxi) voluntarily fail to maintain in full force and effect or fail to use reasonable best efforts to replace or renew material insurance policies existing as of the date hereof and covering the Company or the Company Subsidiaries and their respective properties, assets and businesses;

(xxii) sell or enter into any material agreement with respect to the use or ownership of the Company’s Groveport, Ohio distribution center;

(xxiii) open or commit to open any retail locations, or close, or commit to close any retail locations; or

(xxiv) terminate, other than for cause, any employee covered by the Change-in-Control Plan;

(xxv) take any action intended to, or which the Company reasonably expects will, change the status of its control of Eddie Bauer GmbH & Co. KG, as control is defined under the German Act Against Restraints of Competition;

(xxvi) agree to take any of the actions prohibited by this Section 6.1.

Section 6.2.  Stockholders’ Meeting.

(a) Subject to the terms and conditions of this Agreement (including the rights of the Company under Sections 6.3(c) and 8.1(c), the Company, acting through its Board of Directors, shall:

(i) as promptly as practicable following the date of this Agreement but in no event more than ten (10) calendar days thereafter (or the next Business Day if the tenth (10th) calendar day is not a Business Day), prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the “Proxy Statement”) relating to the Merger and this Agreement and use its reasonable best efforts to (A) obtain and furnish the information required to be included by applicable federal securities laws (and the rules and regulations thereunder) in the Proxy Statement and, after consultation with Parent, Merger Sub and their counsel, to respond promptly to any comments received from the SEC with respect to the preliminary Proxy Statement and promptly, but in no event more than five (5) calendar days (or the next Business Day if the fifth (5th) calendar day is not a Business Day) after the clearance of the Proxy Statement by the SEC, cause to be mailed to the Company’s stockholders a definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to dissenters’ rights) and (B) obtain the necessary approval by its stockholders of this Agreement and the consummation of the Merger;

(ii) include in the Proxy Statement the recommendations referred to in Section 4.3(b); provided, however, that such recommendations may be withdrawn, modified or amended, in each case in accordance with the provisions of Section 6.3(c); and

(iii) as promptly as practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement; it being agreed that the Company will convene and hold the Special Meeting in no event more than thirty-five (35) calendar days (or the next Business Day if the thirty-fifth (35th) calendar day is not a Business Day) after the clearance of the Proxy Statement by the SEC. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.2(a)(iii) shall not be affected by (i) the Board’s taking any action permitted by Section 6.3 (including withdrawing or modifying its approval or recommendation of the Merger and this Agreement) or (ii) the commencement, public announcement, disclosure or other communication to the Company’s Board of Directors of any Alternative Proposal or any intention (whether or not conditional) with respect to any potential or future Alternative Proposal, unless, in the case of clause (i), this Agreement is terminated pursuant to Section 8.1(d)(i), or, in the case of clause (ii), this Agreement is terminated pursuant to Section 8.1(c)(i).

(b) The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Proxy Statement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendments or supplements thereto (and shall provide any comments thereon as soon as practicable, but in no event later than three Business Days after being asked to comment) prior to the filing thereof with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments or other material communications the Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or other material communications, and with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by the Company or its counsel with respect to the Proxy Statement. The Company shall update Parent with respect to proxy solicitation results as reasonably requested by Parent.

Each of Parent and the Company agrees to correct any information provided by it for use in the Proxy Statement which, to the Company’s Knowledge (in the case of information provided by the Company) or to Parent’s knowledge (in the case of information provided by Parent), shall have become false or misleading in any material respect. The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If at any time prior to the approval and adoption of this Agreement by the Company’s stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and file with the SEC such amendment or supplement. The Company shall not mail the Proxy Statement, or any amendment or supplement thereto, without reasonable advance consultation with Parent, Merger Sub and their counsel.

(c) The Company agrees that the information relating to the Company and the Company Subsidiaries contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Transactions with any other Governmental Entity (to the extent such information was provided by the Company for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Parent shall provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement. Parent agrees that the information relating to Parent and Merger Sub contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Transactions with any other Governmental Entity (to the extent such information was specifically provided in writing by Parent or Merger Sub for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Parent and Merger Sub shall, at the Special Meeting, vote, or cause to be voted, all Shares owned by any of Parent, Merger Sub and any other Affiliate of Parent in favor of the approval and adoption of this Agreement and the consummation of the Merger.

Section 6.3.  No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company agrees that (i) subject to Section 6.3(b), the Company and the Company Subsidiaries shall not, and the Company and the Company Subsidiaries shall cause each of their respective officers, directors, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by the Company or any of the Company Subsidiaries or any of the foregoing), and shall use reasonable best efforts to cause their other employees (such officers, directors, agents, representatives and employees, collectively, “Representatives”), not to, directly or indirectly, initiate or solicit (including by way of furnishing non-public information; it being understood and agreed that inadvertent disclosures of non-public information shall not be deemed a breach of this Section 6.3(a)) or knowingly take or fail to take any other action to facilitate (including by waiving or failing to enforce any standstill agreement other than in a situation where the Company’s Board of Directors concludes that a Person who is subject to a standstill agreement could reasonably be expected to submit a Superior Offer and the Company’s Board of Directors determines that failing to waive or enforcing such provision of any standstill agreement would result in a breach of fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Laws) or encourage any inquiries or the making or reaffirmation of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal or engage in any discussions (it being understood a statement that this Agreement is available on the SEC’s website and that the Company and the Company Subsidiaries (and their Representatives) cannot engage in discussions other than as explicitly set forth in this Agreement shall not violate this Section 6.3) or any negotiations concerning, or provide any non-public information to any Person that has made or to the Knowledge of the Company, is considering making an Alternative Proposal, and (ii) the Company and the Company Subsidiaries shall immediately cease, and cause their respective Representatives (other than non-officer employees, for whom they shall use reasonable best efforts) to cease, any existing solicitation, discussions or negotiations by or on behalf of the Company with any Person conducted heretofore with respect to any Alternative Proposal. The Company will promptly request that each Person who has executed a confidentiality agreement with the Company in connection with that Person’s consideration of an Alternative Proposal return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall use its reasonable best efforts to take the necessary steps promptly to inform its and any of the Company Subsidiaries’ Representatives of the obligations undertaken in this Section 6.3.

(b) Notwithstanding anything in this Agreement to the contrary, the Company (directly or through its Representatives) may (i) until receipt of the Company Stockholder Approval, engage in substantive discussions or in negotiations with a Person that makes an unsolicited bona fide written Alternative Proposal (under circumstances in which the Company has complied in all respects with its non-solicitation obligations under Section 6.3(a)) and may furnish such Person and its representatives information concerning, and may afford such Person and its representatives access to, the Company and the Company Subsidiaries and their businesses, properties, assets, books and records, if (A) in the good faith judgment of the Company’s Board of Directors (after consultation with the Company’s financial advisor and outside counsel) such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (after consultation with the Company’s outside counsel) the failure to take such action would result in a breach of fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Laws and (B) prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 6.3) or negotiations with, such Person, (1) the Company receives from such Person an executed confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (including with respect to the standstill provisions), (2) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person and (3) the Company concurrently discloses or makes available to Parent the same information provided to such Person; (ii) comply with Rules 14e-2 and 14d-9 of the Exchange Act Rules with regard to a tender or exchange offer, (iii) make a “stop-look-and-listen” communication to its stockholders of the nature contemplated by Rule 14d-9 of the Exchange Act Rules and (iv) make such other disclosures to the Company’s stockholders, and take such other actions, as are required by Law. In addition to the obligations of the Company and the Company Subsidiaries set forth in clause (i) of this Section 6.3(b), the Company shall promptly (and in no event more than one Business Day after receipt) advise Parent in writing of any Alternative Proposal or of any request for information or inquiry that could reasonably be expected to lead to an Alternative Proposal, the terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the Person making such Alternative Proposal, request or inquiry. The Company shall inform Parent on a current basis of the status and terms of any discussions regarding, or relating to, any such Alternative Proposal (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Alternative Proposal. In fulfilling its obligations under this Section 6.3(b), the Company shall provide promptly to Parent copies of all written materials between the Company and the party making such Alternative Proposal. Immediately upon determination by the Board of Directors of the Company that an Alternative Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice (“Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company has so determined, specifying the terms and conditions of such Superior Proposal (including the amount per share that the Company’s shareholders will receive (valuing any non-cash consideration at what the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be the fair value of the non-cash consideration)) and including a copy thereof with all accompanying documentation and the identity of the Person making such Superior Proposal and providing Parent with a copy of the Superior Proposal and all documents relating thereto.

(c) The Board of Directors of the Company may not (i) withdraw or modify the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement (except as set forth below in this Section 6.3(c)), (ii) approve, adopt or recommend an Alternative Proposal or (iii) cause the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to any Alternative Proposal (other than a confidentiality agreement in accordance with Section 6.3(b)). Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, if the Board of Directors of the Company (after consultation with the Company’s financial advisor and outside counsel) determines in good faith that any Alternative Proposal which was not solicited in violation of Section 6.3(a) constitutes a Superior Proposal and (after consultation with the Company’s outside counsel) the failure to take such action would result in a breach of fiduciary duties to the Company’s stockholders under applicable Laws, the Board of Directors of the Company may, if it has fully complied with Section 6.3(b): (A) withdraw or modify its approval or recommendation of the Merger and this Agreement, (B) approve or recommend such Superior Proposal, (C) cause the Company or any of the Company Subsidiaries to enter into a binding written agreement (other than a confidentiality agreement as aforesaid) with respect to, and containing the terms of, such Superior Proposal (a “Superior Proposal Agreement”) and (D) terminate this Agreement in accordance with, and after complying with all of the provisions of, Section 8.1(c); provided, however, that prior to terminating this Agreement or entering into a Superior Proposal Agreement, the Company shall give Parent at least three Business Days’ notice thereof (which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect) to permit Parent to propose revisions to the terms of this Agreement (or make another proposal) and the Company shall negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any. If, following this three Business Day period, the Board of Directors of the Company again determines in good faith (after consultation with the Company’s financial advisor and outside counsel) that such Alternative Proposal remains a Superior Proposal and (after consultation with the Company’s outside counsel) the failure to take such action would result in a breach of fiduciary duties to the Company’s stockholders under applicable Laws, the Company may enter into a Superior Proposal Agreement, but not prior to such time as the Company has provided Parent with written notice that the Company has elected to terminate this Agreement pursuant to Section 8.1(c) and otherwise complied with the Company’s obligations pursuant to Section 8.1(c).

Section 6.4.  Publicity.

The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without the prior approval of the Company and Parent, except as may be required by Law or by any listing agreement with a securities exchange or Nasdaq as determined in the good faith judgment, upon advice of counsel, of the party wishing to make such release or announcement (in which case the party shall use commercially reasonable efforts to receive the approval of the other party prior to issuing such release). In addition, promptly following the date of this Agreement, the Company and Parent shall establish mutually agreeable talking points that may be made to any supplier, vendor or other third parties with material business relations with the Company and the Company Subsidiaries regarding the Transactions and the impact of Transactions on the business of the Company and the Company Subsidiaries (the “Approved Communications”). The Company shall inform its directors, officers and any direct reports to officers who communicate with the Company’s suppliers, vendors or other third parties with material business relations in the ordinary course of their employment that all communications made to such suppliers, vendors or other third parties with material business relations regarding the Transactions and the impact of Transactions on the business of the Company and the Company Subsidiaries must comply with the Approved Communications, and the Company shall use its reasonable best efforts to ensure such compliance. Furthermore, the Company shall use its reasonable best efforts to ensure that all communications made by directors and executive officers of the Company and any of the Company Subsidiaries to non-executive employees of the Company and any of the Company Subsidiaries regarding the Transactions, and the impact of the Transactions on the business of the Company and the Company Subsidiaries, comply in all material respects with the Approved Communications. For the avoidance of doubt, nothing in this Section 6.4 shall prohibit any communication to any supplier, vendor or other third party with a material business relationship made in the ordinary course of business.

Section 6.5.  Access to Information.

(a) Subject to the terms of the Confidentiality Agreement, upon reasonable notice and subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and its debt financing sources, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause the Company Subsidiaries to, make available to Parent and the appropriate representatives of Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law), (ii) the unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and the related consolidated statements of earnings, cash flows and stockholders’ equity (which the Company will use reasonable best efforts to furnish within thirty (30) days after the end of each month; provided that with respect to such financial reports for the month ended December 31, 2006, the Company will furnish preliminary estimates of the results for that month (which may not include all adjustments required for a fair presentation by GAAP) no later than January 22, 2007 and will review with Parent the status of open analyses and closing procedures yet to be performed as of that date), (iii) a copy of the weekly internal management report generated by the Company in the ordinary course of its business, which shows sales (including any comparable sales analyses), merchandise margins, inventory, outstanding debt and cash (including cash bank and cash book balances) as soon as practicable, but in no event later than 5 calendar days after the end of each week and (iv) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall designate two individuals who shall be the sole source authorized to convey requests for information and access by Parent and its debt financing sources to the Company. The Company shall designate one individual to whom all such requests shall be delivered. Notwithstanding any provision of this Agreement to the contrary, the Company may limit requests for information and access so as not to unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would jeopardize the work product privilege or the attorney-client privilege of the institution in possession or control of such information or violate any Law or any binding agreement entered into prior to the date of this Agreement. The relevant parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 6.5(a), and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV.

(c) The information provided pursuant to Section 6.5(a) will be used solely for the purpose of effecting the Transactions and will be governed by all the terms and conditions of the Confidentiality Agreement.

Section 6.6.  Further Assurances; Regulatory Matters; Notification of Certain Matters; Financing Cooperation.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and Parent shall cause Merger Sub to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger or the other Transactions and, subject to the conditions set forth in Article VII, to consummate the Transactions as promptly as practicable and (ii) promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all reasonable best efforts to obtain, all necessary permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable in connection with consummating the Transactions, including the Other Company Approvals and Parent Approvals. Without limiting the generality of this Section 6.6(a), each party shall, within ten Business Days after the execution of this Agreement, file all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the Transactions under the HSR Act.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 6.6(a), each of the parties hereto shall take all such actions as may be within its power to resolve such objections, if any, as may be asserted with respect to any of the Transactions under the HSR Act by the Federal Trade Commission or the Department of Justice, including taking all such actions as may be within its power to obtain clearance, or if such clearance cannot be obtained, to reach an agreement, settlement or consent providing for divestiture, a “hold separate” agreement, contractual undertakings with third Persons or any other relief with the Governmental Entity investigating the Transactions. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act or any other antitrust or other Law in any jurisdiction, the parties hereto shall cooperate in all respects with each other and take all such actions as may be within their power to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including defending through litigation on the merits any claim asserted in any such action or proceeding by any Person.

(c) Each party hereto shall give prompt notice (or in the case of clause (iii), use its reasonable best efforts to give prompt notice) to the other party hereto if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (ii) receipt of any notice or other communication from any Governmental Entity or any securities market or securities regulator in connection with the Transactions; or (iii) the occurrence of an event which individually has had or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or prevent or delay the consummation of the Merger or (B) cause any condition to the obligations of any party hereto to consummate the Merger to be unsatisfied; provided, however, that no disclosure by any party hereto pursuant to this Section 6.6(c) shall be deemed to amend or supplement this Agreement or the schedules hereto or to prevent or cure any breach of any representation, warranty, or covenant contained herein.

(d) If Parent is notified or becomes aware that the committed financing on which it is relying in making the representation and warranty contained in Section 5.5 that borrowings or contributions will be restricted or unavailable under such facility for any reason in an amount such that, or if Parent otherwise determines at any time that, it is reasonably likely that the representation and warranty contained in Section 5.5 will not be true on the Closing Date, it shall notify the Company thereof within 48 hours after receiving such notice or making such determination. In addition, Parent shall use its reasonable best efforts to obtain committed replacement financing from alternative sources in an amount sufficient to reasonably assure the Company that the representation and warranty contained in Section 5.5 will be true on the Closing Date and shall provide the Company with a copy of the commitment letter or other documentation reasonably satisfactory to the Company evidencing such financing. If Parent is unable to obtain such committed replacement financing within 15 days of the date it becomes obligated to provide the foregoing notice to the Company, then the Company or the Company’s financial advisor may, but shall not be obligated to, arrange such committed replacement financing on behalf of Parent with third party financial institutions (including the Company’s financial advisor) and Parent shall cooperate with such arrangements and take such actions, including entering into such agreements and undertaking such obligations, as may be required to complete and obtain the proceeds from such financing in order to consummate the Merger as contemplated herein. Notwithstanding the foregoing, Parent shall not be required to complete any such financing if the terms and conditions thereof are materially less favorable to Parent than any committed financing which such financing will replace in satisfying the representation and warranty contained in Section 5.5, in each case when considered as a whole.

(e) Prior to the Effective Time, the Company shall provide and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the financing to be obtained by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions (the “Financing”) (it being understood that the completion of any Financing is not a condition to the obligation of Parent or Merger Sub to effect the Merger), provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda and bank Financing; (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any of the Company Subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (provided that no such pledge or security documents shall be effective until the Effective Time), (iv) furnishing Parent and its Financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of debt securities at the time during the Company’s fiscal year such offerings will be made (the “Required Financial Information”), (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Financing immediately prior to (but not effective until) the Effective Time; (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, by the Surviving Corporation immediately following the Effective Time. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

Section 6.7.  Employee Benefit Plans.

(a) Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all the Benefit Plans.

(b) For a period of twelve months following the Closing, Parent shall, and shall cause the Surviving Corporation to, provide active employees of the Surviving Corporation and its Subsidiaries with base salary and base wages substantially similar to such employees’ base wages or base salary as of the Closing Date and benefits (but specifically excluding any equity-based benefits, defined benefit plan benefits or retiree medical benefits) which, in the aggregate, are competitive in the industry for companies of similar size and nature and in similar locations. Notwithstanding the foregoing, nothing in this Agreement shall be construed to (i) require Parent or the Surviving Corporation or its Subsidiaries to provide equity-based benefits or otherwise issue equity to any employee, (ii) require Parent or the Surviving Corporation to continue to maintain any particular Benefit Plan or provide any specific benefit or (iii) restrict the ability of the Company, the Company Subsidiaries, Parent, the Surviving Corporation or any of their Affiliates to terminate the employment of any employee at any time and for any or no reason.

(c) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) credit all service with the Company and any of the Company Subsidiaries (including service recognized by the Company or any of the

Company Subsidiaries for service with other Persons) for purposes of eligibility, vesting and, with respect to vacation and severance entitlement only, beneficial accrual under any employee benefit plan, policy or program applicable to employees of the Surviving Corporation or any of its Subsidiaries after the Closing to the extent recognized by the Company under a corresponding Benefit Plan, (ii) in the plan year in which the Closing occurs, use reasonable best efforts to waive any pre-existing condition or limitation or exclusion with respect to employees of the Company or any of the Company Subsidiaries under any group health plan or other welfare benefit plan to the extent waived or satisfied under an analogous Benefit Plan as of the Closing Date, and (iii) in the plan year in which the Closing occurs use reasonable best efforts to recognize the dollar amount of all expenses incurred by employees of the Company or any of the Company Subsidiaries and their dependents for purposes of deductibles, co-payments and maximum out-of pocket limits under any group health plan to the extent recognized under an analogous Benefit Plan as of the Closing Date.

(d) Nothing in this Section 6.7 or any other provision of this Agreement shall be construed to modify, amend, or establish any benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements. This Section 6.7 is not intended to, and shall not be construed to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

Section 6.8.  Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer or other employee of the Company may have under any indemnification or other agreement, any Benefit Plan or the Company Certificate or Company By-laws, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (and Parent shall cause the Surviving Corporation to), indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the DGCL or other applicable Law, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, (i) an officer or director of the Company or any of the Company Subsidiaries or (ii) an employee of the Company or any of the Company Subsidiaries providing services to or for such director or officer in connection with this Agreement or any of the Transactions (such officers, directors and employees, individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as stockholders or option holders of the Company) against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities and judgments and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) (collectively, “Indemnified Liabilities”) incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation (each, a “Proceeding”) arising out of or pertaining to (A) the fact that such Person is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company Subsidiaries or (B) matters occurring or existing at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the Transactions), whether asserted or claimed prior to, at or after, the Effective Time. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards set forth under the DGCL or other applicable Law shall be made jointly by an independent legal counsel selected by the Surviving Corporation and such Indemnified Party, each acting reasonably. Parent shall, or shall cause the Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided (if and to the extent required by the DGCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law with respect to such Proceeding. In the event any Proceeding is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all reasonable best efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party.

(b) All rights to indemnification existing in favor of, and all exculpations and limitations of the personal Liability of, the directors, officers, employees, fiduciaries and agents of any of the Company and the Company Subsidiaries in the Company Certificate or Company By-Laws (or comparable organizational documents of the Company Subsidiaries) as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time, including the Merger and the other Transactions, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the final disposition of such claim.

(c) For a period of six years after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect the current directors’ and officers’ liability insurance policies maintained by any of the Company and the Company Subsidiaries for the benefit of those Persons who are covered by such policies at the date of this Agreement or the Effective Time with respect to claims arising in whole or in part from matters occurring or allegedly occurring prior to the Effective Time (provided that the Surviving Corporation and its Subsidiaries may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, however, that each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, first use its reasonable best efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six-year period referred to above, and only if Parent and the Surviving Corporation and its Subsidiaries are unable, after exerting their reasonable best efforts, to obtain such a “tail” policy, then Parent or the Surviving Corporation and its Subsidiaries will be required to obtain such coverage from such carriers in annual policies; and, provided further, that if the existing policies expire or are terminated or canceled during such six-year period, each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, use its reasonable best efforts to obtain substantially similar policies with reputable carriers having a rating comparable to the Company’s current carrier. Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall not be required in any event to spend for such coverage as an annual premium therefor an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, and if, during such six-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of 300% of the current annual premium therefor, Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall use all reasonable best efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for an amount equal to 300% of the current annual premium therefor, on terms and conditions substantially similar to the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance.

(d) Notwithstanding the foregoing, prior to the Effective Time the Company shall be permitted to purchase prepaid “tail” policies in favor of the individuals referred to in Section 6.8(c) with respect to the matters described therein (provided that the annual premium therefor shall not exceed 300% of the annual premium therefor as of the date of this Agreement). If and to the extent such policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in effect and continue to honor the obligations thereunder.

(e) Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements identified on Section 4.14 of the Company Disclosure Schedule and in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.

(f) The provisions of this Section 6.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent and the Surviving Corporation and their respective successors and assigns and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(g) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be (and such Person’s ultimate parent entity, if applicable), assume the obligations thereof set forth in this Section 6.8.

Section 6.9.  Obligations of Merger Sub.

Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1:

(a) Merger Sub shall not, and Parent shall cause Merger Sub not to, undertake any business or activities other than in connection with this Agreement and engaging in the Merger and the other Transactions.

(b) Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

(c) Parent and Merger Sub shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to materially delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions. Without limiting the generality of the foregoing, Parent shall not, and shall cause its Subsidiaries not to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless that acquisition or agreement would not (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the other Transactions or the expiration or termination of any waiting period under applicable Law, or (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, or the other Transactions or increase the risk of not being able to remove any such order on appeal or otherwise.

Section 6.10.  Stockholder Litigation.  The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement; provided, however, nothing herein shall require either party to take any action that would jeopardize the work product privilege or the attorney-client privilege or violate any Law or, provided the Company uses its reasonable efforts to obtain appropriate relief from the restrictions set forth in such agreement, any binding agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will give due consideration to Parent’s advice with respect to any such stockholder litigation, and will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent’s prior written consent (which shall not be unreasonably withheld) (other than a settlement which only requires the Company to pay money damages which are fully covered and paid by the Company’s insurance carrier except for deductibles (up to but in no case exceeding $500,000 in the aggregate) provided in the relevant insurance policy and which settlement expressly and unconditionally releases the Company, and its directors, officers, and other Representatives from all liabilities and obligations with respect to such claim, with prejudice).

ARTICLE VII

Conditions

Section 7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by such party):

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Statutes.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger or the Transactions.

(c) German Approvals.  Any required approvals, to the extent a failure to obtain such approval would be a violation of Law and subject the respective entity to material fines or other material consequences, pursuant to the German Act Against Restraints of Competition shall have been obtained or waiting periods thereunder shall have expired without the addition of any material and adverse conditions or obligations;

(d) Injunctions.  There shall be no judgment, order, writ, decree or injunction of any Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger or the Transactions.

Section 7.2.  Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger in Certain Cases.

The obligation of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by Parent and Merger Sub):

(a) Performance of Obligations of the Company.  The Company shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by the Company at or prior to the Effective Time pursuant to the terms of this Agreement, other than the Company’s agreements and covenants contained in Sections 3.2(a) (unless the Company Cash Deposit would be de minimis), 6.1(b)(i) and 6.1(b)(ii), each of which the Company shall have performed in all respects.

(b) Representations and Warranties.  The representations and warranties of the Company set forth in Article IV shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time), except (i) that representations and warranties of the Company set forth in Sections 4.2(a) and (b), 4.12(h) and 4.20 shall be true and correct in all respects (other than changes in Section 4.2(a) relating to the exercise of Company Options or settlement of Company RSUs granted on or prior to the date hereof), (ii) that representations and warranties that contain qualifications with respect to Company Material Adverse Effect shall be true and correct in all respects (giving effect to such qualifications) and (iii) in the case of all other representations and warranties, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding any qualifications with respect to materiality contained therein, other than provisions that expressly require the listing of material items on the Company Disclosure Schedule or expressly permit the exclusion of immaterial items from any such list).

(c) Closing Certificates.  Parent shall have received a certificate signed by an authorized executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Other Company Approvals.  (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) the Company shall have obtained all Other Company Approvals and all third party consents and approvals set forth on Section 7.2(d) of the Company Disclosure Schedule.

(e) No Governmental Proceedings.  No suit, proceeding, hearing or investigation initiated by a Governmental Entity shall be pending involving the Company, Parent or Merger Sub wherein an unfavorable judgment, order, writ, decree or injunction would (i) prevent the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect adversely the right of Parent to own the capital stock of the Surviving Corporation and to operate its business.

(f) Dissenting Shares.  Holders of no more than 15% of the Shares shall have exercised appraisal rights in accordance with Section 262 of the DGCL (including therein only such appraisal rights which have not been withdrawn or failed to be perfected by the holders of such Shares).

(g) Tax Matters.  At or prior to the Closing, the Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) so that Parent is exempt from withholding any portion of the purchase price thereunder.

Section 7.3.  Additional Conditions to Obligation of the Company to Effect the Merger in Certain Cases.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by the Company):

(a) Performance of Obligations of Parent.  Parent and Merger Sub each shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by Parent and Merger Sub, respectively, at or prior to the Effective Time pursuant to the terms of this Agreement.

(b) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time), except that representations and warranties that contain qualifications with respect to materiality or Parent Material Adverse Effect shall be true and correct in all respects (giving effect to such qualifications).

(c) Closing Certificates.  The Company shall have received a certificate signed by an authorized executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Parent Approvals.  (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) Parent and Merger Sub shall have obtained the other Parent Approvals except for those the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

Termination

Section 8.1.  Termination.

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time:

(a) By the mutual written consent of the Company and Parent;

(b) By either the Company or Parent:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have taken all actions within its power to challenge such order, decree, ruling or other action;

(ii) if the Merger has not been consummated by March 15, 2007; provided, however, that if at such time all conditions of each party hereunder to effect the Merger have been satisfied or waived in writing except the condition set forth in Section 7.1(a) and if at such time the Company has not held the Special Meeting as a result of the Proxy Statement not having been cleared by the SEC in time to permit such meeting to be held by such date, such date shall be extended 45 days (the “Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement or required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a material breach of this Agreement;

(iii) if any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Merger;

(iv) if upon a vote thereon taken at the Special Meeting (including any adjournment or postponement thereof) the Company Stockholder Approval shall not have been obtained; or

(v) if Parent receives notice that any funds committed to be provided to Parent pursuant to the commitment letter delivered to Parent (and a copy of which was provided to the Company) or any replacement commitment provided pursuant to the provisions of this Section 8.1(b)(v) are withdrawn and, in the case of a termination by the Company, Parent does not, within five (5) Business Days of written notice of the Company’s intention to terminate the Agreement pursuant to this Section 8.1(b)(v), provide to the Company a copy of in force commitments for additional debt and/or equity financing which commitments (A) in the aggregate shall be sufficient to replace the withdrawn funds, (B) shall be from Persons that have funds (or access to funds based on uncalled commitments) sufficient to fulfill such commitments, and (C) shall be from Persons that have prior experience providing financing for transactions similar to the Transaction; provided, however, that any purported termination by Parent pursuant to this Section 8.1(b)(v) shall be void and of no force and effect unless, concurrent with such termination, Parent pays to the Company the Parent Termination Fee if due pursuant to Section 8.3(d).

(c) By the Company:

(i) if prior to the approval and adoption of this Agreement by the stockholders of the Company, the Board of Directors of the Company approves a Superior Proposal as provided in Section 6.3(c), provided that the provisions of Section 6.3 have been complied with by the Company, and provided, further, that any purported termination pursuant to this Section 8.1(c)(i) shall be void and of no force or effect, unless concurrently with such termination, the Company pays to Parent the Termination Fee pursuant to Section 8.3;

(ii) if (A) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof specifically referencing this Section 8.1(c)(ii) or (2) is incapable of being cured by Parent or Merger Sub by the date set forth in Section 8.1(b)(ii); or

(iii) pursuant to Section 8.3(d)(iii).

(d) By Parent:

(i) if the Board of Directors of the Company (A) withdraws or modifies, in a manner adverse to Parent, the Company’s recommendation referred to in Section 4.3(b) (it being understood and agreed that any “stop-look-and-listen” communication to the Company’s stockholders of the nature contemplated by Rule 14d-9 of the Exchange Act Rules shall not be deemed to constitute a withdrawal or modification of such recommendation), or, upon the request of Parent, fails, within five (5) Business Days of Parent’s written request, to reaffirm its recommendation of the Merger and this Agreement or (B) recommends an Alternative Proposal or Superior Proposal to the stockholders of the Company or enters into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement in accordance with Section 6.3(b)) with respect thereto;

(ii) if (A) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(b) would not be satisfied and, in the case of both (A) and (B) (other than (i) with respect to a breach or failure to perform any of the covenants or agreements of the Company set forth in Section 6.3 or (ii) with respect only to the covenants which set forth the timeframe for which the Proxy Statement must be filed with the SEC, the mailing of the Proxy Statement to the Company’s stockholders, and the holding of the Special Meeting, in Section 6.2(a), for which, in each case, there shall be no cure period), such breach or failure to perform (1) is not cured within

30 days after receipt of written notice thereof specifically referencing this Section 8.1(d)(ii) or (2) is incapable of being cured by the Company by the date set forth in Section 8.1(b)(ii); or

(iii) pursuant to Section 8.3(d)(iii).

Section 8.2.  Effect of Termination.

In the event of the termination of this Agreement as provided in this Article VIII, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement (other than Section 8.2, Section 8.3 (if applicable), Section 8.4 and Article IX, which shall survive any termination of this Agreement) shall forthwith become null and void, and there shall be no Liability on the part of Parent, Merger Sub or the Company under this Agreement, except as provided in this Section 8.2; provided, however, that, subject to Section 8.3(e) hereof, none of the parties shall be relieved from Liability for fraud or for any knowing or willful breach of any of its covenants, representations or warranties contained in this Agreement.

Section 8.3.  Termination Fee.

(a) If (i) the Company terminates this Agreement pursuant to Section 8.1(c)(i), or (ii) Parent terminates this Agreement pursuant to Section 8.1(d)(i), then the Company shall pay to Parent $8,000,000 in cash, plus all of Parent’s Expenses (such amount, the “Termination Fee”), at or prior to the time of termination in the case of such termination by the Company or as promptly as reasonably practicable (and in any event within five Business Days) after termination in the case of such termination by Parent, payable by wire transfer of same day funds.

(b) If (i) either party terminates this Agreement pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iv), and an Alternative Proposal shall have been publicly announced or otherwise made known to the Company (unless in the case of termination pursuant to Section 8.1(b)(iv), such Alternative Proposal is publicly withdrawn at least three Business Days prior to the Special Meeting) and (ii) the Company consummates a transaction agreement with respect to any Alternative Proposal within 12 months of the date of such termination, then the Company shall pay to Parent the Termination Fee less any Expenses paid to Parent pursuant to Section 8.4 upon consummation of such Alternative Proposal, payable by wire transfer of same day funds. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8.3(b) and Section 8.3(c), the term “Alternative Proposal” shall have the meaning assigned to such term in Article I, except that the applicable percentages in clauses (i), (ii) and (iii) of such definition shall be 50% rather than 15%.

(c) If Parent terminates this Agreement pursuant to Section 8.1(d)(ii), and the breach or failure to perform referred to therein is a knowing breach or failure to perform, as the case may be, and (i) an Alternative Proposal shall have been made prior to such termination and (ii) the Company consummates a transaction agreement with respect to any Alternative Proposal within 12 months of the date of such termination, then the Company shall pay to Parent the Termination Fee less any Expenses paid to Parent pursuant to Section 8.4 upon such consummation, payable by wire transfer of same day funds.

(d) If (i) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) and at the time of such termination, (A) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied (the foregoing (A) or (B) referred to herein as a “Parent Material Breach”), (ii) the Company terminates this Agreement pursuant to Section 8.1(c)(ii), (iii) the Transactions contemplated hereby are not consummated on or prior to the Termination Date as a result of a Parent Material Breach (in which event either party may terminate this Agreement upon the first to occur of (A) the Termination Date and (B) 30 days following the satisfaction of each of the conditions set forth in Section 7.1 and Section 7.2 hereof), or (iv) either party terminates this Agreement pursuant to Section 8.1(b)(v) and, at the time of such termination, (A) there does not exist any breach or failure to perform the covenants or other agreements contained in this Agreement to be performed by the Company that would prevent the Company from satisfying the closing condition set forth in Section 7.2(a) and (B) there does not exist any breach of a representation or warranty made by the Company in this Agreement that would prevent the Company from satisfying the closing condition set forth in Section 7.2(b) (provided, however, that any such breach or failure to perform shall be disregarded for purposes hereof if it is cured within the period provided in Section 8.1(c)(ii)), then, in any such case, Parent shall pay to the Company the Parent Termination Fee at or prior to the time of termination in the case of such termination by Parent or as promptly as reasonably practicable (and in any event within five Business Days) after termination in the case of such termination by the Company, payable by wire transfer of same day funds.

(e) Except to the extent required by applicable Law, neither the Company nor Parent shall withhold any taxes from any payment under this Section 8.3. Notwithstanding anything in this Agreement to the contrary, (i) Parent and Merger Sub agree that payment of the Termination Fee and the Expense Reimbursement, if such payments are payable and actually paid, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement in the circumstances described in Sections 8.1(b), 8.1(c) and 8.1(d), and (ii) the Company agrees that payment of the Parent Termination Fee, if such payment is payable and actually paid, shall be the sole and exclusive remedy of the Company upon the termination of this Agreement in the circumstances described in Sections 8.1(b), 8.1(c), and 8.1(d) (including in the circumstances described in Section 8.3(d)). Under no circumstances shall the Termination Fee or the Parent Termination Fee be payable more than once pursuant to this Section 8.3.

(f) Each of the Company, Parent and Merger Sub acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

Section 8.4.  Expense Reimbursement.  Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), or by Parent or the Company pursuant to Section 8.1(b)(iv), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses for which Parent has not theretofore been reimbursed by the Company (the “Expense Reimbursement”). “Expenses” include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) up to $5,000,000 in the aggregate and documented in the manner described in the following sentence incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing. Payment of Parent’s Expenses pursuant to this Section 8.4 shall be made not later than five (5) Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the ninetieth day after Parent delivers such notice of demand for payment).

ARTICLE IX

Miscellaneous

Section 9.1.  Amendment and Modification.

Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, solely by written agreement of the parties hereto authorized by action of their respective Boards of Directors at any time prior to the Effective Time.

Section 9.2.  Extension; Waiver.

At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of any party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.3.  Nonsurvival of Representations and Warranties.

None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.4.  Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4, and confirmation of such transmission is received prior to 5:00 p.m. at the place to which such notice was sent on a Business Day, or the following Business Day if confirmation of transmission is received thereafter, (ii) when received, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(a) if to the Company, to:

Eddie Bauer Holdings, Inc.
15010 NE 36th Street
Redmond, WA 98052
Attention: General Counsel
Facsimile No.: (425) 755-7671

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention: J. Steven Patterson, Esq.
Facsimile No.: (202) 887-4288

(b) if to Parent or Merger Sub, to:

c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
Attention: David Dominik and Stefan Kaluzny
Facsimile No: (415) 627-4501

and

c/o Sun Capital Securities Group, LLC
375 Park Ave., Suite 1302
New York, NY 10152
Attention: Gary Talarico and Michael Fieldstone
Facsimile No: (212) 588-1584

and

c/o Sun Capital Securities Group, LLC
5200 Town Center Circle, Suite 470
Boca Raton, Florida 33486
Attention: C. Deryl Couch
Facsimile No: (561) 394-0540

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Douglas C. Gessner, P.C. and Gary M. Holihan, P.C.
Facsimile No: (312) 861-2200

Section 9.5.  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood that one or more parties may sign separate counterparts and such counterparts may be delivered by facsimile.

Section 9.6.  Entire Agreement; Third Party Beneficiaries.

This Agreement (including the documents, schedules and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except with respect to Article III and Section 6.8 (which shall inure to the Persons benefiting therefrom who are intended to be third party beneficiaries thereof), and the right of the Company, acting on behalf of its stockholders, to pursue any remedies on behalf of its stockholders pursuant to the proviso set forth in Section 8.2, are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever.

Section 9.7.  Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court (or other authority) of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8.  Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.

Section 9.9.  Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may assign their rights hereunder and under all other documents executed in connection with the Transaction to any lender as security in connection with any financing obtained in connection with the Transactions; provided further that Parent may assign its rights hereunder to an Affiliate but shall remain fully liable for its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

Section 9.10.  Schedules.

Information disclosed under one Section of the Company Disclosure Schedule shall be deemed to be disclosed in any other Section or Sections of the Company Disclosure Schedule where such disclosure is reasonably apparent on the face of such disclosure and would be relevant or applicable. The fact that any information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Without limiting the foregoing, the information set forth in the Company Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11.  Expenses.

Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such fees and expenses.

Section 9.12.  Submission to Jurisdiction; Waivers.

(a) Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in any federal court located in the State of Delaware or any Delaware state court, and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) such action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such action or proceeding is improper or (C) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such court.

(b) EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.13.  Specific Performance.

The parties agree that, subject to Section 8.3(e) hereof, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.3(e) hereof, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity. Each party agrees that, subject to Section 8.3(e) hereof, it shall not oppose the granting of such relief and hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section 9.14.  Construction of Agreement.

(a) The terms and provisions of this Agreement represent the results of negotiations among the parties, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

(b) All references in this Agreement to Sections and Articles without further specification are to Sections of, and Articles of, this Agreement.

(c) The Table of Contents and the captions and headings of Sections and Articles in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provisions of this Agreement.

(d) Unless the context otherwise requires, “or” is not exclusive.

(e) Unless the context otherwise requires, “including” means “including but not limited to”.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EDDIE BAUER HOLDINGS, INC.

By:	/s/ William T. End
Name: William T. End

Title:	Chairman of the Board of Directors

EDDIE B HOLDING CORP.

By:	/s/ Stefan Kaluzny
Name: Stefan Kaluzny

Title:	Vice President

EDDIE B INTEGRATED, INC.

By:	/s/ Gary M. Talarico
Name: Gary M. Talarico

Title:	Vice President

Appendix B

PERSONAL AND CONFIDENTIAL

November 13, 2006

Board of Directors
Eddie Bauer Holdings, Inc.
15010 NE 36th Street
Redmond, WA 98052

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Eddie Bauer Holdings, Inc. (the “Company”) of the $9.25 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of November 13, 2006 (the “Agreement”), among Eddie B Holding Corp. (“Parent”), Eddie B Integrated, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided and are currently providing certain investment banking services to Sun Capital Securities Group, LLC (“Sun Capital”), an affiliate of Parent, Golden Gate Private Equity, Inc. (“Golden Gate”), an affiliate of Parent, and their respective affiliates, including having acted as co-lead lender with respect to a commercial mortgage loan (aggregate amount $800,000,000) and as syndication agent with respect to an asset-based revolving credit facility to Sun Capital in October 2004 (aggregate amount $550,000,000); as joint book runner with respect to the initial public offering of approximately 51,100,000 ordinary shares of Micro Focus International, a portfolio company of Golden Gate, in May 2005; as lead manager with respect to an offering of 11 1/4% Senior Notes due 2014 for Exopack LLC, a portfolio company of Sun Capital, in January 2006 (aggregate amount $220,000,000); as financial advisor to SKO Group Holding Corp., an affiliate of Sun Capital, in connection with the sale of certain real estate assets of ShopKo Stores Inc. in May 2006; and as co-manager with respect to a bank loan to Information Global Solutions, a portfolio company of Golden Gate, in July 2006 (aggregate amount $100,000,000). We also may provide investment banking services to the Company, Sun Capital, Golden Gate and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation. Affiliates of Goldman, Sachs & Co. have co-invested with Sun Capital, Golden Gate and their respective affiliates from time to time and may do so in the future.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Sun Capital, Golden Gate and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates of Sun Capital and Golden Gate for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Form 10 filing of the Company dated May 1, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held

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Board of Directors
Eddie Bauer Holdings, Inc.
November 13, 2006
Page Two

discussions with members of the Board of Directors and senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including the views of the Board of Directors with respect to the risks and uncertainties of achieving the Forecasts in the amounts and time frames contemplated thereby. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $9.25 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLMANS, SACHS & CO.
(GOLDMAN, SACHS & CO.)

B-2

Appendix C

November 13, 2006

Board of Directors
Eddie Bauer Holdings, Inc.
15010 NE 36th Street
Redmond, WA 98052

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, $0.01 par value per share (other than Sun Capital Partners and Golden Gate Capital (the “Potential Investors”)) (collectively, the “Stockholders”), of Eddie Bauer Holdings, Inc., a Delaware corporation (the “Company”), of the $9.25 per share in cash (the “Merger Consideration”) proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger, dated as of November 13, 2006 (the “Merger Agreement”), by and among Eddie B Holding Corp., a Delaware corporation (“Parent”), Eddie B Integrated, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the terms of, and subject to the conditions set forth in, the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and each share of common stock of the Company, $0.01 par value per share, will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

In connection with the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement, dated October 30, 2006 (the “Draft Merger Agreement”); (b) pro forma financial statements of the Company for the two years ended December 31, 2005 and 2004, as provided in the Registration Statement on Form 10 filed by the Company with the Securities and Exchange Commission on May 1, 2006, as subsequently amended; (c) certain unaudited interim financial statements of the Company as of and for the three and nine month periods ended September 30, 2006; (d) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (e) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (f) current and historical market prices and trading volumes of the common stock of the Company; and (g) certain other publicly available information regarding the Company and its industry. We have also held discussions with members of the senior management of the Company to discuss the foregoing and the financial condition and future prospects of the Company, and have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been provided certain internal business, operating and financial information and forecasts of the Company prepared by senior management of the Company for years subsequent to 2006 (the “Forecasts”). We have been advised by the Special Committee of the Board of Directors that it believes the Board of Directors has concerns about the achievability of the Forecasts. Accordingly, we have not relied on such Forecasts for purposes of our opinion, and we express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. Finally, we have assumed, with your consent, that all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us.

Our engagement in this regard involved solely the rendering of the opinion contained herein. We were not engaged to provide any other financial advisory services, and were not requested to, and did not, participate in the negotiation or structuring of the Merger. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, nor were we requested to approach or hold discussions with third parties to solicit indications of interest in a possible acquisition of the Company. In addition, we have been advised by senior management that the proposed Merger was the result of an active and lengthy sale exploration process that was publicly announced. We understand that such process was coordinated by another

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investment banking firm that acted as a financial advisor to you and the Company and that, in such capacity, also rendered an opinion to you as to the fairness, from a financial point of view, of the Merger Consideration to the Stockholders. We have taken this process into account in rendering our opinion herein.

Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Draft Merger Agreement, without any waiver of any material terms or conditions by the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We have in the past provided, are currently providing and may in the future provide investment banking services to the Potential Investors, and have received and will receive fees from the Potential Investors for those services, some of which fees may be material in amount. We are not providing any services to the Potential Investors in connection with the Merger. We do not believe that these professional engagements preclude us from providing, or otherwise materially negatively impact our ability to provide, this opinion to you. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

We will be paid a customary fee by the Company for rendering our opinion herein, which fee is not contingent on the substance of our opinion or the closing of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Merger on the trading price of the common stock of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the Company’s industry, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger on terms and conditions that are acceptable to all parties.

Our opinion herein is being provided solely for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the Stockholders, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ WILLIAM BLAIR & COMPANY LLC
WILLIAM BLAIR & COMPANY LLC

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Appendix D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

262.  APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipts” mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective, or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceedings, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
EDDIE BAUER HOLDINGS, INC.
This Proxy Is Solicited On Behalf Of The Board Of Directors
     The undersigned hereby appoints [name] and [name] (together, the “Proxies”), and each of them, with full power of substitution, for and in the name of the undersigned to vote all shares of Eddie Bauer Holdings, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders, to be held at [location], on [date] at [time], local time, and at any adjournment or postponement thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated                     , 200_, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting

Please mark your votes as indicated in this example.	☒
PLEASE SEE REVERSE SIDE.
(Continued and to be marked, dated and signed on reverse side.)

Address Change / Comments (Mark the corresponding box on the reverse side)

▲Detach here from proxy voting card.▲

Please mark here for address
change or comments ☐
SEE REVERSE SIDE
The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of November 13, 2006, by and among Eddie Bauer Holdings, Inc., Eddie B Holding Corp and Eddie B Integrated, Inc.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.
IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY.

If you plan on attending the Special Meeting, please mark the
Date	WILL ATTEND box.

Signature of Stockholder	WILL ATTEND ☐

Signature, if held jointly
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
▲Detach here from proxy voting card. ▲

THANK YOU FOR VOTING	Eddie Bauer Holdings, Inc.